                                                                     EXHIBIT 4-3

            SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                          DATED AS OF AUGUST 30, 1994

                                     AMONG

                      EXECUTONE INFORMATION SYSTEMS, INC.,
                                  AS BORROWER,

                     CONTINENTAL BANK, an Illinois Banking
                  Corporation, (formerly known as Continental
                                   Bank N.A.)
                FLEET BANK N.A., and BANK OF BOSTON CONNECTICUT,
                                  AS LENDERS,

                                      AND

                     CONTINENTAL BANK, an Illinois Banking
                  Corporation, (formerly known as Continental
                                   Bank N.A.)
                                    AS AGENT

                               TABLE OF CONTENTS


                                                                         PAGE
1.         DEFINITIONS AND OTHER TERMS

           1.1        Definitions .........................................   2
           1.2        Other Definitional Provisions .......................  21
           1.3        Interpretation of Agreement .........................  21
           1.4        Compliance with Financial Restrictions ..............  22
           1.5        Exercise of Discretion ..............................  22

2.         LOANS; LETTERS OF CREDIT; OTHER MATTERS

           2.1        Loans ...............................................  22
                      2.1.1         Revolving Loans .......................  22
                      2.1.2         Stock Purchase Loans ..................  23



                      2.1.3         Mandatory Prepayments .................  23
           2.2        Letters of Credit ...................................  23
           2.3        Loan Accounts; Demand Deposit Account ...............  27
           2.4        Interest and Fees ...................................  27
                      2.4.1         Interest ..............................  28
                      2.4.2         Nonuse Fees ...........................  28
                      2.4.3         Closing Fee ...........................  28
                      2.4.4         Agent's Fee ...........................  28
                      2.4.5         Method of Calculating Interest and Fees  28
                      2.4.6         Payment of Interest and Fees ..........  28
           2.5        Requests for Loans; Borrowing Base Certificates;
                       Other Information Concerning the Selection
                       of Interest Rates and Funding of Loans .............  28
           2.6        Notes ...............................................  31
           2.7        Overdraft Loans .....................................  31
           2.8        Over Advances .......................................  32
           2.9        Limitation on Overdraft Loans and Over
                       Advances ...........................................  32
           2.10       Making of Payments; Application of
                       Collections; Charging of Accounts ..................  32
           2.11       Agent's Periodic Settlements with Lenders ...........  34
                      2.11.1        Settlements for Principal of Revolv-
                                     ing Loans; Overdraft Loans, and Un-
                                     reimbursed Disbursements under
                                     Letters of Credit ....................  34
                      2.11.2        Settlements for Principal of Stock
                                     Repurchase Loans, Interest and Fees ..  35

                                                                           PAGE
                      2.11.3  Late Remittances ............................  36
           2.12       Reaffirmation .......................................  36
           2.13       Set Off .............................................  36
           2.14       Pro Rata Treatment ..................................  37
           2.15       All Loans Equally Secured ...........................  37
           2.16       Intentionally Omitted ...............................  38
           2.17       Taxes and Increased Costs Related to Eurodollar
                       Rate Loans .........................................  38

3.         COLLATERAL

           3.1        Grant of Security Interest ..........................  39
           3.2        Accounts Receivable .................................  41
           3.3        Inventory ...........................................  44
           3.4        Equipment ...........................................  45
           3.5        Supplemental Documentation ..........................  46

4.         REPRESENTATIONS AND WARRANTIES

           4.1        Organization ........................................  47
           4.2        Authorization .......................................  47
           4.3        No Conflicts ........................................  47
           4.4        Validity and Binding Effect .........................  47
           4.5        No Default ..........................................  47
           4.6        Financial Statements ................................  48
           4.7        Insurance ...........................................  48
           4.8        Litigation; Contingent Liabilities ..................  48
           4.9        Indebtedness; Liens .................................  49
           4.10       Subsidiaries ........................................  49
           4.11       Partnerships; Joint Ventures ........................  49
           4.12       Business and Collateral Locations ...................  50
           4.13       Real Property .......................................  50
           4.14       Eligibility of Collateral ...........................  50
           4.15       Control of Collateral; Lease of Property ............  50
           4.16       Patents, Trademarks, etc. ...........................  51
           4.17       Solvency ............................................  51
           4.18       Contracts; Labor Matters ............................  51
           4.19       Pension and Welfare Plans ...........................  51
           4.20       Regulation U; Regulation G ..........................  52
           4.21       Compliance ..........................................  52
           4.22       Taxes ...............................................  52

                                                                           PAGE
           4.23       Investment Company Act Representation ...............  52
           4.24       Public Utility Holding Company Act
                       Representation .....................................  52
           4.25       Environmental and Safety and Health Matters .........  53
           4.26       Related Agreements ..................................  53
           4.27       Collection Accounts .................................  54
           4.28       Accuracy of Information .............................  54
           4.29       Title to Properties .................................  54
           4.30       Creation of Security Interests and Liens ............  54
           4.31       Stock Purchase ......................................  54
           4.32       Stock Pledge ........................................  54

5.         BORROWER COVENANTS

           5.1        Financial Statements and Other Reports ..............  55
                      5.1.1         Financial Reports .....................  55
                      5.1.2         Summary Agings ........................  55
                      5.1.3         Inventory Summary Certification .......  56
                      5.1.4         Other Reports .........................  56
           5.2        Notices .............................................  56
           5.3        Existence ...........................................  58
           5.4        Nature of Business ..................................  59
           5.5        Books, Records and Access ...........................  59
           5.6        Insurance ...........................................  59
           5.7        Insurance Survey ....................................  60
           5.8        Repair ..............................................  61
           5.9        Taxes ...............................................  61
           5.10       Compliance ..........................................  61
           5.11       Pension Plans .......................................  61
           5.12       Merger, Purchase and Sale ...........................  61
           5.13       Restricted Payments .................................  62
           5.14       Borrower's and Subsidiaries' Stock ..................  62
           5.15       Indebtedness ........................................  62
           5.16       Liens ...............................................  62
           5.17       Guaranties ..........................................  63
           5.18       Investments .........................................  63
           5.19       Subsidiaries ........................................  64
           5.20       Leases ..............................................  64
           5.21       Change in Accounts Receivable .......................  64
           5.22       Future Environmental Assessments ....................  64
           5.23       Related Agreements ..................................  65

                                                                           PAGE
           5.24       Unconditional Purchase Options ......................  65
           5.25       Use of Proceeds .....................................  65
           5.26       Transactions with Related Parties ...................  65
           5.27       Consolidated Net Worth ..............................  66
           5.28       Interest Coverage Ratio .............................  66
           5.29       Capital Expenditures ................................  66
           5.30       Liabilities to Net Worth Ratio ......................  66
           5.31       Earnings Before Interest, Taxes
                       and Amortization ...................................  67
           5.32       Current Ratio .......................................  67
           5.33       Fixed Charge Coverage Ratio .........................  67
           5.34       Key-Man Life Insurance ..............................  67
           5.35       Security Instruments and Recording ..................  67
           5.36       Performance of Obligations ..........................  68
           5.37       No Negative Pledges .................................  68
           5.38       Landlord Consents; Moving Collateral ................  68
           5.39       Limitation on Sales With Recourse ...................  68

6.         DEFAULT

           6.1        Event of Default ....................................  68
           6.2        Effect of Event of Default; Remedies ................  72

7.         ADDITIONAL PROVISIONS REGARDING COLLATERAL AND
            THE AGENT'S RIGHTS

           7.1        Notice of Disposition of Collateral .................  73
           7.2        Application of Proceeds of Collateral ...............  73
           7.3        Care of Collateral ..................................  73
           7.4        Performance of Borrower's Obligations ...............  73
           7.5        Agent's and each Lender's Rights ....................  74

8.         CONDITIONS PRECEDENT; DELIVERY OF DOCUMENTS AND
            OTHER MATTERS

           8.1        Conditions Precedent to Effectiveness of this
                       Agreement ..........................................  74
                      8.1.1         Intentionally Omitted .................  74
                      8.1.2         Security Interest .....................  74
                      8.1.3         Solvency ..............................  75
                      8.1.4         Blocked Account; Lock Box .............  75

                                                                           PAGE

                      8.1.5         Effect of Law .........................  75
                      8.1.6         Exhibits; Schedules ...................  75
                      8.1.7         Fees ..................................  75
                      8.1.8         Loan Availability .....................  75
                      8.1.9         Documents .............................  75
                      8.1.10        Repayment of Term Loans ...............  77
           8.2        Continuing Conditions Precedent to all Loans
                       and Letters of Credit; Certification ...............  77

9.         INDEMNITY

           9.1        Environmental and Safety and Health
                       Indemnity ..........................................  78
           9.2        General Indemnity ...................................  78
           9.3        Capital Adequacy ....................................  79
           9.4        Indemnity Related to Eurodollar Rate Loans ..........  79

10.        THE AGENT

           10.1       Authorization .......................................  80
           10.2       Indemnification .....................................  80
           10.3       Exculpation .........................................  80
           10.4       Credit Investigation ................................  80
           10.5       Agent and Affiliates ................................  80
           10.6       Resignation .........................................  80

11.        ADDITIONAL PROVISIONS ..........................................  84
12.        GENERAL

           12.1       Borrower Waiver .....................................  84
           12.2       Power of Attorney ...................................  84
           12.3       Expenses; Attorneys' Fees ...........................  85
           12.4       Agent's Fees and Charges ............................  86
           12.5       Lawful Interest .....................................  86
           12.6       No Waiver by Agent or Lenders; Amendments ...........  86
           12.7       Termination of Credit ...............................  87
           12.8       Notices .............................................  87
           12.9       Assignments and Participations ......................  87
           12.10      Severability ........................................  88
           12.11      Successors ..........................................  89
           12.12      Construction ........................................  89

                                                                           PAGE
           12.13      Governing Law .......................................  89
           12.14      Consent to Jurisdiction .............................  89
           12.15      Subsidiary Reference ................................  89
           12.16      Counterparts ........................................  89
           12.17      Confidentiality .....................................  90
           12.18      Waiver of Jury Trial; Waiver of
                       Consequential Damages ..............................  90
           12.19      Connecticut Prejudgment Waiver ......................  91

                          SECOND AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT


         THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") is made as of the 30th day of August, 1994 by and among EXECUTONE INFORMATION SYSTEMS, INC., a Virginia corporation ("Borrower"), FLEET BANK N.A. ("Fleet"), BANK OF BOSTON CONNECTICUT ("Bank Boston"), and CONTINENTAL BANK, an Illinois banking corporation (formerly known as Continental Bank N.A.) having its principal office at 231 South LaSalle Street, Chicago, Illinois 60697 ("Continental"), both individually and as agent for the Lenders (in such capacity, the "Agent").

                                R E C I T A L S:

         WHEREAS, Borrower and Continental entered into that certain Loan and Security Agreement dated as of August 5, 1988 (as amended by amendments dated April 13, 1989, November 27, 1989, December 19, 1989 and March 28, 1990, the "Old Loan Agreement") pursuant to which Continental has extended loans and other financial accommodations to Borrower;

         WHEREAS, Borrower, Continental and certain other lenders entered into an Amended and Restated Loan and Security Agreement dated as of December 27, 1990 (as amended by amendments dated March 29, 1991, July 15, 1991, November 8, 1991, January 17, 1992, December 18, 1992, May 21, 1993, November 18, 1993, and
March 31, 1994, the "First Restated Agreement");

         WHEREAS, Borrower and the Lenders wish to amend and restate the First Restated Agreement in its entirety on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of any loan or advance or grant of credit (including any loan or advance or grant of credit by renewal or extension) hereafter made to Borrower by the Lenders, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                           AMENDMENT AND RESTATEMENT

         Borrower, the Agent, and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the First Restated Agreement shall be and hereby are amended and restated in their entirety by the terms and conditions of this Agreement and the terms and provisions of the First Restated Agreement, except as otherwise provided herein, shall be superseded by this Agreement.

         Notwithstanding the amendment and restatement of the First Restated Agreement by this Agreement, Borrower shall continue to be liable to Continental and the Lenders with respect to agreements and obligations on the part of Borrower under the Old Loan Agreement and the First Restated Agreement to indemnify and hold harmless the Agent and Lenders from and against all claims, demands, liabilities, damages, losses, costs, charges and expenses to which the Agent and Lenders may be subject arising in connection with the Old Loan Agreement or the First Restated Agreement.

         Also notwithstanding the amendment and restatement of the First Restated Agreement by this Agreement, all of the indebtedness, liabilities and obligations owing by Borrower under the Old Loan Agreement and the First Restated Agreement shall continue to be secured by the "Collateral" (as defined, respectively, in the Old Loan Agreement and the First Restated Agreement) and Borrower acknowledges and agrees that such "Collateral" remains subject to a security interest in favor of Continental in its capacity as Agent hereunder for the benefit of the Lenders and to secure the Liabilities of Borrower re-evidenced by this Agreement.

         This Agreement is given as a substitution of, and not as payment of, the obligations of Borrower under the First Restated Agreement and is not intended to constitute a novation of the First Restated Agreement. All "Revolving Loans" and "Term Loans" (as such terms are defined in the First Restated Agreement) which are outstanding and owing by Borrower under the First Restated Agreement as of the Closing Date, as determined by the Agent, shall constitute Revolving Loans hereunder and all "Letters of Credit" (as defined in the First Restated Agreement) issued and outstanding under the First Restated Agreement as of the Closing Date shall constitute Letters of Credit under this Agreement.

1.       DEFINITIONS AND OTHER TERMS.

         1.1 Definitions. In addition to terms defined elsewhere in this Agreement or any Supplement, Schedule or Exhibit hereto, when used herein, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

                  "Account  Debtor"  means any  Person  who is or who may become obligated to Borrower under, with respect to, or on account of an Account Receivable, Contract Right, General Intangible or other Collateral.

                  "Account Receivable" means any account of Borrower and any other right of Borrower to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

                  "Agent" is defined in the Preamble and includes any Person subsequently appointed as the successor Agent pursuant to Section 10.6.

                  "Agreement" is defined in the Preamble and includes this Second Amended and Restated Loan and Security Agreement, as it may be amended, restated, modified or supplemented from time to time.

                  "Anniversary Date" means each date that occurs one year after the Closing Date (in the case of the first Anniversary Date) or the preceding Anniversary Date (in the case of the second through fifth Anniversary Dates).

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of Loans made at the Reference Rate and such Lender's Eurodollar Lending Office in the case of Loans made at the Eurodollar Rate.

                  "Applicable Percentage" means at any time of determination, with respect to Eurodollar Rate Loans or Reference Rate Loans, the applicable percentage set forth below based on the Modified Interest Coverage Ratio and the Leverage Ratio for the Borrower at such time:


                                                                                                 Eurodollar Rate     Reference Rate
   Level*           Modified Interest Coverage Ratio                     Leverage Ratio          Loans Percentage   Loans Percentage
      1                                  Less than 3.00x                 Greater than 3.25x             2.25%               0.50%
      2                              >= 3.00x but <3.75x               <=  3.25x but >2.75x             2.00%               0.25%
      3                              >= 3.75x but <4.50x               <=  2.75x but >2.25x             1.75%                  0%
      4                              >= 4.50x but <5.25x               <=  2.25x but >1.75x             1.50%                  0%
      5                   Equal to or Greater than 5.25x        Equal to or Less than 1.75x             1.25%                  0%

* Both tests must be met for a change in Level to occur.

         For purposes of the foregoing, (a) from the Closing Date until December 31, 1994, the Applicable Percentages shall be determined in accordance with Level 3, (b) from and after such date, the Applicable Percentages shall be determined at any time by reference to both the Modified Interest Coverage Ratio and the Leverage Ratio in effect at the time,
         (c) any change in the Applicable Percentages based on a change in the Modified Interest Coverage Ratio or the Leverage Ratio shall be effective for all purposes on and after the date of delivery to the Agent of an Officer's Certificate of the Borrower with respect to the financial statements to be delivered, as applicable, pursuant to Sections 5.1.1(a) in the case of the fiscal year then ended and 5.1.1(b) for the six consecutive month period then ended on June 30,
         (i) setting forth in reasonable detail the calculation of the Modified Interest Coverage Ratio and Leverage Ratio for such fiscal period and
         (ii) stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the related financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Unmatured Event of Default or an Event of Default and (d) notwithstanding the foregoing provisions of clauses (b) and (c), no reduction in the Applicable Percentages shall be effective if any Unmatured Event of Default or Event of Default
          shall have occurred and be continuing. It is understood that the foregoing Officer's Certificate shall be permitted to be delivered prior to, but in no event later than, the time of the actual delivery of the financial statements required to be delivered pursuant to
          Section 5.1.1 for the applicable fiscal period. Any change in the Applicable Percentages due to a change in the applicable Level shall be effective on the effective date of such change in the applicable Level and shall apply to all Eurodollar Rate Loans made on or after the commencement of the period (and to Reference Rate Loans that are outstanding at any time during the period) commencing on the effective date of such change in the applicable Level and ending on the date immediately preceding the effective date of the next such change in applicable Level.

                  "Application" means an application by Borrower, in a form and containing terms and provisions acceptable to the Issuing Lender, for the issuance by the Issuing Lender of a Letter of Credit or a Stock Purchase L/C.

                    "Assignee Deposit Account" has the meaning ascribed to such term in Section 3.2(d).

                  "Assignment and Acceptance" means an Assignment and Acceptance Agreement in the form of Exhibit B attached hereto.

                  "Attorneys'  Fees" means the reasonable  value of the services
         (and costs, charges and expenses related thereto) of the attorneys (and all paralegals, secretaries, accountants and other staff employed by such attorneys) employed by the Agent or any Lender (including but not limited to attorneys and paralegals who are employees of the Agent or such Lender) from time to time (a) in the case of the Agent, incurred
         (i) in connection with the negotiation, preparation, execution, delivery, administration and enforcement of this Agreement, any Related Agreement, any Supplemental Documentation and all other documents or instruments provided for herein or therein or delivered or to be delivered hereunder or under any thereof or in connection herewith or with any thereof, (ii) to prepare documentation related to the Loans made and other Liabilities incurred hereunder and (iii) to prepare any amendment to or waiver under this Agreement or any Related Agreement and any documents or instruments related thereto and (b) in the case of the Agent and each Lender (i) to represent the Agent or such Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding or to file a petition, complaint, answer, motion or other pleading, or to take any other action in or with respect to, any litigation, contest, dispute, suit or proceeding (whether instituted by the Agent, such Lender, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to the Collateral, any Third Party Collateral, this Agreement or any Related Agreement, or Borrower's or any other Obligor's or any Subsidiary's affairs, (ii) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral or any Third Party Collateral, (iii) to attempt to enforce any security interest in any of the Collateral or any Third Party Collateral or to give any advice with respect to such enforcement, (iv) to prepare, negotiate and review any amendment to or any waiver under this Agreement or any Related Agreement or any documents or instruments related thereto, and
          (v) to enforce any right of the Agent or such Lender to collect any of the Liabilities under this Agreement, any Related Agreement, any Supplemental Documentation and all other documents provided for herein or therein. Notwithstanding anything to the contrary herein contained, "Attorneys Fees" shall not include any cost, fee, charge or expense incurred by the Agent or any Lender in connection with any litigation, dispute, suit or proceedings involving only the Lenders and/or the Agent concerning settlements and other matters contained in Section 2.12.

                  "Banking Day" means any day other than a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois, New York City, New York or Hartford, Connecticut.

                  "Blocked Account Agreement" has the meaning ascribed to such term in Section 3.2(d).

                  "Borrower" has the meaning ascribed to such term in the Preamble.

                  "Borrowing Base" has the meaning ascribed to such term in Supplement A.

                  "Borrowing Base Certificate" has the meaning ascribed to such term in Section 2.5(d).

                  "Capital Expenditures" shall mean with respect to any Person, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) during that period and including that portion of Capitalized Leases that is capitalized on the balance sheet of such Person by such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset accounts reflected in the combined and consolidated balance sheet of such Person (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person to the extent of the gross amount of such purchase price less the book value of the equipment being traded in at such time), but excluding expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced.

                  "Capitalized Lease" means any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP.

                  "Change in Law" shall mean any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) after the date hereof or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Lenders or their lending branches or the Eurodollar Rate Loans contemplated by this Agreement, whether or not having the force of law.

                  "Closing Date" means the date this Agreement shall become effective pursuant to Section 8.1.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

                  "Collateral" has the meaning ascribed to such term in Section 3.1.

                  "Collection  Accounts"  means,  collectively,   those  deposit
         accounts maintained by Borrower as identified by bank and account number on Schedule 4.27 attached hereto.

                  "Commercial Letter of Credit" means any Letter of Credit which is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of goods purchased by Borrower in the ordinary course of Borrower's business.

                  "Consolidated Net Worth" means at any time, the total of all assets properly appearing on the balance sheet of Borrower in accordance with GAAP, minus (1) the total of all liabilities of Borrower, (2) any write-up in the book value of any fixed asset resulting from a revaluation thereof, and (3) the amount, if any, at which any shares of stock of Borrower appears on the asset side of the consolidated balance sheet of Borrower.

                  "Continental" has the meaning ascribed to such term in the Preamble.

                  "Contract Right" means any right of Borrower to payment under a contract, which right is not yet earned by performance and not evidenced by an instrument or chattel paper.

                  "Credit" means the facility established under this Agreement pursuant to which the Lenders will make Revolving Loans (the "Revolving Credit") to Borrower, make Stock Purchase Loans to Borrower (the "Stock Purchase Credit") or issue any Letters of Credit for the account of Borrower.

                  "Default Rate" means, with respect to a Loan, the rate of interest which is applicable to such Loan after any amount thereof is not paid when due, whether by acceleration or otherwise, as determined pursuant to Supplement A.

                  "Demand Deposit Account" has the meaning ascribed to such term in Section 2.3.

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite under its name on the signature pages hereto or such other office of such Lender as it may from time to time specify to the Borrower and the Agent.

                  "EBITDA" means for any period of determination, the Borrower's net earnings (or loss) after provision for taxes plus cash charges against income for foreign, federal and state income taxes for such period plus depreciation and amortization expense for such period plus the Borrower's aggregate interest expense for such period, plus any extraordinary losses arising outside of the ordinary course of business during such period which have been included in the calculation of net earnings, minus extraordinary gains arising outside the ordinary course of business during such period which have been included in the calculation of net earnings.

                  "Eligible Account Receivable" means an Account Receivable owing to Borrower which meets the following requirements:

                           (1) it is genuine and in all respects what it purports to be;

                           (2) it arises  from  either  (a) the  performance  of
                  services by Borrower, which services have been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto or (b) the sale or lease of goods by Borrower; and if it arises from the sale or lease of goods, (i) such goods comply with such Account Debtor's specifications (if any) and have been shipped to, or delivered to and accepted by, such Account Debtor and (ii) Borrower has possession of, or if requested by the Agent has delivered to the Agent, shipping and delivery receipts evidencing such shipment, delivery and acceptance;

                           (3) it (a) is evidenced by an invoice rendered to the
                  Account Debtor with respect thereto which (i) is dated not earlier than the date of shipment or performance and (ii) has payment terms which are reasonably acceptable to the Agent and
                  (b) meets the Eligible Account Receivable requirements set forth in Supplement A;

                           (4) Borrower has the full and unqualified right to assign and grant a Lien and security interest in such Account Receivable to the Agent for the benefit of the Lenders and such Account Receivable is not subject to any assignment, claim or Lien, other than a Lien in favor of the Agent, which Lien is prior to the right of, and enforceable as such against, any other Person, except Liens consented to by the Agent;

                           (5) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to setoff, counterclaim, credit or allowance (except any credit or allowance which has been deducted in computing the net amount of the applicable invoice as shown in the original schedule or Borrowing Base Certificate furnished to the Agent identifying or including such Account Receivable) or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept any of the goods or services which are the subject of such Account Receivable or offered or attempted to return any of such goods;

                           (6) there are no  proceedings  or  actions  which are
                  then threatened or pending against the Account Debtor with respect thereto or to which such Account Debtor is a party including without limitation any bankruptcy, reorganization, receivership, custodianship, insolvency or like proceeding, or which might otherwise result in any material adverse change in such Account Debtor's financial condition or in its ability to pay any Account Receivable in full when due;

                           (7) it does  not  arise  out of a  contract  or order
                  which, by its terms, forbids, restricts or makes void or unenforceable the assignment by Borrower to the Agent of the Account Receivable arising with respect thereto;

                           (8) the Account Debtor with respect  thereto is not a
                  Subsidiary, Related Party or Obligor, or a director, officer, employee or agent of Borrower, a Subsidiary, Related Party or Obligor;

                           (9) the  Account  Debtor  with  respect  thereto is a
                  resident or citizen of, and is located within, the United States of America, unless the sale of goods giving rise to the Account Receivable is on letter of credit, banker's acceptance or other credit support terms satisfactory to the Agent and the Agent's security interest in such Account Receivable and letter of credit, bank's acceptance or other credit support is duly and properly perfected;

                           (10) it is not an Account  Receivable  arising from a
                  "sale on approval," "sale or return" or "consignment," or subject to any other repurchase or return agreement;

                           (11) it is not an Account  Receivable with respect to
                  which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by Borrower or any Subsidiary, Related Party or other Obligor (or by any agent or custodian of Borrower, any Subsidiary, Related Party or Obligor) for the account of or subject to further and/or future direction from the Account Debtor thereof;

                           (12) it is not an Account Receivable which in any way
                  fails to meet or violates any warranty, representation or covenant contained in this Agreement or any Related Agreement relating directly or indirectly to Borrower's Accounts Receivable;

                           (13) the Account Debtor  thereunder is not located in
                  the States of Indiana, New Jersey or Minnesota; provided, however, that such restriction shall not apply to an Account Receivable if at the time the Account Receivable was created and at all times thereafter (a) Borrower had filed and has maintained effective a current Notice of Business Activities Report with the appropriate office or agency of the State of Indiana, New Jersey or Minnesota, as applicable or (b) Borrower was and has continued to be exempt from the filing of such Report and has provided the Agent with satisfactory evidence thereof;

                           (14) it arises in the ordinary  course of  Borrower's
                  business;

                           (15) with respect to one or more Accounts  Receivable
                  in excess of $10,000 in the aggregate owing by the United States of America or any department, agency or instrumentality thereof, Borrower has assigned its right to payment of such Account Receivable to the Agent pursuant to the Assignment of Claims Act of 1940, as amended and the Agent is satisfied as to the absence of setoffs, counterclaims and other defenses to payment on the part of the United States of America or department, agency or instrumentality thereof;

                           (16) if the Agent or any Lender in its discretion has
                  established a credit limit for an Account Debtor with respect to such Account Receivable and has given Borrower thirty (30) days prior written notice of such credit limit, the aggregate dollar amount of Accounts Receivable due from such Account Debtor, including such Account Receivable, which does not exceed such credit limit;

                           (17) if the Account Receivable is evidenced by chattel paper or an instrument, (a) the Agent shall have specifically agreed in writing to include such Account Receivable as an Eligible Account Receivable, (b) only payments then due and payable under such chattel paper or instrument shall be included as an Eligible Account Receivable and (c) the originals of such chattel paper or instruments have been endorsed and/or assigned and delivered to the Agent in a manner satisfactory to the Agent; and

                           (18) it has not arisen  from  Inventory  which at the
                  time  of   determination  of  Eligible   Accounts   Receivable
                  constituted Eligible Inventory.

         An Account Receivable which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable. Further, with respect to any Account Receivable, if the Agent or any Lender at any time or times hereafter determine in its or their discretion that the prospect of payment or performance by the Account Debtor with respect thereto is or will be impaired for any reason whatsoever, then notwithstanding anything to the contrary contained above, such Account Receivable shall forthwith cease to be an Eligible Account Receivable.

                  "Eligible Assignee" means (i) a commercial bank, commercial finance company or financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; or (ii) a commercial bank, commercial finance company or financial institution organized under the laws of any other country which is a member of the Organization for Economic Cooperative and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, or the local currency equivalent thereof, provided that such bank, commercial finance company or financial institution is acting through a branch or agency located in the United States.

                  "Eligible Inventory" means Inventory which meets the following requirements:

                           (1) Borrower, has title to such Inventory and the full and unqualified right to grant a Lien and security interest to the Agent for the benefit of the Lenders, and such Inventory is not subject to any prior assignment, claim or Lien, other than (a) a Lien in favor of the Agent and (b) Liens consented to in writing by the Required Lenders;

                           (2) if it is held for  sale or  lease  or  furnishing
                  under contracts of service, it is (except as the Agent may otherwise consent in writing) new or like new;

                           (3) except as the Agent may otherwise consent,  it is
                  in the possession and control of Borrower; provided, however, that if it is stored on premises leased by Borrower, the Agent is in possession of a Landlord's Consent duly executed by the owner of such premises;

                           (4)  if it is  in  the  possession  or  control  of a
                  bailee, warehouseman, processor or other Person other than Borrower, the Agent is in possession of such agreements, instruments and documents as the Agent may require (each in form and content acceptable to the Agent and duly executed, as appropriate, by the bailee, warehouseman, processor or other Person in possession or control of such Inventory, as applicable) including but not limited to warehouse receipts in the Agent's name covering such Inventory;

                           (5) it is not Inventory which is dedicated to, identifiable with, or is otherwise specifically to be used in the manufacture of, goods which are to be sold or leased to the United States of America or any department, agency or instrumentality thereof and in respect of which

                  Inventory, such Borrower shall have received any progress or other advance payment which is or may be against any Account Receivable generated upon the sale or lease of any such goods;

                           (6) it is not Inventory  produced in violation of the
                  Fair  Labor  Standards  Act and  subject  to the  "hot  goods"
                  provisions contained in Title 29 U.S.C. ss.215 or any successor statute or section;

                           (7) it is not "private label" Inventory, or Inventory
                  bearing a servicemark, trademark or name of any Person other than Borrower, or with respect to which the use by Borrower or the manufacture or sale thereof by Borrower is subject to any licensing, patent, royalty, trademark, tradename or copyright agreement with any other Person under which the Borrower's rights thereunder are not assignable to the Agent; except for Inventory manufactured for and intended to be sold under a supply contract to the owner of such trademark, service mark etc.

                           (8) it is not (i)  packaging  or shipping  materials,
                  (ii) goods used in connection with maintenance or repair of Borrower's business, properties or assets, (iii) general supplies or (iv) equipment;

                           (9) it is not  Inventory  which  in any way  fails to
                  meet or violates any warranty, representation or covenant contained in this Agreement or any Related Agreement relating directly or indirectly to Borrower's Inventory;

                           (10) the Agent or the Required Lenders has/have determined in its or their discretion that it is not unacceptable due to age, type, category, quality and/or quantity;

                           (11)   it   satisfies    the    Eligible    Inventory
                  Requirements, if any, set forth in Supplement A;

                           (12) it is not obsolete, unsalable, damaged or otherwise unfit for sale or further processing or subject to any consignment with any distributor; and

                           (13) it has not given rise to any Account  Receivable
                  which, at the time of determination of Eligible Inventory, constituted an Eligible Account Receivable.

         Inventory of Borrower which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

                  "Environmental Laws" means the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Clean Air Act and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree or other requirement regulating, relating to, or imposing liability or standards of conduct (including, but not limited to, permit requirements, and emission or effluent restrictions) concerning any Hazardous Materials or any hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant or other substance, whether solid, liquid or gas, as now or at any time hereafter in effect.

                  "Equipment" means all equipment of Borrower of every description, including, without limitation, fixtures, furniture, vehicles and trade fixtures, together with any and all accessions, parts and equipment attached thereto or used in connection therewith, and any substitutions therefor and replacements thereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

                  "ERISA Affiliate" means any corporation, partnership, or other trade or business (whether or not incorporated) that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA, or a member of the same affiliated service group within the meaning of Section 414(m) of the Code.

                  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" under its name on the signature pages hereto (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as it may from time to time specify to the Borrower and the Agent.

                  "Eurodollar Rate" has the meaning ascribed to such term in Supplement A.

                  "Eurodollar Rate Loan" means a Loan which accrues interest at the Eurodollar Rate.

                  "Event of Default"  has the  meaning  ascribed to such term in
         Section 6.1.

                  "Federal  Funds  Rate"  shall have the  meaning  specified  in
         Section 2.11.3.

                  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

                  "Fiscal Year" means the 12 consecutive calendar month period ending on the last day of December.

                  "Fixtures" means all fixtures of Borrower of every description and all substitutions and replacements of any thereof.

                  "GAAP" means generally accepted accounting principles as applied in the preparation of the audited financial statement of Borrower referred to in Section 4.6.

                  "General Intangibles" means all of Borrower's intangible personal property, including things in action, causes of action and all other personal property of Borrower of every kind and nature (other than accounts, inventory, equipment, chattel paper, documents, instruments and money), including, without limitation, corporate or other business records, non-competition agreements, inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade styles, trade secrets, goodwill, copyrights, registra-
         tions, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, security interests, security deposits or other security held by or granted to Borrower to secure any payment from an Account Debtor, and any rights to indemnification.

                  "Hazardous Materials" means any pollutant, contaminant, toxic substance, hazardous substance, hazardous material, hazardous chemical or hazardous waste defined or qualifying as such in (or for the purposes of) any Environmental Law, and shall include, but not be limited to, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including, but not limited to, any source, special nuclear or by-product material as defined at 42 U.S.C. Section 2011 et. seq., as amended or hereafter amended, polychlorinated biphenyls and asbestos in any form or condition and any chemical, material, pollutant or substance, release or discharge of which or exposure to which is prohibited, limited or regulated by any Federal, state or local governmental or regulatory authority or could pose a hazard to the health and safety of the occupants of any properties of Borrower or the owners and/or occupants of property adjacent to any such property.

                  "Indebtedness" of any Person means, without duplication, (i) any obligation of such Person for borrowed money, including, without limitation, (a) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments and (b) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person,
         (ii) any obligation of such Person on account of deposits, advances, letters of credit and banker's acceptances issued for the account of such Person, (iii) any obligation of such Person for the deferred purchase price of any property or services, except Trade Accounts
         Payable, (iv) any obligation of such Person as lessee under a Capitalized Lease (v) all guaranties issued by such Person and (vi) any Indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

                  "Inventory" means any and all of Borrower's goods, (including, without limitation, goods in transit) wheresoever located which are or may at any time be leased by Borrower to a lessee, held for sale or lease, furnished under any contract of service, or held as raw materials, work in process, or supplies or materials used or consumed in Borrower's business, or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, and all goods the sale or other disposition of which has given rise to an Account Receivable, Contract Right or General Intangible which are returned to and/or repossessed and/or stopped in transit by Borrower or the Agent or any agent or bailee of either of them, and all documents of title or other documents representing the same.

                  "Investment" of any Person means any investment, made in cash or by delivery of any kind of property or asset, in any other Person, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise.

                  "Issuing Lender" means Continental.

                  "Landlord's Consent" means a Landlord's Consent substantially in a form acceptable to the Agent.

                  "L/C Draft" means a draft drawn on Issuing Lender pursuant to a Letter of Credit.

                  "Lenders"  means   collectively:   Fleet,  Bank  Boston,   and
         Continental (in its capacity as a lender, but not in its capacity as Agent) together in each case with their successors and assigns.

                  "Letter of Credit" means any letter of credit issued by Issuing Lender, in its discretion, on the Application of Borrower
         (including, but not limited to any letter of credit or any Stock Purchase L/C issued pursuant to Section 2.2).

                  "Letter of Credit Obligations" means as to Borrower, at any time of determination, an amount equal to the aggregate of the undrawn amounts of all Letters of Credit plus the aggregate of all unpaid obligations of Borrower to reimburse the Issuing Lender for amounts drawn under all Letters of Credit.

                  "Leverage Ratio" means, as at any date of determination, the ratio of (i) the aggregate outstanding amount of all the Borrower's Indebtedness plus the aggregate principal amount of loans outstanding under the Management Loan Agreement to (ii) twice the amount of the Borrower's EBITDA for the six consecutive month period ending on such date.

                  "Liabilities" means all of the liabilities, obligations and indebtedness of Borrower to the Agent, Issuing Lender or any Lender of any kind or nature under or in connection with this Agreement, the Management Loan Agreement or any Related Agreement other than the Warrants, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, and including but not limited to (i) Borrower's obligations under any Note, (ii) Borrower's obligations with respect to any Letter of Credit or any Application therefor, (iii) interest, charges, expenses, Attorneys' Fees and other sums chargeable to Borrower by the Agent or any Lender under this Agreement or any Related Agreement other than the Warrants and (iv) the obligations of Borrower under any Related Agreement other than the Warrants, including obligations of performance. "Liabilities" shall also include any and all amendments, restatements, extensions, renewals, refundings or refinancings of any of the foregoing.

                  "Lien" means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien, encumbrance or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capitalized Lease.

                  "Loan" means (i) any Revolving Loan made pursuant to Section 2.1.1, (ii) any Stock Purchase Loan made pursuant to Section 2.1.2, and
         (iii) any other loan or advance made to Borrower by the Agent or any Lender pursuant to this Agreement.

                  "Loan  Account"  has the  meaning  ascribed  to  such  term in
         Section 2.3.

                  "Management Loan Agreement" means that certain loan agreement dated as of August 30, 1994 among certain executives of Borrower from time to time designated as borrowers thereunder, the Borrower, the Lenders and Continental, as agent for the Lenders.

                  "Margin Stock" has the meaning ascribed to such term in Regulation G or U of the Federal Reserve Board or any regulation substituted therefor, as in effect from time to time.

                  "Modified Interest Coverage Ratio" means with respect to the Borrower, as at any date of determination for the six consecutive months then ended, the ratio of (i) EBITDA minus Capital Expenditures to (ii) total interest expense plus all interest accrued and payable to the Lenders under the Management Loan Agreement.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower, any other Obligor or any ERISA Affiliate.

                  "Net Cash Proceeds" means cash and cash equivalent proceeds received by Borrower in connection with any of the following transactions, net of the costs incurred in connection with such transaction, taxes paid or payable as a result thereof, and in the case of any sale or disposition of assets, amounts applied to the repayment of Indebtedness (other than the Liabilities) secured by a Lien on the assets disposed of to the extent such Indebtedness and Lien are permitted hereunder, (i) from the sale, lease assignment or other disposition outside the ordinary course of business of any asset or property; (ii) the sale or issuance of any securities of the Borrower or any Subsidiary of Borrower, other than the issuance of securities pursuant to the exercise of options to purchase Borrower's securities by employees or directors of Borrower or any of its Subsidiaries, (iii) the issuance of or increase in any Subordinated Debt after the Closing Date and (iv) all proceeds of any insurance and condemnation awards.

                  "Note" means any promissory note of Borrower evidencing any loan or advance (including but not limited to any Revolving Loan, Stock Purchase Loan or Overdraft Loan) made by the Agent or any Lender to Borrower pursuant to this Agreement.

                  "Obligor" means Borrower and each other Person who is or shall become primarily or secondarily liable on any of the Liabilities, or who grants to the Agent or any Lender a Lien on any property of such Person as security for any of the Liabilities.

                  "Occupational Safety and Health Law" means the Occupational Safety and Health Act of 1970, as amended, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

                  "Over  Advance"  has the  meaning  ascribed  to  such  term in
         Section 2.8.

                  "Overdraft  Loan"  has the  meaning  ascribed  to such term in
         Section 2.7.

                  "Patent Assignment" means an Amended and Restated Collateral Patent Assignment dated as of December 27, 1990 made by Borrower in favor of the Agent as the same may be amended or restated from time to time.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "Pension Plan" means a "pension plan," as such term is defined in Section 3(2) of ERISA, which is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which Borrower, any other Obligor or any ERISA Affiliate may have any liability, including any liability by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

                  "Percentage" shall mean, with respect to any Lender, a fraction expressed as a percentage, the numerator of which shall equal the amount set forth opposite such Lender's name on the signature page hereof, as it may be adjusted from time to time as a result of assignments permitted under Section 12.9 (and in the case of Lenders not initially party to this Agreement, the amount set forth in the applicable Assignment and Acceptance as any such Lender's commitment) and the denominator of which is the Revolving Credit Amount.

                  "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                  "Pledge Agreement" means that certain Amended and Restated Pledge Agreement dated as of December 27, 1990, made by the Borrower in favor of the Agent, as amended or restated from time to time.

                  "Preferred Stock" means the Convertible Preferred Stock, Series A, of Borrower.

                  "Real Property" means the real property owned by Borrower identified on Schedule 4.13.

                  "Reference Rate" means, at any time, the greater of (a) the Federal Funds Rate plus one half of one percent (.50%) or (b) the rate of interest then most recently announced by Continental at Chicago, Illinois as its reference rate. Each change in the interest rate on any Loan shall take effect on the effective date of the change in the Reference Rate.

                  "Reference Rate Loan" means a Loan which accrues interest at the Reference Rate.

                  "Related Agreement" means any agreement, instrument or document (including, without limitation, the Patent Assignment, the Trademark Assignment, the Pledge Agreement, the Warrants, any deed of trust and all other notes, guaranties, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements and all other written matter) heretofore, now, or hereafter delivered to the Agent or any Lender with respect to or in connection with or pursuant to this Agreement or any of the Liabilities, and executed by or on behalf of Borrower or any other Obligor.

                  "Related Party" means any Person (other than a Subsidiary) (i) which controls, or is controlled by, or is under common control with, Borrower, (ii) which beneficially owns or holds, directly or indirectly, ten percent (10%) or more of the equity interest of Borrower or (iii) ten percent (10%) or more of the equity interest of which is beneficially owned or held, directly or indirectly, by Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, through one or more intermediaries of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Reportable Event" has the meaning given to such term in ERISA.

                  "Required   Lenders"  means,   at  any  time,   Lenders  whose
         Percentages aggregate more than 85%.

                  "Revolving Credit" has the meaning ascribed to such term in the definition of "Credit."

                  "Revolving Credit Amount" shall mean $55,000,000.

                  "Revolving  Loan"  has the  meaning  ascribed  to such term in
         Section  2.1.1,  including  without  limitation,  any Loan  made  under
         Section 2.7.

                  "Revolving Loan Availability" means, at any time of determination, the lesser of: (i) the Revolving Credit Amount minus the sum of (a) the aggregate unpaid principal balance of all Stock Purchase Loans plus (b) the Letter of Credit Obligations outstanding at such time, or (ii) the Borrowing Base minus the sum of (a) the Stock Purchase Reserve plus (b) the Letter of Credit Obligations other than the Stock Purchase L/C Obligations outstanding at such time.

                  "Settlement  Date" has the  meaning  ascribed  to such term in
         Section 2.11.1.

                  "Standby Letter of Credit" means any Letter of Credit which is not a Commercial Letter of Credit.

                  "Stock   Purchase   Availability"   means,   at  any  time  of
         determination, an amount equal to $9,750,000 minus the Stock Purchase L/C Obligations outstanding at such time, but not less than zero.

                  "Stock Purchase Credit" has the meaning ascribed to such term in the definition of "Credit".

                  "Stock Purchase Loan" has the meaning ascribed to such term in
         Section 2.1.2.

                  "Stock Purchase L/C" means a Standby Letter of Credit issued by the Issuing Lender in accordance with Section 2.2 hereof for the benefit of the Agent and the Lenders to secure the obligations and liabilities of the borrowers under and in connection with the Management Loan Agreement as such Letter of Credit may be amended, modified, renewed or extended from time to time.

                  "Stock Purchase L/C Obligations" means as to Borrower, at any time of determination, an amount equal to the aggregate of the undrawn amounts of all Stock Purchase L/C's plus the aggregate of all unpaid obligations of Borrower to reimburse the Issuing Lender for amounts drawn under all Stock Purchase L/C's.

                  "Stock   Purchase   Liabilities"   means,   at  any   time  of
         determination, the aggregate principal amount of Stock Purchase Loans and Stock Purchase L/C Obligations at such time.

                  "Stock Purchase Reserve" means, with respect to the calculation of the Borrowing Base on and after each Anniversary Date specified below, an amount equal to the percentage set opposite each such Anniversary Date of the Target Stock Purchase Liabilities minus the aggregate amount by which the Stock Purchase Liabilities have been repaid or otherwise reduced since the date of the initial loan made pursuant to the Management Loan Agreement:

                           First Anniversary Date             20%
                           Second Anniversary Date            40%
                           Third Anniversary Date             60%
                           Fourth Anniversary Date            80%

                  "Subordinated Debt" means that portion of any Liabilities, obligations or Indebtedness of Borrower which contains terms (including the amount thereof) satisfactory to the Required Lenders and is subordinated, in a manner satisfactory to the Required Lenders, as to right and time of payment of principal and interest thereon, to all of the Liabilities.

                  "Subsidiary" means any Person of which or in which Borrower and its other Subsidiaries own directly or indirectly 50%
         or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity or (iii) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

                  "Supplemental Documentation" has the meaning ascribed to such term in Section 3.5.

                  "Target  Stock  Purchase   Liabilities"  means  the  aggregate
         principal amount of Stock Purchase Loans and all Stock Purchase L/C Obligations outstanding on July 1, 1995.

                  "Taxes" with respect to any Person means taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets.

                  "Termination Date" means August 30, 1999.

                  "Third Party Collateral" means any property of any Person other than Borrower which secures payment or performance of any Liabilities.

                  "Trade Accounts Payable" of any Person means trade accounts payable of such Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person's business.

                  "Trademark Assignment" means the Amended and Restated Collateral Trademark Assignment dated as of December 27, 1990 made by Borrower in favor of the Agent as amended or restated from time to time.

                  "UCC" means the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the UCC shall be construed to also refer to any successor sections.

                  "Unmatured Event of Default" means any event or condition which, with the lapse of time or giving of notice to Borrower or both, would constitute an Event of Default.

                  "Warrants"  means,   collectively,   the  warrants  issued  by
         Borrower to the financial institutions which were the original lenders under the First Amended Agreement.

         1.2 Other Definitional Provisions. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP. Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in any Note or in any certificate or other document made or delivered pursuant hereto. Terms used in this Agreement which are defined in any Supplement or Exhibit hereto shall, unless the context otherwise indicates, have the meanings given them in such Supplement or Exhibit. Other terms used in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.

         1.3 Interpretation of Agreement. A Section, an Exhibit, a Supplement or a Schedule is, unless otherwise stated, a reference to a section hereof, an exhibit hereto, a supplement hereto or a schedule hereto, as the case may be. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. The words "hereof," "herein," "hereto" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Reference to "this Agreement" shall include the provisions of Supplement A.

         1.4 Compliance with Financial Restrictions. Compliance with each of the financial ratios and restrictions contained in Section 5 or Supplement A shall, except as otherwise provided herein, be determined in accordance with GAAP consistently followed.

         1.5 Exercise of Discretion. Unless a different standard is specifically referred to, whenever the Agent or any Lender or group of Lenders is authorized to exercise its or their discretion herein or in any Related Agreement, such Person(s) shall be entitled to take any action with respect to the matter in question that might be taken by a commercial lender acting in good faith under similar circumstances in connection with a secured financing transaction of the size and nature contemplated by this Agreement and based upon the information then available to such Person(s).


2.       LOANS; LETTERS OF CREDIT; OTHER MATTERS.

         2.1      Loans.

                  2.1.1    Revolving Loans.

                           (a) Subject to the terms and conditions of this Agreement and the Related Agreements, and in reliance upon the warranties of Borrower set forth herein and in the Related Agreements, each Lender, severally and for itself alone, agrees to make revolving loans to Borrower as Borrower may request (individually each a "Revolving Loan" and collectively the "Revolving Loans") from time to time until, but not including the Termination Date, in an amount not to exceed, in the aggregate at any time outstanding, such Lender's Percentage of the Revolving Loan Availability at such time. Revolving Loans made by the Lenders may be repaid and, subject to the terms and conditions hereof, reborrowed until, but not including, the Termination Date, unless the Credit extended under this Agreement is otherwise terminated as provided in this Agreement.

                           (b) In the event the aggregate  outstanding principal
                  balance of all Revolving Loans exceeds the Revolving Loan Availability, Borrower shall, unless the Required Lenders shall otherwise consent in accordance with Section 2.8, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess.

                           (c) All Revolving  Loans  hereunder  shall be paid by
                  Borrower on the Termination Date, unless payable sooner pursuant to the provisions of this Agreement, but may, at Borrower's election, be repaid in whole or in part at any time prior to such date without premium or penalty.

                  2.1.2    Stock Purchase Loans.

                           (a) Subject to the terms and conditions of this Agreement and the Related Agreements, and in reliance upon the warranties of Borrower set forth herein and in the Related Agreements, each Lender, severally and for itself alone, agrees from time to time from the date hereof until June 30, 1995, to make one or more loans to Borrower upon Borrower's request ("Stock Purchase Loans") in an amount not to exceed, in the aggregate at any time outstanding, such Lender's Percentage of the Stock Purchase Availability at such time, provided, however, that the proceeds of each Loan made pursuant to this Section 2.1.2 shall be used by Borrower only for the purpose of purchasing (or refinancing the purchase price of) up to 3,000,000 shares of Borrower's common stock for an aggregate amount not to exceed $9,750,000.

                           (b) Unless otherwise required to be sooner paid pursuant to this Agreement, the principal amount of the Stock Purchase Loans shall be repaid in full on June 30, 1995.

                  2.1.3    Mandatory Prepayments.

                           (a) If any Net Cash Proceeds shall at any time arise,
                  Borrower shall prepay the Loans in an amount equal to such Net Cash Proceeds, simultaneously with the consummation of the transaction giving rise to such Net Cash Proceeds, except that
                  (i) if simultaneous payment is not practicable and so long as the security interest in favor of the Agent in such proceeds is continuously perfected to the Agent's satisfaction, payment may be made within two (2) Banking Days thereafter, and (ii) Net Cash Proceeds which are insurance proceeds or condemnation awards are payable within a reasonable time not exceeding seven (7) days after receipt by Borrower.

                           (b) Unless an Event of Default or Unmatured  Event of
                  Default shall have occurred and is continuing, prepayments under this Section 2.1.3 shall first be applied to the principal balance of any outstanding Revolving Loans.

         2.2      Letters of Credit.

                  (a) In addition to Loans made pursuant to Section 2.1, the Issuing Lender will, from time to time until the Termination Date, upon receipt of duly executed Applications and such other documents, instruments and/or agreements as the Issuing

         Lender may require, issue or amend Letters of Credit on such terms as are satisfactory to the Issuing Lender, provided, however that the Issuing Lender shall not issue or amend any Letter of Credit: (A) other than a Stock Purchase L/C at any time if, after giving effect to such Letter of Credit, the Letter of Credit Obligations other than the Stock Purchase L/C Obligations would exceed the greatest of (i) $15,000,000,
         (ii) the Revolving Credit Amount minus the sum of (A) the Stock Purchase L/C Obligations plus (B) the Stock Purchase Reserve plus (C) the outstanding principal balance of the Loans, or (iii) the Borrowing Base minus the sum of (A) the Stock Purchase L/C Obligations plus (B) the Stock Purchase Reserve plus (C) the outstanding principal balance of the Revolving Loans; provided, further, that the Issuing Lender shall not issue or amend a Stock Purchase L/C at any time unless and until the Management Loan Agreement becomes effective and if, after giving effect to such issuance or amendment, the Stock Purchase L/C Obligations would exceed $10,000,000 minus the aggregate outstanding principal amount of the Stock Purchase Loans or; (B) with an expiry date (i) more than one year from its issuance or (ii) after the Termination Date unless the Borrower provides cash collateral for the full face amount of such Letter of Credit.

                  (b) Borrower agrees to pay the Issuing Lender, on demand, the Issuing Lender's standard administrative operating fees and charges in effect from time to time for issuing and administering any Letters of Credit. Borrower further agrees to pay the Agent, for the account of the Lenders according to their respective Percentages, a commission, equal to a rate per annum equal to, in the case of all Letters of Credit other than the Stock Purchase L/C's, the Applicable Percentage for Eurodollar Rate Loans at such time, and, in the case of any Stock Purchase L/C, the Applicable Percentage for Eurodollar Rate Loans minus .50% (calculated on the basis of a year consisting of 360 days and paid for the actual number of days elapsed) on the average daily amount available to be drawn under each such Letter of Credit, payable quarterly, in arrears on the last day of each March, June, September and December. The Agent in its sole discretion may provide for the payment of any fees, charges or commission due to the Issuing Lender by advancing the amount thereof to Borrower as a Revolving Loan. On the last day of each March, June, September and December, the Agent shall deliver a report to each Lender describing the Letters of

         Credit issued during the fiscal quarter then ended, in form and substance satisfactory to the Lenders.

                  (c) Borrower agrees to reimburse the Issuing Lender, on demand, for each such payment made by the Issuing Lender under or pursuant to any Letter of Credit or L/C Draft. Borrower further agrees to pay to the Issuing Lender, on demand, interest at the Default Rate applicable to Reference Rate Loans on any amount paid by the Issuing Lender under or pursuant to any Letter of Credit or L/C Draft from the date of payment until the date of reimbursement to the Issuing Lender. The Agent may, and upon the request of Borrower when no Event of Default exists (to the extent there is additional availability for Revolving Loans but without regard to the other conditions precedent set forth in Section 8.2) shall provide for the payment of any reimbursement obligations due to the Issuing Lender and any interest accrued thereon by advancing the amount thereof to Borrower as a Revolving Loan.

                  (d) Borrower's obligation to reimburse the Issuing Lender for payments and disbursements made by the Issuing Lender under any Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against the Issuing Lender, any other Lender or any beneficiary of any Letter of Credit, including, without limitation, any defense based on the failure of the demand for payment under such Letter of Credit to conform to the terms of such Letter of Credit, the legality, validity, regularity or enforceability of such Letter of Credit, or the identity of the transferee of such Letter of Credit or the sufficiency of any transfer if such Letter of Credit is transferable; any amendment or waiver of or any consent to or departure from all or any part of any of this Agreement or any Related Agreement; any breach of contract or other dispute between the Borrower and any beneficiary or any transferee of any of the Letters of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any participant with the Issuing Lender or any other person or entity; any statement or any other document presented under any of the Letters of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by the Issuing Lender, with or without notice to or approval by the Borrower in respect of any of the Letters of Credit or any of the Liabilities provided, however, that Borrower shall not be obligated to reimburse the Issuing Lender for any wrongful payment or disbursement made under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuing Lender or any of its officers, employees or agents.

                  (e) Notwithstanding anything to the contrary herein or in any Application, upon the occurrence of an Event of Default, an amount equal to the aggregate amount of the outstanding Letter of Credit Obligations shall, at the Issuing Lender's option and without demand upon or further notice to Borrower, be deemed (as between the Issuing Lender and Borrower) to have been paid or disbursed by the Issuing Lender under the Letters of Credit issued and L/C Drafts accepted by the Issuing Lender (notwithstanding that such amounts may not in fact have been so paid or disbursed), and a Revolving Loan to Borrower in the amount of such Letter of Credit Obligations to have been made and accepted, which Loan shall be immediately due and payable. In lieu of the foregoing, at the election of the Agent or the Required Lenders at any time after an Event of Default, Borrower shall, upon the Issuing Lender's demand, deliver to the Issuing Lender cash collateral equal to the aggregate Letter of Credit Obligations. Any such cash Collateral and/or any amounts received by the Issuing Lender in payment of the Loan made pursuant to this subsection (e) shall be delivered to and held by the Agent on behalf of the Issuing Lender and the Lenders in the Assignee Deposit Account or a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and shall be retained by the Agent on behalf of the Lenders as collateral security in respect of, first, Borrower's Liabilities under or in connection with the Letters of Credit and L/C Drafts and then, all other Liabilities. Such amounts shall not be used by the Issuing Lender to pay any amounts drawn or paid under or pursuant to any Letter of Credit or L/C Draft, but may be applied to reimburse the Issuing Lender for drawings or payments under or pursuant to Letters of Credit or L/C Drafts which the Issuing Lender has paid, or if no such reimbursement is required, to payment of such other Liabilities in accordance with the provisions of Section 2.10(b). Any amounts remaining in any cash collateral account established pursuant to this subsection (e) following payment in full of all Liabilities shall be returned to Borrower.

                  (f) With respect to each Letter of Credit, each Lender (other than the Issuing Lender) hereby irrevocably and unconditionally agrees that it shall be deemed to have purchased and received from the Issuing Lender, without recourse or warranty an undivided interest in such Letter of Credit, effective simultaneously with the issuance thereof, in an amount equal to such Lender's Percentage of the amount of such Letter of Credit. For the purposes of this Agreement, the proportionate interest which the Issuing Lender retains in each Letter of Credit shall be referred to as its "participation" in such Letter of Credit.

                  (g) If the Issuing Lender shall fail to be reimbursed pursuant to Section 2.2(c) by Borrower (or from the proceeds of a Loan pursuant to the last sentence of such subsection (c)) for any payment or disbursement under a Letter of Credit or L/C Draft, each other Lender shall, promptly upon request of the Issuing Lender, provide the Agent with immediately available funds for the account of the Issuing Lender an amount equal to such Lender's Percentage of such payment or disbursement. If the Agent or the Issuing Lender subsequently receives from Borrower any reimbursement of such payment or disbursement, the Agent or the Issuing Lender, as the case may be, shall promptly remit to each Lender its Percentage of such reimbursement. All interest payments received by the Issuing Lender or the Agent on account of reimbursements under this Agreement shall be promptly distributed by the Issuing Lender or the Agent, as the case may be, to the other Lenders pro rata according to their respective Percentages (except to the extent that the Issuing Lender was not promptly reimbursed by any such Lender).

                  (h) The obligation of each Lender to provide the Agent with such Lender's pro rata share of the amount of any payment or disbursement made by the Issuing Lender under any outstanding Letter of Credit or L/C Draft shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Lender may have or have had against the Issuing Lender (or any other Lender), including, without limitation, any defense based on the failure of the demand for payment under such Letter of Credit to conform to the terms of such Letter of Credit, the legality, validity, regularity or enforceability of such Letter of Credit, or the identity of the transferee of such Letter of Credit or the sufficiency of any transfer if such Letter of Credit is transferable; provided, however, that the Lenders shall not be obligated to reimburse the Issuing Lender for any wrongful payment or disbursement made under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuing Lender or any of its officers, employees or agents.

                  (i) In determining whether to make any payment under or pursuant to any Letter of Credit or any related L/C Draft, the Issuing Lender shall have no obligation to Borrower, any Lender or any other Person other than to confirm that any documents required to be delivered have been delivered and that such documents comply on their face with the requirements of such Letter of Credit. No action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or L/C Draft, if taken or omitted in the absence of gross negligence or willful misconduct, shall put the Issuing Lender under any resulting liability to Borrower or any Lender.

                  (j) If any Lender shall request, the Issuing Lender shall send a notice of its intention not to renew the Stock Purchase L/C to the beneficiary thereunder.

         2.3 Loan Accounts; Demand Deposit Account. The Agent shall establish or cause to be established on its books in Borrower's name one or more accounts
(each a "Loan Account") to evidence Loans made to Borrower. The Agent will credit or cause to be credited to a commercial account ("Demand Deposit Account") maintained by Borrower at the Agent's 231 South LaSalle Street, Chicago, Illinois office the amount of any sums advanced as Loans hereunder. Any amounts advanced as Loans hereunder which are credited to Borrower's Demand Deposit Account, together with any other amounts advanced to Borrower as a Loan pursuant to this Agreement, will be debited to the applicable Loan Accounts and result in an increase in the principal balance outstanding in such Loan Accounts in the amount thereof.

         2.4      Interest and Fees.

                  2.4.1 Interest. The outstanding principal balance of the Loans and other Liabilities of Borrower hereunder shall bear interest until paid at the rate(s) indicated in Supplement A hereto. Interest accruing on all Loans and other

         Liabilities shall be the obligation of Borrower and shall be paid on the date(s) specified in Supplement A.

                  2.4.2 Nonuse Fee. Borrower agrees to pay to the Agent for the account of the Lenders, pro rata according to their respective Percentages, a fee equal to (0.375%) per annum on the daily average amount by which the Revolving Credit Amount exceeds the sum of (i) the outstanding aggregate principal balance of the Loans plus (ii) the Letter of Credit Obligations. The fee provided for in this Section
         2.4.2 shall be payable quarterly, in arrears, on the last day of each March, June, September and December, and on the date the Revolving Credit terminates for the quarter (or portion thereof) then ended.

                  2.4.3 Closing Fee. On the Closing Date, Borrower agrees to pay to the Agent for the account of each Lender a closing fee equal to one-quarter of one percent (0.25%) of the difference between such Lender's Commitment and such Lender's Percentage of $10,000,000. With the Agent's consent, the amount of any closing fee due on the Closing Date may be advanced to Borrower as a Revolving Loan.

                  2.4.4 Agent's Fees. Borrower shall pay the Agent for its own account an annual agency fee equal to $35,000, payable in advance, on the Closing Date and on each anniversary thereof as long as any credit is available or outstanding under this Agreement.

                  2.4.5 Method of Calculating Interest and Fees. Interest on the unpaid principal amount of each Loan shall accrue from and including the date such Loan is made to, but not including, the date such Loan is paid. Interest and any fee shall be calculated on the basis of a year consisting of 360 days and paid for actual days elapsed.

                  2.4.6 Payment of Interest and Fees. The Agent may provide for the payment of any unpaid accrued interest and any fees by charging the Demand Deposit Account or any other bank account maintained by Borrower with Agent. Agent shall make reasonable efforts to notify Borrower of the amount of such payment promptly after charging any such account. All fees hereunder shall be non-refundable when paid.

         2.5 Requests for Loans; Borrowing Base Certificates; Other Information Concerning the Selection of Interest Rates and Funding of Loans.

                  (a) Except for Overdraft Loans made pursuant to the provisions of Section 2.7, and Revolving Loans made pursuant to the provisions of
         Section 2.2(b),  2.2(c),  2.2(e), 3.2(c), 5.5, 5.6, 5.22, 7.4, 12.3, or
         12.4, each Loan shall be made on notice, given by the Borrower to the Agent not later than 11:00 A.M. (Chicago time) if requesting a Eurodollar Rate Loan on the third Banking Day prior to the date of the proposed Loan or, if requesting a Reference Rate Loan, on the Banking Day prior to the date of the proposed Loan. Borrower shall repay or convert each Eurodollar Rate Loan at the end of an Interest Period with respect to such Eurodollar Rate Loan. Each notice of a borrowing shall be confirmed immediately in writing in the form of Exhibit F attached hereto ("Notice of Borrowing"), specifying therein the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and
         (iv) if requesting a Eurodollar Rate Loan, the Interest Period for such Loan. Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any borrowing of a Eurodollar Rate Loan, the Borrower shall indemnify the Lenders against any loss, reasonable cost or expense incurred by any Lender as a result of any failure to fulfill on or before the date specified in the applicable Notice of Borrowing the applicable conditions set forth in Section 8.2 including, without limitation, any loss (including loss of anticipated profits of which any Lender shall supply to Borrower reasonable calculations), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made as a part of such borrowing when such Loan, as result of such failure, is not made on such date.

                  (b) Upon the Agent's receipt of a Notice of Borrowing, the Agent shall promptly (but in any event on the same day on which such notice is received) notify each Lender of the applicable interest rate selected by Borrower under subsection 2.5(e). The Agent shall give each Lender notice of each request for each new Loan in writing or by telephone. Each Lender shall, before 11:00 A.M. (Chicago time) on the date of such requested Loan, make available for the account of its Applicable Lending Office to the Agent, in federal or other immediately available funds, such Lender's Percentage of such requested Loan. After the Agent's receipt of such funds or the

         Agent is satisfied that such funds are forthcoming from the Lenders, and upon fulfillment of the application conditions set forth herein, the Agent will make such funds available to the Borrower at the Agent's aforesaid address. However, notwithstanding anything in this subsection to the contrary:

                           (i) if any Lender  shall,  at least one  Banking  Day
                  before the date of any requested Loan, notify the Agent that the introduction of any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority assets that is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make or fund Eurodollar Rate Loans hereunder, the right of the Borrower to select Eurodollar Rate Loans shall be suspended until such Lender shall notify the Agent that circumstances causing such suspension no longer exist, and each subsequent Loan shall be made at the Reference Rate; and

                           (ii) if the Agent is unable, after reasonable efforts, due to prevailing market conditions, to provide timely information for the determination of the Eurodollar Rate, or is otherwise unable to determine the Eurodollar Rate at any time, for Eurodollar Rate Loans, the right of the Borrower to select the Eurodollar Rate for any subsequent Loans shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  (c) In the event that Borrower shall at any time, or from time to time, (i) make a request for a Loan hereunder or (ii) be deemed to have requested an Overdraft Loan, Borrower agrees to forthwith provide the Agent with such information, at such frequency and in such format, as is reasonably required by the Agent, such information to be current as of the time of such request.

                  (d) Borrower further agrees to provide to the Agent a current Borrowing Base Certificate for each week no later than Wednesday of the immediately succeeding week and at such other times as the Agent or the Required Lenders may request. Such Borrowing Base Certificate shall be in substantially the same form as that attached hereto as Exhibit A, executed and certified as accurate by such officers or employees of Borrower as Borrower designates in writing to the Agent and each Lender pursuant to duly adopted resolutions of Borrower's Board of Directors authorizing such action.

                  (e) Borrower shall provide the Agent with documentation satisfactory to the Agent indicating the names of those employees of Borrower authorized by Borrower to sign Borrowing Base Certificates and/or to make telephonic requests for Loans, and/or to authorize disbursement of the proceeds of Loans by wire transfer or otherwise, and the Agent shall be entitled to rely upon such documentation until notified in writing by Borrower of any change(s) in the names of the employees so authorized. The Agent shall be entitled to act on the instructions of anyone identifying himself as one of the persons authorized to request Loans or disbursements of Loan proceeds by telephone and Borrower shall be bound thereby in the same manner as if the person were actually so authorized. Borrower agrees to indemnify and hold the Agent and each Lender harmless from any and all claims, damages, liabilities, losses, costs and expenses (including Attorneys'
         Fees) which may arise or be created by the acceptance of instructions for making or paying Loans by wire transfer or telephone.

                  (f) Unless the Agent shall have received notice from a Lender prior to the date of any Loan that such Lender will not make available to the Agent such Lender's ratable portion of such Loan, the Agent may assume that such Lender's portion available to the Agent on the date of such Loan in accordance with subsection (f) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to such Loans and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's advance as a part of such Loan for purposes of this Agreement.

                  (i) The failure of any Lender to make the advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its advance on the date of such Loan, but no Lender shall be responsible for the failure of any other Lender to make the advance to be made by such other Lender on the date of any Loan. Nothing contained in this Section 2.5 shall be construed to limit the liability of any Lender to the Borrower for such Lender's default in its obligations hereunder.

         2.6 Notes. Except to the extent a Loan may, at the request of any Lender, be evidenced by a Note, all Loans and payments hereunder shall be recorded on Agent's books, which shall be rebuttably presumptive evidence of the amount of such Loans outstanding at any time hereunder. Agent will account monthly as to all Loans and payments hereunder and each monthly accounting will be fully binding on Borrower unless, within fifteen (15) Banking Days of receipt thereof by Borrower, Borrower shall provide Agent with a specific listing of exceptions. Notwithstanding any term or condition of this Agreement to the contrary, however, the failure of Agent to record the date and amount of any Loan hereunder shall not limit or otherwise affect the obligations of Borrower to repay any such Loan.

         2.7 Overdraft Loans. Subject to Section 2.1 (including, without limitation, the restrictions on aggregate principal amount of Revolving Loans outstanding) and unless the Required Lenders have otherwise instructed the Agent in writing, the Agent, in its discretion, may (but shall not be required to) on behalf of the Lenders, make a Revolving Loan to Borrower in an amount equal to the amount of any overdraft which may from time to time exist with respect to the Demand Deposit Account or any other bank account which Borrower may now or hereafter have with the Agent; provided, however, the Agent shall not make any such Loan without the prior consent, promptly confirmed in writing, of all Lenders at any time the Agent has actual knowledge of Borrower's inability or failure to satisfy the conditions set forth in Section 8.2. The existence of any such overdraft shall be deemed to be a request by Borrower for such Loan. Borrower acknowledges that the Agent and the Lenders are under no duty or obligation to make any Loan to Borrower to cover any overdraft. Borrower further agrees that an overdraft shall constitute a separate Loan under this Agreement (an "Overdraft Loan"), which shall bear, from the date on which the overdraft occurred until paid, interest in an amount equal to the greater of 130% of the highest rate of interest then charged for Loans (other than Overdraft Loans) made hereunder, and $50.00 per day. If the

Agent, in its sole and absolute discretion, decides not to make Loans on behalf of the Lenders to cover part or all of any overdraft, the Agent may return any check(s) which created such overdraft and Agent shall make reasonable efforts to notify Borrower of the return of such check(s).

         2.8 Over Advances. Unless the Required Lenders have otherwise agreed, the Agent may not make Revolving Loans to Borrower in amounts which cause the outstanding principal balance of the Revolving Loans to exceed the Revolving Loan Availability or otherwise permit the outstanding principal balance of the Revolving Loans to at any time exceed the Revolving Loan Availability (such excess Liabilities are herein referred to as "Over Advances"); provided, however, if the Required Lenders consent to the making of an Over Advance, the Agent may, on behalf of the Lenders, make such Over Advance at the request of Borrower, provided that such Over Advance is not outstanding for more than 60 consecutive days and does not exceed in the aggregate an amount equal to the lesser of (i) 10% of the Borrowing Base at such time or (ii) $3,000,000. If an Over Advance is created as a result of a reduction of the Borrowing Base, the Agent may, in its discretion, on behalf of the Lenders, make Over Advances for two (2) Banking Days after the date of determination that a reduction in the Borrowing Base has created the Over Advance. Such Over Advances shall not exceed in the aggregate at any time outstanding an amount equal to the lesser of (i) the difference between (a) the Borrowing Base in effect immediately prior to such Over Advance and (b) the Borrowing Base after such reduction or (ii) $3,000,000. Any Over Advance shall bear interest at a rate equal to 130% of the highest rate of interest then charged for Loans made hereunder.

         2.9 Limitation on Overdraft Loans and Over Advances. The Agent shall not be deemed to have violated Sections 2.7 and 2.8 if (a) at the time of permitting the applicable Overdraft Loan(s) or Over Advance(s) the Agent had a reasonable good faith belief that no Overdraft Loan or Over Advance would result therefrom, or (b) the applicable Over Advance results from a fluctuation in the value of Collateral used to determine the Borrowing Base or from a determination by the Agent or the Required Lenders that certain Collateral should be excluded from eligibility.

         2.10 Making of Payments; Application of Collections; Charging of Accounts.

                    (a) All payments hereunder (including payment of reimbursement obligations and payments with respect to any Notes) shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Agent, the Lenders or the Issuing Lender, as provided for herein, in immediately available funds (except as the Required Lenders may otherwise consent) prior to 12:30 p.m., Chicago time, on the date due at its office at 231 South LaSalle Street, Chicago, Illinois 60697, or at such other place as may be designated by the Agent to Borrower in writing. Any payments received after such time shall be deemed received on the next Banking Day (except to the extent provided, and for the purpose, set forth, in the last sentence of subsection (b) below). Whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall be included in the calculation of interest and any fees.

                    (b) Borrower authorizes the Agent, and the Agent will, subject to the provisions of this subsection (b), apply the whole or any part of any amounts received by the Agent (whether deposited in the Assignee Deposit Account of Borrower or otherwise received by the Agent) from the collection of items of payment and proceeds of any Collateral or Third Party Collateral, against the principal and/or interest of any Loans made hereunder and/or any other Liabilities in the following order of application, subject to Section 7.2, first, to payment of amounts then due with respect to fees (including Attorneys'
         Fees), charges and expenses for which Borrower is liable pursuant to this Agreement and the Related Agreements; second, to payment of amounts then due with respect to interest on the Stock Purchase Loans; third, to payment of amounts then due with respect to interest on the Revolving Loans; fourth, to payment of amounts then due with respect to principal of the Stock Purchase Loans; fifth, to payment of amounts then due with respect to principal of the Revolving Loans; and sixth, only in the case of application of proceeds of Collateral and if no other Liabilities are outstanding, to cash collateralize, to the Agent's satisfaction, any Letter of Credit Obligations; provided, further, that no checks, drafts or other instruments received by the Agent shall constitute final payment to the Agent for the accounts of the Lenders unless and until such item of payment has actually been collected. Following the occurrence and during the continuance of an Event of Default, the Agent shall apply all amounts received from or on account of Borrower, or from any proceeds of Collateral or Third Party
         Collateral, to the Liabilities in such order as the Lenders shall agree. All items or amounts which are delivered to the Agent by or on behalf of Borrower or any Obligor or any Account Debtor on account of partial or full payment or otherwise as proceeds of any of the Collateral or Third Party Collateral (including any items or amounts which may have been deposited to the Assignee Deposit Account) may from time to time in the Agent's discretion (unless the Required Lenders have directed the Agent otherwise), be released to Borrower or may be applied by the Agent towards payment of the Liabilities, whether or not then due as provided in the preceding sentence. Notwithstanding anything to the contrary herein, (i) all cash, checks, instruments and other items of payment, solely for purposes of determining the occurrence of an Event of Default, shall be deemed received upon actual receipt by the Agent, unless the same is subsequently dishonored for any reason whatsoever, (ii) for purposes of determining whether, under Sections 2.1 and 2.2, there is availability for Loans or Letters of Credit, all cash, checks, instruments and other items of payment shall be applied against the Liabilities on the first Banking Day after receipt thereof by the Agent and (iii) solely for purposes of interest calculation hereunder, all cash, checks, instruments and other items of payment shall be deemed to have been applied against the Liabilities on the second Banking Day after receipt by the Agent of available funds with respect thereto.

                  (c) Borrower hereby authorizes the Agent, and the Agent may, in its discretion, charge to Borrower at any time when due all or any portion of any of the Liabilities (and interest, if any, thereon), including but not limited to any Attorneys' Fees and other costs and expenses of the Agent and any Lender for which Borrower is liable pursuant to the terms of this Agreement or any Related Agreement, by charging Borrower's Demand Deposit Account or any other bank account of Borrower with the Agent; provided, however that the provisions of this
         Section 2.10(c) shall not affect Borrower's obligation to pay when due all amounts payable by Borrower under this Agreement, any Note or any Related Agreement, whether or not there are sufficient funds therefor in the Demand Deposit Account or any such other bank account of Borrower. The Agent shall make reasonable efforts to notify Borrower of its charging any such account promptly after taking such action.

         2.11     Agent's Periodic Settlements With Lenders.

                  2.11.1 Settlements for Principal of Revolving Loans, Overdraft Loans, Over Advances and Unreimbursed Disbursements under Letters of Credit.

                           (a) The Agent and the Lenders  acknowledge  and agree
                  that the Agent may from time to time, pursuant to the provisions of this Agreement or any Related Agreement, advance Revolving Loans, Overdraft Loans and Over Advances to Borrower, and receive payments of Revolving Loans, Overdraft Loans and Over Advances from Borrower, on a non-pro-rata basis pending the occurrence of a Settlement Date. Each such advance shall be credited, and each such payment shall be debited, to Continental's Loan Account, and each of the Lenders agrees that to the extent that Continental's resulting pro rata share of the outstanding principal amount of all Revolving Loans, Overdraft Loans and Over Advances is greater than or less than Continental's Percentage of such principal amount, each other Lender shall be deemed to have purchased a participation interest in Continental's Revolving Loans, Overdraft Loans and Over Advances, or Continental shall be deemed to have purchased a participation interest in each other Lender's Revolving Loans, Overdraft Loans and Over Advances, as appropriate, in an amount which will cause each Lender's percentage (including both direct and participation interests) of the outstanding principal amount of all Revolving Loans, Overdraft Loans and Over Advances to be equal, in each case, to such Lender's Percentage; provided, however, that (i) no Lender shall be obligated to remit any funds to any other Lender in respect of the purchase of a participation interest pursuant to this sentence until the occurrence of a Settlement Date and (ii) notwithstanding any such purchase of a participation interest, each Lender shall receive interest on its Revolving Loans, Overdraft Loans and Over Advances at the appropriate rate provided in Supplement A based upon the amount of funds required to be remitted to the Agent under
                  Section 2.11.1(b) from time to time.

                           (b) On each Settlement  Date, the Agent shall deliver
                  a report (each a "Report") to each Lender setting forth, among other things, the outstanding principal amount of all Revolving Loans, Overdraft Loans and Over Advances and the amount of all unreimbursed payments made by the Issuing Bank under any Letters of Credit (collectively the "Outstanding Revolving Credit Liabilities"), in each case as of the close of business on the preceding Banking Day (or, if the Agent or any Lender shall so request with respect to any Settlement Date described in clause (ii) or (iii) of the definition of "Settlement Date" in subsection (c) below, as of a specified time prior to noon on such Settlement Date). Concurrently with or promptly after delivery of each such Report, each Lender shall remit to the Agent (for the account of Continental and/or the Issuing Bank) or the Agent shall remit to each Lender (on behalf of Continental and/or the Issuing Bank), as appropriate, the amount necessary to cause each Lender's Percentage of all Outstanding Revolving Credit Liabilities to be equal to such Lender's Percentage.

                  (c) For purposes of this Agreement, a "Settlement Date" shall be each of (i) the first Banking Day following the occurrence of any Calculation Date (as defined below), (ii) any Banking Day on which, as of the close of the Agent's business on the immediately preceding Banking Day (or, if the Agent or any Lender shall so request, as of a specified time prior to noon on such Banking Day), the Outstanding Revolving Credit Liabilities are more than $5,000,000 more or less than such sum as shown on the Report prepared by the Agent with respect to the immediately preceding Settlement Date, and (iii) any other Banking Day designated by the Agent or any Lender. For purposes of the foregoing, a "Calculation Date" shall be Thursday of each week (or, if any such day is not a Banking Day, the immediately preceding Banking
         Day).

                  2.11.2 Settlements for Principal of Stock Repurchase Loans, Interest and Fees. Promptly (and in any event no later than noon on the next Banking Day) upon receipt of any payment of principal of the Stock Purchase Loans, any interest on any Loans or any fees payable hereunder, the Agent shall remit to each Lender its share of such payment received in collected funds by the Agent.

                  2.11.3 Late Remittances. Without limitation of any Lender's right to receive interest on its Revolving Loans,

         Overdraft Loans and Over Advances as provided herein, if the Agent or any Lender shall fail to make full payment when due of any amount required to be remitted pursuant to Section 2.11.1 or 2.11.2, the party failing to make such payment shall, upon demand by the party entitled to receive such payment, pay such amount together with interest thereon at the "Federal Funds Rate". The "Federal Funds Rate" means for any day the weighted average of the rates on overnight Federal Funds transactions, with members of the Federal Reserve System, arranged by Federal Funds brokers applicable to Federal Funds transactions on that date. The Federal Funds Rate shall be determined by the Agent on the basis of reports by Federal Funds brokers to, and published daily by, the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities. If such publication is unavailable or the Federal Funds Rate is not set forth therein, the Federal Funds Rate shall be determined on the basis of any other source reasonably selected by the Agent. In the case of a Saturday, Sunday or legal holiday on which banking institutions in Chicago, Illinois are not required to be open, the Federal Funds Rate shall be the rate applicable to Federal Funds transactions on the immediately preceding day for which the Federal Funds Rate is reported.

         2.12 Reaffirmation. Each Loan or any Letter of Credit requested by Borrower pursuant to this Agreement shall constitute an automatic certification by Borrower to the Agent and each Lender that (i) all of the representations and warranties of Borrower in this Agreement and each of the Related Agreements are true and correct on the date of such request to the same extent as if made on such date, except for such changes as are specifically permitted hereunder (or under such Related Agreement) and (ii) immediately before and after making the requested Loan or issuing the requested Letter of Credit, no Event of Default, or Unmatured Event of Default, then exists or would result therefrom.

         2.13 Setoff. In addition to and not in limitation of all other rights and remedies (including other rights of offset or banker's lien) that any Lender or any other holder of any Note may have under applicable law, each Lender or such other holder shall, upon the occurrence of any Event of Default described in Section 6.1, or any Unmatured Event of Default described in Section 6.1(e), have the right to appropriate and apply to the payment of the Liabilities (whether or not then due), in such order of application as Lender or such other holder may elect, any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or moneys of Borrower then or thereafter with such Lender or such other holder. Such Lender or such other holder shall use reasonable efforts to notify Borrower of such actions promptly after the occurrence of either of the foregoing; provided, however, that the failure to give such notice shall not affect the validity of such actions.

         2.14 Pro Rata Treatment. Subject to the various provisions of this Agreement and the Related Agreements that permit the Agent to make Loans and receive payments for the account of Continental on a non-pro rata basis pending the occurrence of a Settlement Date and that permit the Issuing Bank to receive payment of reimbursement obligations under Letters of Credit, (a) all borrowings and repayments shall be effected so that after giving effect thereto all Loans, and all participations in Letters of Credit, shall be pro rata among the Lenders according to their respective Percentages and (b) if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff, banker's lien or otherwise) on account of any Loan or any participation interest in a Letter of Credit in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in the Loans or participation interests held by such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of such other Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery. Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the other Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

         2.15 All Loans Equally Secured. The Revolving Loans, the Stock Purchase Loans and all other Loans under this Agreement, and all other Liabilities of Borrower to the Agent, the Issuing Lender or any Lender under this Agreement and any of the Related Agreements, shall be secured by the Agent's Lien on all of the Collateral and Third Party Collateral and by all other Liens heretofore, now, or at any time or times hereafter granted by Borrower or any other Obligor to the Agent or any Lender. Borrower agrees that all of the rights of the Agent and the Lenders set forth in this Agreement shall apply to any modification, amendment or restatement of, or supplement to, this Agreement, any Supplements or Exhibits hereto, and the Related Agreements, unless otherwise agreed in writing.

         2.16 Intentionally Omitted.

         2.17 Taxes and Increased Costs Related to Eurodollar Rate Loans.

                  (a) With respect to the Eurodollar Rate Loans, if any Lender shall determine in good faith that any Change in Law shall:

                           (i) impose,  modify or deem  applicable  any reserve,
                  special deposit or similar requirements against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, such Lender;

                           (ii) subjects such Lender, any of the Eurodollar Rate
                  Loans or any Notes to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any Eurodollar Rate Loans or any Notes except such taxes as may be measured by such Lender's overall net income or that of such Lender's lending branch and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Lender's principal executive office or such Lender's lending branch is located;

                           (iii) change the basis of taxation of payments of principal and interest due from the Borrower to such

                  Lender or under any Note (other than by a change in taxation of such Lender's overall net income); or

                           (iv) impose on such Lender any penalty  with  respect
                  to the foregoing or any other condition regarding this Agreement, its disbursement, any Eurodollar Rate Loans or any Note;

                           and such Lender shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender of making or maintaining any Eurodollar Rate Loans hereunder or to reduce the amount of principal or interest received by such Lender, and that such Lender shall not be fully compensated for such increased cost or reduced amount received by such Lender by the adjustment of the reserve percentage or assessment rate included in the determination of the Eurodollar Rate, then the Borrower shall pay to such Lender from time to time as specified by such Lender such additional amounts as such Lender shall determine are sufficient to compensate and indemnify such Lender for such increased cost or reduced amount. If such Lender makes such a claim for compensation, such Lender shall provide to the Borrower a certificate setting forth such increased cost or reduced amount in reasonable detail (including an explanation of the basis for and the computation for such increased cost or reduced amount) as a result of any event mentioned herein and such certificate shall be conclusive and binding on the Borrower as to the amount thereof except in the case of manifest error.

                  (b) Without limiting the effect of subsection (a) above, in the event that any Change in Law (i) increases the cost (whether by incurring a cost or adding to a cost) of creating or maintaining any Eurodollar Rate Loans hereunder based on or measured by the excess above a specified level of the amount of a category or deposits or other liabilities of any Lender which includes deposits by reference to which the interest rate on such Eurodollar Rate Loans is based or determined or a category of extensions of credit or other assets of such Lender which includes such Eurodollar Rate Loans, or (ii) subjects such Lender to restrictions on the amount of such a category of liabilities or assets which such Lender may hold, then, if such Lender so elects by notice to the Borrower, such Lender's obligation to increase or effect by conversion any affected Eurodollar Rate Loans hereunder shall be suspended until such Change in Law ceases to be in effect. Upon the giving of such notice to the Borrower, such Eurodollar Rate Loans shall automatically be converted to Reference Rate Advances. The Lenders may, at their option, elect to make, fund or maintain any Loans hereunder at the branch or office specified herein or such other of its branches or offices as the Lenders may from time to time elect; provided, however, that any such election changing such branch or office does not result in increased costs to the Lenders for which the Borrower is liable to compensate the Lenders under this Section 2.17.


3.       COLLATERAL.

         3.1 Grant of Security Interest. Borrower hereby reaffirms the grant of the security interest granted to Continental under the First Restated Agreement and as security for the payment of all Loans now or hereafter made by the Lenders (or by the Agent on behalf of the Lenders) to Borrower hereunder or under any Note, and as security for the payment or other satisfaction of all Liabilities (including, without limitation, all reimbursement obligations under any Letters of Credit), Borrower hereby grants to Continental in its capacity as Agent, for the benefit of the Agent, the Issuing Bank and the Lenders, a security interest in and to the following property of Borrower, whether now owned or existing, or hereafter acquired or coming into existence, wherever now or hereafter located (all such property is hereinafter referred to collectively as the "Collateral"):

                  (a) Accounts Receivable (whether or not Eligible Accounts Receivable);

                  (b) Equipment and Fixtures;

                  (c) Inventory (whether or not Eligible Inventory);

                  (d) General Intangibles;

                  (e) Contract Rights and documents of title;

                  (f) All chattel paper and instruments evidencing, arising out of or relating to any obligation to Borrower for goods sold or leased or services rendered, or otherwise arising out of or relating to any property described in subsections (a) through (e) above;

                  (g) Any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts (including without limitation, the Collection Accounts and Assignee Deposit Account) or monies of or in the name of Borrower now or hereafter with the Agent or any Lender and any and all property of every kind or description of or in the name of Borrower now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, or standing to Borrower's credit on the books of, the Agent or any Lender, any agent or bailee for the Agent or any Lender, or any Participant;

                  (h) All interest of Borrower in any goods the sale or lease of which shall have given or shall give rise to, and in all guaranties and other property securing the payment of or performance under, any Accounts Receivable, Contract Rights, General Intangibles or any chattel paper or instruments referred to in subsection (f) above;

                  (i) Any and all other property of Borrower, of any kind or description (including but not limited to real estate of Borrower), subject to a separate mortgage, pledge or security interest in favor of the Agent or in which the Agent now or hereafter has or acquires a security interest securing any Liabilities, whether pursuant to a written agreement or instrument other than this Agreement or otherwise;

                  (j) All replacements, substitutions, additions or accessions to or for any of the foregoing;

                  (k) To the extent related to the property described in subsections (a) through (j) above, all books, correspondence, credit files, records, invoices and other papers and documents, including, without limitation, to the extent so related, all tapes, cards, computer runs, computer programs and other papers and documents in the possession or control of Borrower or any computer bureau from time to time acting for Borrower, and, to the extent so related, all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance; and

                  (l) All products and proceeds (including but not limited to any Accounts Receivable or other proceeds arising from the sale or other disposition of any Collateral, any returns of any Equipment or Inventory sold by Borrower, and the proceeds of any insurance covering any of the Collateral) of any of the foregoing.

         3.2      Accounts Receivable.

                  (a) If requested by the Agent, Borrower shall advise the Agent promptly of any Inventory items in excess of $50,000 in aggregate value which are returned by or repossessed from any Account Debtor, or otherwise recovered, shall receive such Inventory in trust and, unless instructed to deliver such Inventory to the Agent, shall resell it for the Agent, on behalf of the Agent and the Lenders. If requested by the Agent, Borrower shall notify the Agent immediately of all disputes and claims by any Account Debtor in excess of $50,000 in aggregate amount. Unless and until an Event of Default or an Unmatured Event of Default has occurred and is continuing, Borrower shall be permitted to settle and/or adjust all disputes regarding Accounts Receivable in accordance with Borrower's usual business practices. No discount or credit allowance shall be granted by Borrower to any Account Debtor without the Agent's prior consent except for discounts, credits, and allowances made or given in the ordinary course of Borrower's business or of which written notice has been given to the Agent. All Account Debtor payments and all net amounts received by the Agent in settlement, adjustment or liquidation of any Account Receivable shall be applied by the Agent to the Liabilities, or credited to Borrower's Demand Deposit Account (subject to collection) as the Agent may deem appropriate and, as more fully described in Section 2.10. If requested by the Agent, Borrower will make proper entries in its books and records, disclosing the assignment of Accounts Receivable to the Agent.

                  (b) Borrower warrants that: (i) all of the Accounts Receivable are and will continue to be bona fide existing obligations created by the sale of goods, the rendering of services, or the furnishing of other good and sufficient consideration to Account Debtors in the regular course of business; (ii) all shipping or delivery receipts and other documents furnished or to be furnished to the Agent in connection therewith are and will be genuine and (iii) none of the Accounts Receivable identified or included on any schedule, Borrowing Base Certificate or report as Eligible Accounts Receivable fail at the time so identified or included to satisfy any of the requirements for eligibility set forth in the definition of Eligible Accounts Receivable.

                  (c) The Agent is authorized and empowered (which authorization and power, being coupled with an interest, is irrevocable until the last to occur of termination of this Agreement and payment and performance in full of all of the Liabilities under this Agreement) at any time in its discretion:

                           (1) To request,  in Borrower's  name or the name of a
                  third party, confirmation from any Account Debtor or party obligated under or with respect to any Collateral of the amount shown by the Accounts Receivable or other Collateral to be payable, or any other matter stated therein;

                           (2) To endorse in Borrower's  name and to collect any
                  chattel paper, checks, notes, drafts, instruments or other items of payment tendered to or received by the Agent in payment of any Account Receivable or other obligation owing to Borrower;

                           (3) To notify, either in the Agent's name or Borrower's name, and/or to require Borrower to notify, any Account Debtor or other Person obligated under or in respect of any Collateral, of the fact of the Agent's Lien thereon and of the collateral assignment thereof to the Agent;

                           (4) After the occurrence  and during the  continuance
                  of an Event of Default or Unmatured Event of Default, to direct, either in the Agent's name or Borrower's name, and/or to require Borrower to direct, any Account Debtor or other Person obligated under or in respect of any Collateral to make payment directly to the Agent of any amounts due or to become due thereunder or with respect thereto; and

                           (5) After the  occurrence  of an Event of  Default or
                  Unmatured Event of Default, to demand, collect, surrender, release or exchange all or any part of any Collateral or any amounts due thereunder or with respect thereto, or compromise or extend or renew for any period (whether or not longer than the initial period) any and all sums which are now or may hereafter become due or owing upon or with respect to any of the Collateral, or enforce, by suit or otherwise, payment or performance of any of the Collateral either in the Agent's own name or in the name of Borrower.

         Under no circumstances shall the Agent be under any duty to act in regard to any of the foregoing matters. The costs relating to any of the foregoing matters, including Attorneys' Fees and out-of-pocket expenses, and the cost of any Assignee Deposit Account or other bank account or accounts which may be required hereunder, shall be borne solely by Borrower whether the same are incurred by the Agent or Borrower, and the Agent may advance same to Borrower as a Revolving Loan.

                  (d) Borrower shall deposit all collections of Accounts Receivables and other proceeds of Collateral directly into one of the Collection Accounts. Each Collection Account shall be maintained on terms acceptable to the Agent, and at the Agent's request, subject to a Blocked Account Agreement in form and substance satisfactory to Agent ("Blocked Account Agreement"), which agreement shall require collected funds in such Collection Account, on a periodic basis, to be wire transferred to a special bank account (the "Assignee Deposit Account") with the Agent or such other bank or financial institution as the Agent shall consent, over which the Agent alone has power of withdrawal. Whether or not a Collection Account is subject to a Blocked Account Agreement, Borrower shall cause all amounts deposited in the Collection Accounts, once collected, to be directly wire transferred to the Assignee Deposit Account from time to time as the Agent shall request. Borrower acknowledges that the maintenance of the Assignee Deposit Account is solely for the convenience of the Agent in facilitating its own operations and Borrower does not and shall not have any right, title or interest in the Assignee Deposit Account or in the amounts at any time appearing to the credit thereof. Pending such transfer and deposit into the Assignee Deposit Account, Borrower agrees not to commingle any such checks, drafts, cash and other remittances with any of its funds or property, but will hold them separate and apart therefrom and upon an express trust for the Agent until transfer and deposit thereof is made in the Assignee Deposit Account. Upon the full and final liquidation of all Liabilities, the Agent will pay over to Borrower any excess amounts received by the Agent as payment or proceeds of Collateral, whether received by the Agent as a deposit in the Assignee Deposit Account or received by the Agent as a direct payment on any of the sums due hereunder.

                  (e) Borrower appoints the Agent, or any Person whom the Agent may from time to time designate, as Borrower's attorney and agent-in-fact with power: (i) after the occurrence and during the continuance of an Event of Default, to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by the Agent and to receive, open and dispose of all mail addressed to Borrower; provided, however, that the Agent shall make reasonable efforts to forward to Borrower any such mail that does not relate to this Agreement or the Collateral; (ii) in Borrower's or a third party's name, to send requests for verification of Accounts Receivable or other Collateral to Account Debtors; (iii) to open an escrow account or Assignee Deposit Account under the Agent's sole control for the collection of Accounts Receivable or other Collateral, if not required contemporaneously with the execution hereof and (iv) to do all other things which the Agent is permitted to do under this Agreement or any Related Agreement or which are necessary to carry out this Agreement and the Related Agreements. Neither the Agent nor any of its directors, officers, employees or agents will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law, unless the same shall have resulted from gross negligence or willful misconduct. The foregoing appointment and power, being coupled with an interest, is irrevocable until all Liabilities under this Agreement are paid and performed in full and this Agreement is terminated. Borrower expressly waives presentment, demand, notice of dishonor and protest of all instruments and any other notice to which it might otherwise be entitled.

                  (f) If any Account Receivable, Contract Right or General Intangible of Borrower in excess of $25,000 arises out of a contract with the United States or any department, agency, or instrumentality thereof, Borrower will, unless the Agent shall otherwise agree, immediately notify the Agent in writing and execute any instruments and take any steps required by the Agent in order that all monies due and to become due under such contract shall be assigned to the Agent and notice thereof given to the government under the Federal Assignment of Claims Act of 1940, as amended or other applicable laws or regulations.

                  (g) If any Account Receivable or Contract Right is evidenced by chattel paper or promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will, unless the Agent shall otherwise agree, deliver the originals of same to the Agent, appropriately endorsed to the Agent's order and, regardless of the form of such endorsement, Borrower hereby expressly waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

         3.3      Inventory.

                  (a) Unless the Agent shall otherwise agree, if Borrower sells Inventory for cash, all full and partial payments therefor shall be immediately delivered by Borrower to the Agent in their original form for deposit in the Assignee Deposit Account or for other application to reduction of the Liabilities. All such cash shall be held by Borrower in trust for the Agent and shall be remitted to the Agent not later than the end of the day received, or at such other time as the Agent may designate.

                  (b) Neither the Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any Inventory delivered to it, to any bailee appointed by or for it, to any warehouseman, or under any other circumstances. Neither the Agent nor any Lender shall be responsible for collection of any proceeds or for losses in collected proceeds held by Borrower in trust for the Agent. Any and all risk of loss for any or all of the foregoing shall be upon Borrower, except for such loss as shall result from the Agent's or the applicable Lender's gross negligence or willful misconduct.

                  (c) If and when requested by the Agent, Borrower shall, upon acquiring an interest in any Inventory, deliver to the Agent schedules of such Inventory, together with supplier's invoices, warranties, production, cost and other records as the Agent may request. If requested by the Agent, Borrower shall deliver to the Agent schedules of the sale of any Inventory immediately upon its sale. Any material change in the value or condition of any Inventory, and any errors discovered in schedules delivered to the Agent, shall be reported to the Agent immediately. Borrower confirms that the warranties and representations in this Agreement shall apply to each schedule. Borrower represents and warrants that, as to each schedule of Inventory delivered to the Agent or any Lender:

                           (1) The descriptions, origins, sizes, qualities, quantities, weights, and markings of all goods stated thereon, or on any attachment thereto, are true and correct in all material respects;

                           (2)  None  of the  goods  are  defective,  of  second
                  quality  or  goods  returned  after  shipment,   except  where
                  described as such; and

                           (3) All  Inventory  not included on such schedule has
                  been previously scheduled.

                  (d) If requested by the Agent, Borrower will notify the Agent immediately if Borrower obtains possession (by return, repossession or otherwise) of any Inventory in excess of $50,000 in aggregate value which has been sold, and will inform the Agent of the identity of the returned or repossessed Inventory, the applicable Account Debtor and the amount of the applicable Account Receivable.

         3.4      Equipment.

                  (a) Borrower shall at all times keep the Equipment in good operating condition and repair, ordinary wear and tear excepted, and Borrower shall not, without the prior written consent of the Agent, sell, lease, or otherwise dispose of any Equipment, or any part thereof or interest therein; provided, however, that without the Agent's consent (but with notice to the Agent) Borrower may dispose of obsolete or unuseful Equipment in the ordinary course provided the Equipment disposed of in a single transaction or a series of transactions in any Fiscal Year has an aggregate net book value of $50,000 or less.

                  (b) In the event any of the Equipment of Borrower is sold, transferred or otherwise disposed of, other than as permitted by
         Section 3.4(a), unless the Required Lenders shall agree otherwise, (i) Borrower shall deliver all of the proceeds of any such sale, transfer or disposition to Agent, which proceeds shall be applied to the repayment of the Liabilities of Borrower in accordance with the provisions of Section 2.10(b), if such sale, transfer or disposition is effected without replacement of the Equipment so sold, transferred or disposed or if such Equipment is replaced with equipment leased by Borrower as lessee, or (ii) Borrower shall use the proceeds of such sale, transfer or disposition to finance the purchase by Borrower of replacement Equipment and shall deliver to Agent written evidence of the use of the proceeds for such purchase, if such sale, transfer or disposition is made in connection with the purchase by Borrower of replacement Equipment. All replacement Equipment purchased by Borrower shall be free and clear of all liens, claims, security interests or encumbrances.

                  (c) Borrower will, upon request of the Agent, submit to the Agent a current listing of all of Borrower's Equipment, which listing shall indicate the type, model, serial number and location of such Equipment.

         3.5 Supplemental Documentation. At the Agent's request, Borrower shall execute and/or deliver to the Agent, at any time or times hereafter, such agreements, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of Accounts Receivable, schedules of Accounts Receivable assigned, and other written matter necessary or reasonably requested by the Agent to perfect and maintain perfected the Agent's security interest in the Collateral (all the above hereinafter referred to as "Supplemental Documentation"), in form and substance acceptable to the Agent, and pay all taxes, fees and other costs and expenses associated with any recording or filing of the Supplemental Documentation. Borrower hereby irrevocably makes, constitutes and appoints the Agent (and all Persons designated by the Agent for that purpose) as Borrower's true and lawful attorney (and agent-in-fact) (which appointment and power, being coupled with an interest, is irrevocable until the last to occur of termination of this Agreement and payment and performance in full of all of the Liabilities under this Agreement) to sign the name of Borrower on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as the Agent in its discretion, may elect. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

4. REPRESENTATIONS AND WARRANTIES. To induce each of the Lenders to make Loans to Borrower and the Issuing Lender to issue any Letters of Credit under this Agreement, Borrower makes the following representations and warranties, all of which shall be true and correct as of the Closing Date and shall survive the execution of this Agreement and the making of the initial Loan or the issuance of the initial Letter of Credit hereunder. Each request for a Loan hereunder shall constitute a representation and warranty by Borrower, with the same effect as a certificate delivered by Borrower in writing, that all of the representations and warranties made herein (other than representations and warranties which expressly speak as of a certain date), are true and correct in all respects, except that the representations and warranties set forth in Sections 4. 1, 4.7, 4.9, 4.10, 4.11, 4.12, 4.13, 4.15, and 4.16, insofar as they refer to the accuracy of matters set forth on a Schedule hereto, may be updated by Borrower by updating such Schedule.

         4.1 Organization. Borrower and all of its corporate Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective incorporation. All of Borrower's other Subsidiaries, if any, are entities duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organization. Borrower and all of its Subsidiaries are in good standing and are duly qualified to do business in each jurisdiction where, because of the nature of their respective activities or properties, such qualification is required, except as otherwise disclosed on Schedule 4.1. On the date hereof, Borrower and each Subsidiary conducts business in its own name exclusively. Schedule 4.1 sets forth a complete and accurate list, as of the date of this Agreement, of (a) the state or other jurisdiction of formation of Borrower, (b) each state in which Borrower is qualified to do business and (c) all of Borrower's trade names, trade styles or doing business forms.

         4.2 Authorization. Borrower is duly authorized to execute and deliver this Agreement, any Note(s), and any Related Agreements or Supplemental Documentation contemplated by this Agreement, and is and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under this Agreement, any Notes and any such Related Agreements and Supplemental Documentation. The execution, delivery and performance by Borrower of this Agreement, any Note(s), and any Related Agreements or Supplemental Documentation contemplated by this Agreement, and the borrowings hereunder, do not and will not require any consent or approval of any governmental agency or authority.

         4.3 No Conflicts. The execution, delivery and performance by Borrower of this Agreement, any Note(s), and any Related Agreements or Supplemental Documentation contemplated by this Agreement do not and will not conflict with
(i) any provision of law, (ii) the charter or by-laws of Borrower, (iii) any agreement binding upon Borrower or (iv) any court or administrative order or decree applicable to Borrower, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of Borrower or any of its Subsidiaries except as provided herein.

         4.4 Validity and Binding Effect. This Agreement, any Note(s), and any Related Agreements or Supplemental Documentation contemplated by this Agreement, when duly executed and delivered will be legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

         4.5 No Default. Neither Borrower nor any of its Subsidiaries is in default under any agreement or instrument to which Borrower or any Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which default might materially and adversely affect (i) the Agent's Lien on or rights with respect to any Collateral or Third Party Collateral or
(ii) the financial condition or operations of Borrower, any Subsidiary or Borrower and its Subsidiaries taken as a whole. No Event of Default or Unmatured Event of Default has occurred and is continuing.

         4.6 Financial Statements. Borrower's audited consolidated and consolidating financial statement as at December 31, 1993 and Borrower's unaudited consolidated and consolidating financial statement as at June 30, 1994, copies of which have been furnished to each of the Lenders, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding Fiscal Year and period and present fairly the financial condition of Borrower and its Subsidiaries as at such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments, which are not expected to be material in amount. Since December 31, 1993, there has been no material adverse change in the financial condition of Borrower, any Subsidiary or Borrower and its Subsidiaries taken as a whole.

         4.7 Insurance. Schedule 4.7 hereto is a complete and accurate summary of the property and casualty insurance program carried by Borrower and its Subsidiaries on the date hereof. Schedule 4.7 includes the insurer(s) name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurer(s), exclusions, deductibles and self-insured retention and describes in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by Borrower or any Subsidiary or imposed upon Borrower or any Subsidiary by any such insurer. This summary also includes any self-insurance program that is in effect.

         4.8      Litigation; Contingent Liabilities.

                  (a) Except for those referred to in a Schedule 4.8, no claims, litigation, arbitration proceedings or governmental proceedings are pending or threatened against or are affecting Borrower or any Subsidiary, the results of which might materially and adversely affect
         (i) the financial condition or operations of Borrower, any Subsidiary or Borrower and its Subsidiaries taken as a whole or (ii) the Agent's interest in or Lien on any material Collateral or Third Party Collateral.

                  (b) Other than any liability incident to the claims, litigation or proceedings disclosed in Schedule 4.8 or Schedule 4.19, or provided for or disclosed in the financial statements referred to in
         Section 4.6, to the best knowledge of Borrower, neither Borrower nor any of its Subsidiaries has any contingent liabilities which are material to Borrower, any Subsidiary or Borrower and its Subsidiaries taken as a whole.

         4.9 Indebtedness; Liens. Except as disclosed on the Financial Statements provided to the Lenders under Section 4.6, neither Borrower nor any Subsidiary has any Indebtedness other than the Indebtedness listed on Schedule
5.15. None of the Collateral or other property, revenues or assets of Borrower or any Subsidiary is subject to any Lien (including but not limited to Liens pursuant to Capitalized Leases under which Borrower or any Subsidiary is a lessee) except: (a) Liens in favor of the Agent; (b) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (c) carriers', warehousemen's, mechanics', materialmen's and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (d) Liens disclosed in the financial statements referred to in Section 4.6 and (e) Liens listed on Schedule 4.9.

         4.10  Subsidiaries.  Borrower has no  Subsidiaries  except as listed on
Schedule 4.10. Schedule 4.10 sets forth, for each Subsidiary, a complete and accurate statement of (a) Borrower's and each Subsidiary's percentage ownership of each of their respective Subsidiaries, (b) the state or other jurisdiction of formation or incorporation of each Subsidiary, (c) each state in which each Subsidiary is qualified to do business on the date of this Agreement and (d) all of each Subsidiary's trade names, trade styles or doing business forms on the date of this Agreement.

         4.11 Partnerships; Joint Ventures. Neither Borrower nor any of its Subsidiaries is a partner or joint venturer in any partnership or joint venture other than the partnerships and joint ventures listed on Schedule 4.11. Schedule
4.11 sets forth, for each such partnership or joint venture, a complete and accurate statement of (a) Borrower's and each Subsidiary's percentage ownership of each such partnership or joint venture, (b) the state or other jurisdiction of formation or incorporation, as appropriate, of each such partnership or joint venture, (c) each state in which each such partnership or joint venture is qualified to do business on the date of this Agreement and (d) all of each such partnership's or joint venture's trade names, trade styles or doing business forms on the date of this Agreement.

         4.12     Business and Collateral Locations.

                  (a) On the date hereof the office where Borrower keeps Borrower's books and records concerning Borrower's Accounts Receivable and other Collateral, and Borrower's chief place of business and chief executive office, is located at the address of Borrower set forth on the signature pages of this Agreement. Schedule 4.12 contains a complete and accurate list, as of the date of this Agreement, of (i) all of Borrower's places of business other than that referred to in the first sentence of this paragraph (a) and (ii) all locations and places of business of each Subsidiary.

                  (b) Schedule 4.12 contains a complete and accurate list, as of the date of this Agreement, of (i) the locations of all of Borrower's Inventory, Equipment and Fixtures, (ii) if applicable, the locations of all Third Party Collateral (except any part thereof which prior to the execution of this Agreement Borrower shall have advised the Agent in writing consists of Collateral or Third Party Collateral, as applicable, normally used in more than one state) and (iii) if any Inventory, Equipment or other Collateral, or any Third Party Collateral is not in the possession or control of Borrower or the owner of such Third Party Collateral, the name and mailing address of each bailee, processor, warehouseman or other Person in possession or control thereof.

         4.13 Real Property. Schedule 4.13 contains a complete and accurate list, as of the date of this Agreement, of (a) the address and legal descriptions of any real property owned by Borrower or on which any Fixtures are located and (b) in the case of Fixtures located on property not owned by Borrower, the name(s) and mailing addresses of the record owners of such property.

         4.14 Eligibility of Collateral. Each Account Receivable or, item of Inventory which Borrower shall, expressly or by implication (by inclusion on a Borrowing Base Certificate or otherwise), request the Agent to classify as an Eligible Account Receivable or as Eligible Inventory respectively, will, as of the time when such request is made, conform in all respects to the requirements of such classification set forth in the respective definitions of "Eligible Account Receivable" and "Eligible Inventory" set forth herein.

         4.15 Control of Collateral; Lease of Property. Borrower is not now conducting, or permitting or suffering to be conducted, any activities pursuant to or in conjunction with which any of the Collateral is now, or will be (while any Liabilities exist or this Agreement is in effect), in the possession or control of, any Subsidiary, Obligor (other than Borrower) or Related Party. Except for Capitalized Leases included on Schedule 5.15, Schedule
4.15 contains a complete and accurate list (with the exception of vehicle leases and non-material office equipment) of (a) all leases under which Borrower or a Subsidiary is the lessee covering any machinery, equipment or real property used by Borrower or any Subsidiary and (b) the name and mailing address of each lessor or owner of such machinery, equipment or real property.

         4.16 Patents, Trademarks, etc. Borrower and each of its Subsidiaries possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade styles, and tradenames to continue to conduct its respective business as heretofore conducted by it, and all such licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade styles, and tradenames existing on the date hereof and, in the case of patents, trademarks and copyrights, the date of issuance thereof, are listed on Schedule 4.16.

         4.17 Solvency. Borrower and each of its Subsidiaries now has capital sufficient to carry on its respective business and transactions and all business and transactions in which it is about to engage, and is now solvent and able to pay its respective debts as they mature, and Borrower and each of its Subsidiaries now owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay Borrower's or such Subsidiary's debts.

         4.18  Contracts;  Labor Matters.  Except as disclosed on Schedule 4.18:
(a) neither Borrower nor any Subsidiary is a party to any contract or agreement, or is subject to any charge, corporate restriction, judgment, decree or order, which materially and adversely affects its business, property, assets, operations or condition, financial or otherwise; (b) no labor contract to which Borrower or any Subsidiary is a party or is otherwise subject is scheduled to expire prior to the initial Termination Date; (c) neither Borrower nor any Subsidiary has, within the two-year period preceding the date of this Agreement, taken any action which would have constituted or resulted in a "plant closing" or "mass layoff" within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law, and Borrower has no reasonable expectation that any such action is or will be required at any time prior to the initial Termination Date and (d) on the date of this Agreement (i) neither Borrower nor any Subsidiary is a party to any labor dispute and (ii) there are no strikes or walkouts relating to any labor contracts to which Borrower or any Subsidiary is a party or is otherwise subject.

         4.19 Pension and Welfare Plans. Each Pension Plan complies in all material respects with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 or 4205 of ERISA, respectively; no steps have been instituted to terminate any Pension Plan; no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan which could result in the incurrence by Borrower, any other Obligor or any ERISA Affiliate of any material liability, fine or penalty; and neither Borrower nor any other Obligor nor any ERISA Affiliate is a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA of a "single-employer plan" as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Except as listed in Schedule 4.19, neither Borrower nor any Subsidiary has any contingent liability with respect to any "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, which covers retired or terminated employees and their beneficiaries.

         4.20 Regulation U; Regulation G. Except to the extent that such actions would not violate any of the margin regulations of the Federal Reserve Board, including without limitation, Regulation U and Regulation G, Borrower is not engaged in the business of purchasing or selling Margin Stock or extending credit to others for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any Margin Stock or for any other purpose.

         4.21 Compliance. Except as described on Schedule 4.21 or Schedule 4.25, Borrower and its Subsidiaries are in compliance with all statutes and governmental rules and regulations applicable to them noncompliance with which would materially adversely affect the condition, financial or otherwise, or Borrower or any of its Subsidiaries.

         4.22 Taxes. Each of Borrower and its Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained. The federal income tax liability of Borrower and its Subsidiaries has been audited by the Internal Revenue Service and has been finally determined and satisfied (or the time for audit has expired) for all tax years up to and including the tax year ended
December 31, 1985. Borrower is not aware of any proposed assessment against Borrower or any of its Subsidiaries for additional Taxes (or any basis for any such assessment) which might be material to Borrower and its Subsidiaries taken as a whole.

         4.23  Investment  Company  Act  Representation.   Borrower  is  not  an
"investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of l940, as amended.

         4.24 Public Utility Holding Company Act Representation. Borrower is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.25 Environmental and Safety and Health Matters. Except as disclosed on Schedule 4.25, Borrower and each of its Subsidiaries and/or each property, operations and facility that Borrower or any Subsidiary may own, operate or control (i) complies in all material respects with (A) all applicable Environmental Laws and (B) all applicable Occupational Safety and Health Laws;
(ii) is not subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or

Occupational Safety and Health Law; (iii) has not received any notice (A) that it may be in violation of any Environmental Law or Occupational Safety and Health Law, (B) threatening the commencement of any proceeding relating to allegedly unlawful, unsafe or unhealthy conditions or (C) alleging that it is or may be responsible for any response, cleanup, or corrective action, including but not limited to any remedial investigation/feasibility studies, under any Environmental Law or Occupational Safety and Health Law; (iv) is not the subject of federal or state investigation evaluating whether any investigation, remedial action or other response is needed to respond to (A) a spillage, disposal or release or threatened release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (B) any allegedly unsafe or unhealthful condition; (v) has not filed any notice under or relating to any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (B) any potentially unsafe or unhealthful condition, and there exists no basis for such notice irrespective of whether or not such notice was actually filed and (vi) has no material contingent liability in connection with (A) any actual or potential spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether on any premises owned or occupied by Borrower or any Subsidiary or on any other premises or (B) any unsafe or unhealthful condition. Except as disclosed on Schedule 4.25, there are no Hazardous Materials on, in or under any property or facilities owned, operated or controlled by Borrower or any Subsidiary, including but not limited to such Hazardous Materials that may be contained in underground storage tanks, but excepting such Hazardous Materials used in accordance with all applicable laws and in the same manner as an ordinary consumer (e.g., gasoline in tanks of motor vehicles, small amounts of cosmetic cleaners, etc.). The materiality standard used in this Section 4.25 shall be exceeded only if the fact or facts giving rise to a breach of the representation and warranty contained herein might result in liability in excess of $100,000 in the aggregate.

         4.26 Related Agreements. All representations and warranties of Borrower contained in any Related Agreements are true and correct as if made on the date hereof and Borrower hereby adopts and affirms all such representations and warranties which Borrower agrees shall be incorporated by reference herein and made a part hereof.

         4.27 Collection Accounts. Schedule 4.27 contains a list of each deposit account maintained by Borrower for the collection of Accounts Receivables and proceeds of other Collateral.

         4.28 Accuracy of Information. All information supplied by Borrower to the Lenders in writing in connection with this Agreement and the Related Agreements and the transactions contemplated herein and therein on or before the date hereof with respect to Borrower and its Subsidiaries is true, complete and accurate in all material respects; and Borrower does not know of any fact which it has not disclosed in writing to the Lenders which is material to Borrower or any Subsidiary or the ability of Borrower or any Subsidiary to perform its obligations hereunder or under any Related Agreement.

         4.29 Title to Properties. Each of Borrower and Subsidiaries has good and marketable title to its properties reflected on the financial statements referred to in Section 4.6 or acquired since the date thereof except for such assets as have been disposed of since the date thereof as no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business as presently conducted and all such properties are free and clear of Liens, except for Liens permitted under Section 5.16.

         4.30 Creation of Security Interests and Liens. Subject to the next sentence, there has been created a valid and duly perfected security interest or Lien in favor of the Agent for the benefit of the Lenders in the Collateral, which security interest or Lien secures the full amount of the Liabilities. Said Collateral is subject to no other Liens other than Liens permitted to be incurred by Borrower under Section 5.16.

         4.31 Stock Purchase. Borrower has the authority to purchase its common stock under its articles of incorporation, by-laws, and all applicable local, state and federal laws including, but not limited to, laws regulating the securities markets. Moreover, such purchase(s) of its common stock do not constitute a fraudulent transfer or conveyance under any applicable state or federal laws.

         4.32 Stock Pledge. Borrower has the authority to receive the pledge of its common stock referenced in Section 6.1(o) under its articles of incorporation, by-laws, and all applicable local, state and federal laws including but not limited to laws regulating the securities markets.


5. BORROWER COVENANTS. From the date of this Agreement and thereafter until the Credit is terminated and all Liabilities of Borrower hereunder are paid in full, Borrower agrees that unless the Required Lenders shall otherwise consent in writing, it will:

         5.1 Financial Statements and Other Reports. Furnish to each Lender (or, in case of Sections 5.1.2 and 5.1.3, the Agent) in form satisfactory to the Required Lenders:

                  5.1.1 Financial Reports.

                           (a) Annual  Audit  Report.  Within  ninety  (90) days
                  after each Fiscal Year of Borrower, a copy of the annual audit report of Borrower and its Subsidiaries prepared on a consolidating and consolidated basis and in conformity with GAAP and certified by an independent certified public accountant who shall be satisfactory to the Required Lenders, together with an unqualified opinion thereon and a certificate from such accountant (i) acknowledging such accountant's understanding that each Lender is relying on such annual audit report, (ii) containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 5 or in Supplement A, and (iii) to the effect that, in making the examination necessary for the signing of such annual audit report, such accountant has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing, or, if such accountant has become aware of any such event, describing it and the steps, if any, Borrower is taking to cure it;

                           (b) Monthly Financial  Statement.  Within thirty (30)
                  days after the end of each month of each Fiscal Year of Borrower, a copy of the unaudited financial statement of Borrower and its Subsidiaries prepared in the same manner as the audit report referred to in preceding subsection (a), signed by Borrower's chief financial officer and consisting of at least a balance sheet as at the close of such month and statements of earnings and cash flows for such month and for the period from the beginning of such Fiscal Year to the close of such month; and

                           (c) Officer's Certificate. Together with the financial statements furnished by Borrower under the preceding subsections (a) and (b), a certificate of Borrower's chief financial officer, dated the date of such annual audit report or such quarterly or monthly financial statement, as the case may be, containing a statement that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 5 or in Supplement A.

                  5.1.2 Summary Agings. Within fifteen (15) days after the end of each month, a summary aging of all Accounts Receivable and a summary aging of all accounts payable as of the end of such month, together with a separate and distinct aging of all Accounts Receivable arising from Borrower's long distance service resale business and identifying thereon Account Debtors who do not otherwise purchase or lease equipment or obtain services from Borrower, in each case in form and content acceptable to Agent and each Lender.

                  5.1.3 Inventory Summary Certification. Within fifteen (15) days after the end of each month, an Inventory summary certification report as of the end of the month for all Inventory locations, in form and content acceptable to the Agent.

                  5.1.4    Other Reports.

                           (a) SEC and Other Reports.  Copies of each filing and
                  report made by Borrower or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission and of each communication from Borrower or any Subsidiary to shareholders generally, promptly upon the filing or making thereof;

                           (b) Report of Change Relating to Borrower, Subsidiaries or Partnerships. Promptly from time to time, a written report of any change in the information set forth in
                  Schedule 4.1, Schedule 4.10 or Schedule 4.11 concerning Borrower, any Subsidiary, or any partnership or joint venture;

                           (c) Patents, etc. Promptly from time to time, a written report of any change to the list of patents, trademarks, copyrights and other information set forth in
                  Schedule 4.16; and

                           (d) Other  Reports.  Any  information  required to be
                  provided pursuant to other provisions of this Agreement, and such other reports or information from time to time reasonably requested by any Lender.

         5.2 Notices. Notify the Agent (which will promptly notify each Lender) in writing of any of the following immediately upon learning of the occurrence thereof (or, in the case of subsections(e) and (f) of this Section 5.2, at least 30 days prior to the occurrence thereof to the extent applicable to the Borrower, any Subsidiary or any other Obligor), describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

                  (a) Default. The occurrence of (i) an Event of Default or Unmatured Event of Default and (ii) to the extent not included in clause (i) of this subsection 5.2(a), the default by Borrower, any other Obligor, any Subsidiary or any Related Party under any material note, indenture, loan agreement, mortgage, lease, deed or other material similar agreement to which Borrower, any other Obligor, any Subsidiary or any Related Party, as appropriate, is a party or by which it is bound;

                  (b) Litigation. The institution of any, and, to the extent Borrower has knowledge thereof, the threat of any litigation, arbitration proceeding or governmental proceeding affecting Borrower, any other Obligor, any Subsidiary, or any Collateral or any Third Party Collateral, whether or not considered to be covered by insurance, if such litigation, arbitration proceeding or other proceeding seeks damages in excess of $500,000 or which, if decided adversely to Borrower, has any possibility of having a materially adverse affect on the financial condition or operations of Borrower or any Subsidiary or Borrower's or such Subsidiary's ability to pay the Liabilities or to perform its obligations hereunder or under any Related Agreement.

                  (c) Judgment. The entry of any judgment or decree against Borrower, any other Obligor, any Subsidiary or any Related Party, if the amount of such judgment exceeds $100,000;

                  (d) Pension Plans and Welfare Plans. The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate, or any other Obligor; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any other Obligor from any Multiemployer Plan; the failure of

         Borrower, any other Obligor or any ERISA Affiliate to make a required contribution to any Pension Plan, including but not limited to any failure to pay an amount sufficient to give rise to a Lien under
         Section 302(f) of ERISA; the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower, any other Obligor or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan; the occurrence of any other event with respect to any Pension Plan which could result in the incurrence by Borrower, any other Obligor or any ERISA Affiliate of any material liability, fine or penalty; or the incurrence of any material increase in the contingent liability of Borrower, any other Obligor or any Subsidiary with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired or terminated employees and their beneficiaries;

                  (e) Business and Collateral Information. Any change or proposed change in any of the information set forth on Schedule 4.12,
         Schedule 4.13 or Schedule 4.15, including but not limited to (i) any change in the location of any Inventory, or Equipment or any Third Party Collateral, (ii) the identity any new bailee, processor, warehouseman or other Person in possession or control of any Inventory or Equipment or other Collateral or Third Party Collateral, (iii) any change in the name or address of the lessor or owner of any real property or equipment leased to Borrower, any Subsidiary or any other Obligor, (iv) any proposed change in the location of Borrower's or any Subsidiary's chief executive office or chief place of business, (v) any proposed opening, closing or other change in the list of offices and other places of business of Borrower and each Subsidiary and (vi) any opening, closing or other change in the offices and other places of business of each other Obligor and each Related Party;

                  (f) Change of Name or Status. Any change in the name or address of Borrower, any Subsidiary, any other Obligor or any Related Party and any change in the tradenames and tradestyles set forth on
         Schedule 4.1;

                  (g)  Insurance   Information.   Any  material  change  in  the
         information set forth in Schedule 4.7;

                  (h)   Environmental   and  Safety  and  Health  Matters.   The
         occurrence of any event, or the acquisition of any information which, if it had occurred or was true on or before the Closing

         Date,  would have been required to have been  disclosed and included on
         Schedule 4.25, including but not limited to receipt of any notice from any federal, state or local government or agency with respect to any actual or alleged violation of any Environmental Law or any Occupational Safety and Health Law;

                  (i) Material Adverse Change. The occurrence of a material adverse change in the business, operations or financial condition of Borrower, any other Obligor or any Subsidiary;

                  (j) Default by Others. Any material default by any Account Debtor or other Person obligated to Borrower, any other Obligor, or any Subsidiary, under any contract, chattel paper, note or other evidence of amounts payable or due or to become due to Borrower, such Obligor or Subsidiary if the amount payable under such contract, chattel paper, note or other evidence of amounts payable or due or to become due exceeds $100,000;

                  (k) Moveable Collateral. If any of the Collateral or Third Party Collateral shall consist of goods of a type normally used in more than one state, whether or not actually so used, any use of any such goods in any state other than a state in which Borrower shall have previously advised the Agent such goods will be used. Borrower agrees that such goods will not, unless the Agent and the Required Lenders shall otherwise consent in writing, be used outside the continental United States or in Louisiana;

                  (l) Change in Management or Line(s) of Business. Any change in the senior management of Borrower or any Subsidiary, or any change in Borrower's or any Subsidiary's line(s) of business; and

                  (m) Other Notices. Any notices required to be provided pursuant to any Related Agreement or the other provisions of this Agreement, and notice of the occurrence of such other events as the Agent or any Lender may reasonably from time to time specify.

         5.3 Existence. Maintain and preserve, and cause each Subsidiary to maintain and preserve, its respective existence as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, trade styles, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time.

         5.4 Nature of Business. Engage, and cause each Subsidiary to engage, in substantially the same fields of business as it is engaged in on the date hereof.

         5.5 Books, Records and Access. Maintain, and cause each Subsidiary to maintain, complete and accurate books and records (including but not limited to records relating to Accounts Receivable, Inventory, Equipment and other Collateral), in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities. Cause its books and records as at the end of any calendar month to be posted and closed not more than thirty (30) days after the last business day of such month. Permit, and cause each Subsidiary to permit, access by the Agent, each Lender and their respective agents or employees to the books and records of Borrower and such Subsidiary at Borrower's or such Subsidiary's place or places of business at intervals to be determined in the discretion of the Agent and such Lender and without hindrance or delay, and permit and cause each Subsidiary to permit the Agent, each Lender and their respective agents and employees to inspect Borrower's Inventory and Equipment and such Subsidiary's inventory and equipment, to perform appraisals of Borrower's Equipment and each Subsidiary's equipment, and to inspect, audit, check and make copies and/or extracts from the books, records, computer data and records, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable, Contract Rights, General Intangibles, Equipment and any other Collateral or Third Party Collateral, or relating to any other transactions between the parties hereto. Any and all such inspections and/or audits shall be at Borrower's expense, and the Agent may, on behalf of the Lenders according to their respective Percentages, advance same to Borrower as a Revolving Loan. Notwithstanding the foregoing, as long as no Event of Default or Unmatured Event of Default has occurred or is continuing Borrower shall not be required to so reimburse the Agent or the Lenders for inspections, audits and/or appraisals of Collateral more frequently than four (4) times each Fiscal Year, and shall not charge Borrower more than $100,000 per year for such investigations, approvals and audits.

         5.6 Insurance. Maintain, and cause each Subsidiary to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as the Agent or the Required Lenders may reasonably request from time to time. Keep the Collateral properly housed and insured for an amount equal to the greater of (i) its full insurable value or (ii) full replacement cost, against all loss or damage and such other risks as are customarily insured against by persons engaged in business similar to that of Borrower, with such companies, in such amounts and under policies in such form as shall be satisfactory to the Agent or the Required Lenders. Certificates of such policies of insurance have been delivered to the Agent prior to the date hereof together with evidence of payment of all premiums therefor. Borrower shall, upon request by the Agent or any Lender, provide to the Agent or such Lender certified copies of all such policies. Borrower shall cause each issuer of an insurance policy to provide the Agent, prior to the Closing Date, with an endorsement or an independent instrument (i) substantially in the form of Exhibit D or such other form and containing such other terms as shall be acceptable to the Agent and (ii) showing loss payable to the Agent and, if required by the Agent, naming the Agent as an additional insured. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Agent for the account of all the Lenders. Borrower appoints the Agent and any Person whom the Agent may from time to time designate (and all officers, employees or agents designated by the Agent or such Person) as Borrower's true and lawful attorney and agent-in-fact with power to make, settle and adjust claims under such policies of insurance, endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and make all determinations and decisions with respect to such policies of insurance. The foregoing appointment and power, being coupled with an interest, is irrevocable until all Liabilities under this Agreement are paid and performed in full and this Agreement is terminated. In the event Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligation of or default by Borrower hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent or the Required Lenders deem advisable. All sums so disbursed by the Agent, including reasonable Attorneys' Fees, court costs, expenses and other charges relating thereto, shall be payable on demand by Borrower to the Agent, and the Agent may, in its sole and absolute discretion, advance such sums to Borrower as a Revolving Loan.

         5.7 Insurance Survey. Provide to each Lender at least annually during the second quarter of each Fiscal Year of Borrower, a certificate signed by its chief financial officer and by Borrower's insurance agent or agents therefor, that attests to and summarizes the property and casualty insurance program carried by Borrower and its Subsidiaries. This summary shall include the insurer(s) name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurer(s), exclusions, deductibles and self-insured retention. Borrower shall notify each Lender in writing (l) at least 30 days prior to any cancellation or material change of any such insurance by Borrower or any Subsidiary and (2) within 5 business days after receipt of any notice (whether formal or informal) of any cancellation or change in any of its insurance by any of its insurers or any material change in the cost thereof or which reduces the policyholder's or financial size ratings of the insurance carriers of Borrower or any of its Subsidiaries, as established by Best's Insurance Reports. Annually, the Required Lenders shall have the right to request Borrower to have a risk management survey completed by a recognized independent risk management consultant acceptable to it and the Required Lenders which will identify, quantify and assess any catastrophic uninsured, underinsured or self-insured exposures faced by Borrower and its Subsidiaries. The cost of such survey shall be borne solely by Borrower. A copy of the results of each such a survey shall be promptly delivered by Borrower to each Lender.

         5.8 Repair. Maintain, preserve and keep, and cause each Subsidiary to maintain, preserve and keep, its properties in operating condition and repair, ordinary wear and tear excepted, and from time to time make, and cause each Subsidiary to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

         5.9 Taxes. Pay, and cause each Subsidiary to pay, when due, all of its Taxes, unless and only to the extent that Borrower or such Subsidiary is contesting such Taxes in good faith and by appropriate proceedings and Borrower or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

         5.10 Compliance. Comply, and cause each Subsidiary to comply, with all statutes and governmental rules and regulations applicable to it if a violation of any such statute, governmental rules or regulation, in any respect may materially (as determined by Agent) and adversely affect the Collateral or any Third Party Collateral or Borrower's or such Subsidiary's business, operations or financial condition or its ability to pay the Liabilities or to perform any of their respective obligations hereunder or any Related Agreement.

         5.11 Pension Plans. Not permit, and not permit any Subsidiary to permit, any condition to exist in connection with any Pension Plan which might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan; not fail, and not permit any Subsidiary to fail, to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under
Section 302(f) of ERISA; and not engage in, or permit to exist or occur, or permit any of its Subsidiaries to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by Borrower or any of its Subsidiaries of any material liability, fine or penalty.

         5.12 Merger,  Purchase and Sale. Not, and not permit any Subsidiary to:
(a) be a party to any merger, liquidation or consolidation other than as contemplated under Section 5.18(l) hereof; (b) except in the normal course of its business, sell, transfer, convey, lease or otherwise dispose of any of its assets; (c) sell or assign, with or without recourse, any Accounts Receivable, Contract Rights, notes receivable or chattel paper, except as provided in this Agreement or (d) purchase or otherwise acquire all or substantially all the assets of any Person; provided, however, the Borrower may acquire all or substantially all of the assets of any Person so long as the aggregate purchase price for all such acquisitions during the term of this Agreement does not exceed $5,000,000 and the aggregate purchase price for all such acquisitions during any fiscal year of Borrower does not exceed $2,000,000 and at the time of any such acquisition and after giving effect to such acquisition, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

         5.13 Restricted Payments. After the Closing Date, not purchase or redeem any shares of its stock, declare or pay any dividends thereon (other than stock dividends or stock for stock exchanges), make any distribution to stockholders as such or set aside any funds for any such purpose, and not prepay, purchase or redeem, and not permit any Subsidiary to purchase, any subordinated Indebtedness of Borrower; provided, however, that the Borrower may (i) pay dividends on its Preferred Stock in accordance with its Articles of Incorporation as in effect on January 17, 1992, (ii) purchase (or refinance its Purchase of) its shares with the proceeds of Stock Purchase Loans as permitted under Section 2.1.2, and (iii) repurchase its shares of common stock in the open market for the purpose of making such stock available to its employees pursuant to its 1983 Employee Stock Plan, 1984 Employee Stock Plan, 1986 Employee Stock Plan, and the Employee Stock Purchase Plan provided that the net cost of such purchases to Borrower under this clause (iii) do not exceed $1,000,000 during any calendar year.

         5.14 Borrower's and Subsidiaries' Stock. Not permit any Subsidiary to purchase or otherwise acquire any shares of the stock of Borrower, and not take any action, or permit any Subsidiary to take any action, which will result in a decrease in Borrower's or any Subsidiary's ownership interest in any Subsidiary.

         5.15 Indebtedness. Not, and not permit any Subsidiary to, incur or permit to exist any Indebtedness (including but not limited to Indebtedness as lessee under Capitalized Leases), except: (a) Indebtedness under the terms of this Agreement; (b) Subordinated Debt; (c) other Indebtedness outstanding on the date hereof and listed on Schedule 5.15; (d) Indebtedness hereafter incurred in connection with Liens permitted under Section 5.16(d) and (e) other Indebtedness approved in writing by the Required Lenders.

         5.16 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien with respect to any property, revenue or assets now owned or hereafter acquired, except: (a) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;
(c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (d) Liens in connection with the acquisition of property after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired, if
(i) the Indebtedness secured thereby does not exceed 100% of the fair market value of such property at the time of the acquisition thereof and (ii) the aggregate outstanding amount of such Indebtedness of Borrower and its Subsidiaries does not exceed $6,000,000; (e) Liens in favor of the Agent; (f) Liens disclosed on the financial statements provided under Section 4.6; (g) Liens existing on the date hereof and listed on Schedule 4.9; and (h) Liens consented to in writing by the Required Lenders.

         5.17 Guaranties. Not, and not permit any Subsidiary to, become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for the endorsement, in the ordinary course of collection, of instruments payable to it or its order.

         5.18 Investments. Not, and not permit any Subsidiary to, make or permit to exist any Investment in any Person, except for: (a) advances to employees of Borrower or any of its Subsidiaries for travel or other ordinary business expenses provided that the aggregate amount outstanding at any one time shall not exceed maximum amounts acceptable to the Required Lenders; (b) advances to employees of Borrower or any of it Subsidiaries for relocation expenses for such employees in an aggregate amount not exceeding $750,000 at any one time outstanding; (c) advances to subcontractors and suppliers in maximum aggregate amounts reasonably acceptable to the Required Lenders but in any event not exceeding an aggregate outstanding amount of $750,000; (d) extensions of credit in the nature of Accounts Receivable or notes receivable arising from the sale of goods and services in the ordinary course of business; (e) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business; (f) Investments (other than Investments in the nature of loans or advances) outstanding on the date hereof in Subsidiaries by Borrower and other Subsidiaries; (g) Investments in the nature of loans and advances constituting Indebtedness of Subsidiaries to Borrower and to other Subsidiaries outstanding on the date hereof and listed on Schedule 5.18; (h) other Investments outstanding on the date hereof and listed on Schedule 5.18;
(i) Investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States of America or any agency thereof; (j) Investments in commercial paper maturing in 180 days or less from the date of issuance rated in the highest grade by a nationally recognized credit agency; (k) Investments in certificates of deposit maturing within one year from the date of acquisition either (1) in an amount not in excess of $100,000 and issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating at least $100,000,000, or (2) in an amount greater than $100,000 and issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating at least $100,000,000 , if such bank or trust company maintains a short term credit rating for commercial paper of at least A2 and/or P2, as assigned by Standard & Poor's Corporation and Moody's Investors Service, Inc., respectively;
(l) purchases of all of the issued and outstanding capital stock of any Person provided that such Person is immediately after such acquisition merged with and into Borrower, that before and after giving effect to such merger no Event of Default or Unmatured Event of Default has occurred and is continuing and the acquisition, if treated as an asset purchase, would be permitted under Section
5.12 hereof; and (m) other Investments consented to by the Agent and the Required Lenders in writing.

         5.19 Subsidiaries. Not, and not permit any Subsidiary to, acquire any stock or similar interest in any Person, and not create, establish or acquire any Subsidiaries other than those existing on the date of this Agreement and as otherwise permitted under Section 5.18(l) hereof.

         5.20 Leases. Not enter into or permit to exist, or permit any Subsidiary to enter into or permit to exist, any arrangements for the leasing by the Borrower or such Subsidiary, as lessee under a lease which is not a Capitalized Lease, of any real or personal property (or any interest therein) other than under leases in existence on the date hereof and listed on Schedule
4.15 and other leases which together require Borrower to pay an aggregate amount of rentals of not more than $18,000,000 for any Fiscal Year.

         5.21 Change in Accounts Receivable. After the occurrence of an Event of Default or Unmatured Event of Default, permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account Receivable, including any of the terms relating thereto.

         5.22 Future Environmental Assessments. Borrower shall provide such information and certifications which the Agent or the Required Lenders may reasonably request from time to time pertaining to the environmental aspects of Borrower and its Subsidiaries and any property owned, operated or controlled by Borrower or any Subsidiary. To investigate environmental aspects of Borrower and its Subsidiaries and their properties, facilities and operations, the Agent (in its discretion, or upon the request of the Required Lenders) or its agents shall have the right at any time to enter upon the property of Borrower or any Subsidiary, take samples, review the books, records or other documents of Borrower and its Subsidiaries, interview officers and employees of Borrower or its Subsidiaries, and conduct such other activities as the Agent, in its discretion, deems appropriate. Borrower shall, and shall cause its Subsidiaries to, cooperate fully in the conduct of any such assessment. If the Agent decides (or is directed by the Required Lenders) to cause such an assessment to be conducted because of (a) the Agent's considering taking possession of or title to the property after the occurrence of an Event of Default or (b) a material change in the use of the property which, in the Agent's or the Required Lender's opinion, increases the risk of non-compliance with Environmental Laws or increases the risk of cost or liabilities thereunder, then Borrower shall pay upon demand all costs and expenses (including Attorney's Fees) connected with such assessment. The Agent, may, in its discretion, provide for the payment of any amount due from Borrower under this Section 5.22 by making Borrower a Revolving Loan. Nothing in this Section 5.22, and no actions taken by the Agent or its agents, or the Required Lenders, pursuant thereto, shall give, or be construed as controlling or giving, to the Agent or any Lender the right or obligation to direct or control the conduct or action or inaction of Borrower or any Subsidiary with respect to any environmental matters, including but not limited to those pertaining to compliance with any Environmental Laws.

         5.23 Related Agreements. Not enter into, or permit any Subsidiary to enter into, any agreement containing any provision which would be violated or breached by the performance by Borrower or such Subsidiary of its obligations hereunder or under any Related Agreement or any instrument or document delivered or to be delivered by Borrower or such Subsidiary in connection herewith.

         5.24 Unconditional Purchase Options. Not enter into or be a party to, or permit any Subsidiary to enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

         5.25 Use of Proceeds. Except as otherwise provided herein, not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock, and furnish to each Lender upon request, a statement in conformity with the requirements of Federal Reserve Form U-l referred to in Regulation U of the Board of Governors of the Federal Reserve System or any similar statement in conformity with the requirements of Regulation G of the Board of Governors of the Federal Reserve System. Not use or permit any proceeds of any of the Loans or Letters of Credit (other than the Stock Purchase Loans or the Stock Purchase L/C's) to be used for any purpose other than for general working capital.

         5.26 Transactions with Related Parties. Not, and not permit any Subsidiary to, enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not a Related Party.

         5.27 Consolidated Net Worth. Maintain a Consolidated Net Worth as at the last day of each fiscal quarter of each Fiscal Year as set forth below, in an amount equal to or greater than the corresponding amount set forth below opposite each such fiscal quarter:

                      For All
                 Quarters Ended in               Amount

                       1994                    75,000,000
                       1995                    77,000,000
                       1996                    79,000,000
                       1997                    81,000,000
                       1998                    83,000,000
                       1999                    85,000,000

         5.28 Interest Coverage Ratio. Not permit the ratio of Borrower's consolidated net earnings before interest expense, provision for Taxes, and amortization of intangibles to interest expense, as determined at the end of each fiscal quarter of each Fiscal Year for the six consecutive month period then ended to be less than 2.50 to 1.00. For purposes of this Section 5.28, (i) net earnings shall not include any gains on the sale or other disposition of Investments or fixed assets and any extraordinary items of income to the extent that the aggregate of all such gains and extraordinary items of income exceed the aggregate of losses on such sale or other disposition and extraordinary items, and (ii) interest expense shall include, without limitation, implicit interest expense on Capitalized Leases.

         5.29 Capital Expenditures. Not, and not permit any Subsidiary to make any Capital Expenditures, or commit to make any Capital Expenditures if, after giving effect to such Capital Expenditures, the aggregate amount of all Capital Expenditures made by Borrower and its Subsidiaries on a consolidated basis in any Fiscal Year would exceed, in the aggregate, the maximum amount set forth opposite such Fiscal Year:

                    Fiscal Year              Maximum Amount

                       1994                    6,000,000
                       1995                    6,000,000
                       1996                    6,500,000
                       1997                    6,500,000
                       1998                    7,000,000
                       1999                    7,000,000

         5.30 Liabilities to Net Worth Ratio. Not permit the ratio of Borrower's
consolidated  total  liabilities  to  Borrower's   Consolidated  Net  Worth,  as
determined on the last day of each fiscal quarter, to exceed 1.50 to 1.00.

         5.31 Earnings Before Interest, Taxes and Amortization. Not permit the amount of Borrower's consolidated net earnings before interest expenses, provision for Taxes, and amortization of intangibles, as determined on the last day of each fiscal quarter during each Fiscal Year set forth below (other than 1994 in which case only the third and fourth fiscal quarters shall be subject to this Section 5.31) for the six-month period ending on such date to be less than the minimum amount set forth below opposite such date.

                    Fiscal Year              Minimum Amount

                       1994                    5,250,000
                       1995                    5,750,000
                       1996                    6,000,000
                       1997                    6,000,000
                       1998                    6,000,000
                       1999                    6,000,000

         5.32 Current Ratio. Shall maintain a ratio of aggregate current assets to aggregate current liabilities, determined as of the last day of each calendar month, of at least 1.0 to 1.0.

         5.33 Fixed Charge Coverage Ratio. Not permit the ratio of Borrower's EBITDA to the sum of Borrower's (i) interest expense (ii) Capital Expenditures net of any purchase money or Capitalized Lease obligations with respect thereto,
(iii) any scheduled principal payments on Indebtedness (including the principal component of any Capitalized Lease), (iv) restructuring costs and (v) cash Taxes, to be less than 1.25 to 1.0 for 1994 and 1.50 to 1.0 for all Fiscal Years thereafter, in each case, as determined as at the end of each calendar quarter during any such Fiscal Year for the twelve-month period ending on such date or if such date occurs less than twelve months from January 1, 1994, then for the period from January 1, 1994 until such date.

         5.34 Key-Man Life Insurance. Borrower shall maintain a key-man life insurance policy in the amount of $2,000,000 insuring the life of Alan Kessman. The benefits payable under such policy shall be collaterally assigned to the Agent for the benefit of the Lenders in order to secure the Liabilities.

         5.35 Security Instruments and Recording. Borrower will duly and punctually perform each of its obligations under the Related Agreements and, at its expense, will promptly execute and deliver any and all such further instruments and documents and take such further action as the Agent or the Required Lenders reasonably deem necessary or desirable in obtaining the full benefits of this Agreement and the Related Agreements and of the rights and powers herein and therein granted, including, without limitation, the recording and filing and re-recording and refiling of any Related Agreements and any and all supplements or amendments thereto and instruments of conveyance, transfer, assignment or further assurance (including financing and continuation statements under the Uniform Commercial Code in effect in any relevant jurisdiction) and consents, as may, in the judgment of the Agent or the Required Lenders, be necessary or desirable in order to grant, and fully preserve and protect the rights of the Lenders (including, without limitation, upon foreclosure) in respect of, a valid and duly perfected Lien upon the Collateral granted hereto and pursuant to the Related Agreements, which Collateral shall otherwise be subject only to Liens permitted to be incurred by Borrower under Section 5.16.

         5.36 Performance of Obligations. Borrower shall, and shall cause each of its Subsidiaries to, perform in all material respects all of its obligations under all contractual obligations, except as to those obligations which are being contested in good faith by appropriate proceedings and as to which adequate reserves are established in accordance with GAAP and as to which failure to perform could not singly or in the aggregate reasonably be expected to have a material adverse effect on the business or financial condition of Borrower or any Subsidiary or the ability of Borrower or any Subsidiary to perform its obligations hereunder or under any Related Agreement.

         5.37 No Negative Pledges. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any agreement prohibiting the creation and assumption of any Lien upon the property or assets of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or requiring an obligation to be secured if some other obligation is secured.

         5.38 Landlord Consents; Moving Collateral. Borrower shall use its best efforts to obtain Landlord Consents with respect to each location where Borrower maintains Inventory.

         5.39 Limitation on Sales with Recourse. The aggregate amount at any time owing by the Borrower's customers to Persons which have financed such customers' purchases of the Borrower's inventory or services for which the Borrower may be liable ("Recourse Amount") shall not exceed $5,000,000 during 1994, $6,000,000 during 1995 and $7,000,000 during 1996 and thereafter. Fifty percent (50%) of any Recourse Amount in excess of $4,000,000 up to $5,000,000 shall be deducted from the Borrowing Base and one hundred percent (100%) of any Recourse Amount in excess of $5,000,000 shall be deducted from the Borrowing Base.

6.       DEFAULT.

         6.1 Event of Default. Each of the following shall constitute an Event of Default under this Agreement:

                  (a) Non-Payment. Default in the payment, when due or declared due, of any of the Liabilities.

                  (b) Non-Payment of Other Indebtedness. Default in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any Indebtedness of, or guaranteed by, Borrower, any other Obligor or any Subsidiary (other than any
         Indebtedness   under  this   Agreement).

                  (c)  Acceleration  of  Other
         Indebtedness. Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of, or guaranteed by, Borrower, any other Obligor or any Subsidiary (other than the Indebtedness under this Agreement and any Notes) or enables the holder or holders of such other Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness.

                  (d) Other Obligations. Default in the payment when due, whether by acceleration or otherwise, or in the performance or observance (subject to any applicable grace period or waiver of such default) of (i) any obligation or agreement of Borrower, any other Obligor or any Subsidiary to or with any Lender (other than any obligation or agreement of Borrower hereunder and under any Notes) or
         (ii) any material obligation or agreement of Borrower, any other Obligor or any Subsidiary to or with any other Person (other than (x) any such material obligation or agreement constituting or related to Indebtedness, (y) Trade Accounts Payable and (z) any material obligation or agreement of any Subsidiary to Borrower or to any other Subsidiary), except only to the extent that the existence of any such default is being contested by Borrower, such other Obligor or such Subsidiary, as the case may be, in good faith and by appropriate proceedings and Borrower, such other Obligor or such Subsidiary, as applicable, shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

                  (e) Insolvency. Borrower, any other Obligor or any Subsidiary becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for Borrower, such other Obligor or such Subsidiary, or for a material part of the property of Borrower, such other Obligor or such Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower, any other Obligor or any Subsidiary, or for a substantial part of the property of Borrower, any other Obligor or any Subsidiary and is not discharged or dismissed within 30 days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by Borrower, any other Obligor or any Subsidiary; or any bankruptcy, reorganization or other proceeding under any bankruptcy or insolvency law is instituted against Borrower and is not discharged or dismissed within 30 days; or any warrant of attachment or similar legal process is issued against any substantial part of the property of Borrower, any other Obligor or any Subsidiary.

                  (f) Pension Plans. The institution by Borrower or any ERISA Affiliate of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower or any ERISA Affiliate would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan, in excess of $100,000; the institution by the PBGC of steps to terminate any Pension Plan and the continuation of either such condition after notice thereof from Lender; or a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

                  (g) Non-Compliance With This Agreement. Default in the performance of any of Borrower's agreements set forth in Section 2, 3.2, 3.3, 3.4, 5.3, 5.5, 5.6 or 5.12 through 5.32, (and not constituting an Event of Default under any of the other subsections of this Section 6.1), and continuance of such default for more than three
         (3) days after notice thereof to Borrower from the Agent or any Lender; or default in the performance of any of Borrower's agreements set forth in Section 5.1.2, 5.1.3 or 5.2 (and not constituting an Event of Default under any of the other subsections of this Section 6.1), and continuance of such default for five (5) days after notice thereof to Borrower from the Agent or any Lender;

         or default in the performance of any of Borrower's other agreements, covenants, terms or conditions herein set forth (and not constituting an Event of Default under any of the other subsections of this Section 6.1), and continuance of such default for thirty (30) days after notice thereof to Borrower from the Agent or any Lender.

                  (h) Non-Compliance With Related Agreements. Default in the performance by Borrower, any other Obligor or any Subsidiary of any of its agreements set forth in the Trademark Assignment, the Patent Assignment, the Pledge Agreement or any other Related Agreement (and not constituting an Event of Default under any of the other subsections of this Section 6.1), and continuance of such default after notice from the Agent or any Lender and the expiration of the grace period (if any) set forth therein.

                  (i) Warranty. Any warranty made by Borrower or any other Obligor herein or the Trademark Assignment, the Patent Assignment, the Pledge Agreement or any other Related Agreement is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, certificate or other writing furnished by Borrower or any other Obligor to the Agent or any Lender is untrue or misleading in any material respect on the date as of which the facts set forth therein are stated or certified; or any certification made or deemed made by Borrower or any other Obligor to the Agent or any Lender is untrue or misleading in any material respect on or as of the date made or deemed made.

                  (j) Litigation. There shall be entered against any one of Borrower, any other Obligor or any Subsidiary one or more judgments or decrees in excess of $100,000 in the aggregate at any one time outstanding, excluding those judgments or decrees (i) that shall have been outstanding less than 30 calendar days from the entry thereof,
         (ii) for not more than $3,000,000 during the time which a stay of enforcement of such judgment or decree is in effect by reason of a pending appeal or otherwise, or (iii) for and to the extent which Borrower, such Subsidiary or such Obligor, as applicable, is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which Borrower, such Subsidiary or such Obligor, as applicable, is otherwise indemnified if the terms of such indemnification and the indemnitor are satisfactory to the Required Lenders.

                  (k) Validity. If the validity or enforceability of this Agreement, the Trademark Assignment, the Patent Assignment, the Pledge Agreement or any other Related Agreement shall be challenged by Borrower, any other Obligor or any Related Party, or shall fail to remain in full force and effect.

                  (l) Conduct of Business. If Borrower, any other Obligor or any Subsidiary is enjoined, restrained or in any way prevented by court order, which has not been dissolved or stayed within five (5) Banking Days of the date of entry, from conducting all or any material part of its business affairs.

                  (m) Material Adverse Change. The Required Lenders shall have determined in good faith that (i) a material adverse change has occurred in the business, operations or financial condition of Borrower, any other Obligor or any Subsidiary, (ii) the Agent's interest in any material Collateral or Third Party Collateral has been adversely affected or impaired, or the value thereof to the Lenders has been diminished to a material extent, or (iii) the prospect of payment or performance of any material obligation or agreement of Borrower or any other Obligor hereunder or under any Related Agreement is materially impaired, and the condition giving rise to such determination does not constitute an Event of Default under any of the other subsections of this Section 6.1 and continues to exist after notice of such determination by any Lender to Borrower.

                  (n) Change in Senior Management. Anthony R. Guarascio or Alan Kessman shall no longer hold senior management positions with Borrower and no acceptable successor shall have been appointed within a reasonable time, and at least two Lenders in good faith shall have determined that such change in senior management shall have a material adverse effect on Borrower.

                  (o) Stock Pledge. Borrower shall fail to receive a pledge, in form and substance satisfactory to the Agent, of all of the Borrower's common stock purchased with the proceeds of loans received by the designated Borrowers pursuant to the Management Loan Agreement.

         6.2      Effect of Event of Default; Remedies.

                  (a) In the event that one or more Events of Default described in Section 6.1(e) shall occur, then each Lender's commitment and the Credit extended under this Agreement shall terminate and all Liabilities hereunder and under any Notes shall be immediately due and payable without demand, notice or declaration of any kind whatsoever.

                  (b) In the event an Event of Default other than one described in Section 6.1(e) shall occur, then each Lender's commitment shall terminate and the Agent may, with the consent of the Required Lenders, (and upon request of the Required Lenders shall) declare all Liabilities hereunder and under any Notes immediately due and payable without demand or notice of any kind whatsoever, whereupon the Credit extended under this Agreement shall terminate and all Liabilities hereunder and under any Notes shall be immediately due and payable. The Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

                  (c) In the event of the occurrence of any Event of Default the Agent and the Lenders may exercise any one or more or all of the following remedies, all of which are cumulative and non-exclusive:

                           (1) Any remedy  contained in this Agreement or in any
                  of the Related Agreements or any Supplemental Documentation;

                           (2) Any rights and remedies available to the Agent or
                  any Lender under the UCC, and any other applicable law;

                           (3) To the extent  permitted by  applicable  law, the
                  Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral which it may already have in its possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and the Agent shall have the right to store the same in any of Borrower's premises without cost to the Agent;

                           (4)  At  the  Agent's  request,   Borrower  will,  at
                  Borrower's expense, assemble the Collateral and make it available to the Agent at a place or places to be designated by the Agent which is reasonably convenient to the Agent and Borrower; and

                           (5) The  Agent,  with  the  consent  of the  Required
                  Lenders, and pursuant to notification given to Borrower as provided for below, may sell any Collateral actually or constructively in its possession at public or private sale and apply the proceeds thereof as provided below.


7.       ADDITIONAL PROVISIONS REGARDING COLLATERAL AND THE AGENT'S RIGHTS.

         7.1 Notice of Disposition of Collateral. Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least five (5) calendar days before such disposition.

         7.2 Application of Proceeds of Collateral. Unless otherwise agreed by the Required Lenders, any proceeds of any disposition by the Agent of any of the Collateral may be applied by the Agent to the payment of expenses in connection with the taking possession of, storing, preparing for sale, and disposition of Collateral, including Attorneys' Fees and legal expenses, and any balance of such proceeds may be applied by the Agent toward the payment of such of the Liabilities in accordance with the provisions of Section 2.10(b).

         7.3 Care of Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if it takes such action for that purpose as Borrower requests in writing, but failure of the Agent to comply with such request shall not, of itself, be deemed a failure to exercise reasonable care, and no failure of the Agent to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

         7.4 Performance of Borrower's Obligations. The Agent shall have the right, but shall not be obligated, to discharge any claims against or Liens, and any Taxes at any time levied or placed upon any or all Collateral including, without limitation, those arising under statute or in favor of landlords, taxing authorities, government, public and/or private warehousemen, common and/or private carriers, processors, finishers, draymen, coopers, dryers, mechanics, artisans, laborers, attorneys, courts, or others. The Agent may also pay for maintenance and preservation of Collateral. The Agent may, but is not obligated to, perform or fulfill any of Borrower's responsibilities under this Agreement which Borrower has failed to perform or fulfill. The Agent may advance to Borrower as a Revolving Loan any payment made or expense incurred by the Agent under this Section 7.4.

         7.5 Agent's and each Lender's Rights. None of the following shall affect the obligations of Borrower to the Agent and the Lenders under this Agreement or the Agent's right with respect to the remaining Collateral or any Third Party Collateral (any or all of which actions may be taken by the Agent, with the consent of the Lenders or Required Lenders, if any, pursuant to the provisions hereof, at any time, whether before or after an Event of Default, at its sole and absolute discretion and without notice to Borrower):

                  (a) acceptance or retention by the Agent or any Lender of other property or interests in property as security for the Liabilities, or acceptance or retention of any Obligor(s), in addition to Borrower, with respect to any of the Liabilities;

                  (b) release of its security interest in, or surrender or release of, or the substitution or exchange of or for, all or any part of the Collateral or any Third Party Collateral or any other property securing any of the Liabilities (including but not limited to any property of any Obligor other than Borrower), or any extension or renewal for one or more periods (whether or not longer than the original period), or release, compromise, alteration or exchange, of any obligations of any guarantor or other Obligor with respect to any Collateral or any such property;

                  (c) extension or renewal for one or more periods (whether or not longer than the original period), or release, compromise, alteration or exchange of any of the Liabilities, or release or compromise of any obligation of any Obligor with respect to any of the liabilities; or

                  (d) failure by the Agent or any Lender to resort to other security or pursue any Obligor before resorting to the Collateral.


8.       CONDITIONS PRECEDENT; DELIVERY OF DOCUMENTS AND OTHER MATTERS.

         8.1 Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of each Lender hereunder is subject to satisfaction of the following conditions precedent (in addition to those provided in Section 8.2):

                  8.1.1 Intentionally Omitted.

                  8.1.2 Security Interest. The security interest in the Collateral granted under this Agreement and the Related Agreements, and in any Third Party Collateral, and all other Liens granted to the Agent to secure the Liabilities, shall be a first-priority, perfected Lien except as otherwise agreed by the Lenders, and all financing statements and other documents relating to Collateral and Third Party Collateral shall have been filed or recorded, as appropriate.

                  8.1.3 Solvency. After giving effect to the initial Loans made hereunder, Borrower shall have sufficient assets (excluding goodwill and other intangible assets not capable of valuation) having a value, both at present fair salable value and at fair valuation, greater than the amount of Borrower's liabilities (including trade debt and Indebtedness to the Lenders). The Lenders shall be satisfied that all of the assets supporting the Loans under this Agreement shall be sufficient in value to provide the Borrower with sufficient cash flow and working capital to enable it to profitably operate its business and to meet its obligations as they become due.

                  8.1.4 Blocked Account; Lock Box. To the extent required by the Agent, Borrower shall have entered into blocked account and/or lock box agreements with the Agent for the collection and remittance to the Agent of cash proceeds of Collateral.

                  8.1.5 Effect of Law. No law or regulation affecting any Lender's entering into the secured financing transaction contemplated by this Agreement shall impose upon any Lender any material obligation, fee, liability, loss, cost, expense or damage.

                  8.1.6 Exhibits; Schedules. All Exhibits and Schedules to this Agreement shall have been completed and submitted to each Lender, shall be in form and substance satisfactory to each Lender and shall contain no facts or information which any Lender, in its sole judgment, determines to be unacceptable.

                  8.1.7 Fees. If not funded with the proceeds of the initial Loans, the Agent and the Lenders shall have received fees due and payable by Borrower in connection with this Agreement or any commitment letter relating hereto prior to or upon the effectiveness of this Agreement.

                  8.1.8 Loan Availability. The outstanding amount of Loans and any Letters of Credit and the Borrower's request for Loans on the Closing Date shall be such that after such Loans are made by the Lenders, the Revolving Loan Availability shall equal or exceed $6,000,000.

                  8.1.9 Documents. The Agent shall have received all of the following, each duly executed where appropriate and dated as of the Closing Date (or such other date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent, and each in sufficient number of counterparts to provide one to each Lender:

                           (a) Borrower  Resolutions.  A copy, duly certified by
                  the secretary or an assistant secretary of Borrower of (1) resolutions of the Board of Directors of Borrower authorizing
                  (A) the borrowings by Borrower hereunder, (B) the execution, delivery and performance by Borrower of this Agreement, the Management Loan Agreement and each other Related Agreement to which Borrower is a party or by which it is bound, and (C) certain officers or employees of Borrower to request borrowings by telephone and to execute Borrowing Base Certificates, (2) all documents evidencing any other necessary corporate action with respect to this Agreement, the Management Loan Agreement and the Related Agreements, and (3) all approvals or consents, if any, with respect to this Agreement, the Management Loan Agreement and the Related Agreements;

                           (b) Borrower Incumbency Certificate. A certificate of
                  the secretary of Borrower certifying the names of the officers of Borrower authorized to sign this Agreement, the Management Loan Agreement and each other Related Agreement to which Borrower is a party or by which it is bound, and all other documents and certificates to be delivered by Borrower hereunder, together with the true signatures of such officers;

                           (c) Borrower's Certificate. Certificate of the President of Borrower certifying that (i) all conditions precedent required for the effectiveness of this Agreement have been satisfied, (ii) no Event of Default or Unmatured Event of Default exists, and (iii) all representations and warranties made by Borrower in this Agreement and the Related Agreements are true and correct as of the Closing Date;

                           (d) Borrower's  Bylaws. A copy, duly certified by the
                  secretary or an assistant secretary of Borrower, of Borrower's Bylaws;

                           (e) Borrower's Certificate of Incorporation.  A copy,
                  duly certified by the Secretary of Commonwealth of Virginia of Borrower's Certificate of Incorporation;

                           (f) Borrower's  Registration;  Good Standing. A copy,
                  duly certified by the applicable Secretary of State of a certificate of good standing issued by the Secretary of the State of Delaware and each other state where Borrower is qualified to do business or where, because of the nature of its business or properties, qualification to do business is required;

                           (g) Legal  Opinion.  Legal  opinion  from counsel for
                  Borrower substantially in the form of Exhibit C attached hereto;

                           (h) Insurance.  Evidence satisfactory to the Agent of
                  the existence of insurance on the Collateral, Third Party Collateral and business of Borrower in amounts and with insurers acceptable to the Agent, together with evidence establishing that the Agent is named as a loss payee and/or additional insured, as applicable, on all related insurance policies, together with a certificate of

                  Borrower's insurance broker or brokers stating that such insurance coverage is consistent with insurance coverage maintained by companies engaged in businesses, owning properties and engaging in operations similar to the businesses, properties and operations of Borrower; and

                           (i) Other  Documents.  Such  other  documents  as the
                  Agent or any Lender shall determine to be necessary or desirable, including but not limited to documents described in Subsections 8.1.9(a), (b), (e), (f), (g), (h) and (i) with respect to each Obligor other than Borrower.

                  8.1.10 Repayment of Term Loans. The Term Loans, as that term is defined in the First Restated Agreement, shall be fully repaid, and all of Borrower's payment obligations related thereto shall be fully discharged.

         8.2 Continuing Conditions Precedent to all Loans and Letters of Credit; Certification. The obligation of each Lender to make its initial Loan and each subsequent Loan and the obligation of the Issuing Bank to issue any Letters of Credit is subject to satisfaction of the following conditions precedent in addition to those provided in Section 8.1:

                  (a) No Change in Condition. No change in the condition or operations, financial or otherwise, of Borrower, any Subsidiary or any other Obligor, shall have occurred which change, in the discretion of each Lender, may have a material adverse effect on Borrower, any Subsidiary or any other Obligor, or on any Collateral or Third Party Collateral or the ability of Borrower, any Subsidiary or any other Obligor to perform its obligations hereunder or under any Related Agreement;

                  (b) Default. Before and after giving effect to such Loan, no Event of Default or Unmatured Event of Default shall have occurred and be continuing;

                  (c) Insurance. There shall have been no material change, or notice of prospective material change (whether such notice is formal or informal), in the nature, extent, scope or cost of the insurance policies of the Borrower or any Subsidiary listed on Schedule 4.7 which change would have a material adverse effect on the financial condition of Borrower, any Subsidiary or Borrower and its Subsidiaries taken as a whole, or would materially adversely affect Borrower's ability to perform its obligations under this Agreement, any Note(s), or any Related Agreement to which it is a party or by which it is bound;

                  (d) Warranties. Before and after giving effect to such Loan, the warranties in Section 4 shall be true and correct as though made on the date of such Loan, except for such changes as are specifically permitted hereunder;

                  (e) No Material Transaction. None of Borrower, and Subsidiary or any other Obligor shall have entered into any material (as determined by the Required Lenders) commitment or transaction, including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of their respective businesses; and

                  (f) Accounting Methods. Borrower shall not have made any material (as determined by the Required Lenders) change in its accounting methods or principles except as required by GAAP.

         Each request for a Loan hereunder made or deemed to have been made by Borrower or request for the issuance of a Letter of Credit shall be deemed to be a certificate of Borrower as to the matters set out in the foregoing provisions of this Section 8.2.


9.       INDEMNITY.

         9.1 Environmental and Safety and Health Indemnity. Borrower hereby indemnifies the Agent and each Lender and agrees to hold the Agent and each Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys' Fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Agent or such Lender for, with respect to, or as a direct or indirect result of the violation by Borrower or any of its Subsidiaries of any Environmental Law or Occupational Safety and Health Law, or with respect to, or as a direct or indirect result of (i) the presence on, around or under, or the escape, seepage, leakage, spillage, disposal, discharge, emission or release from, properties utilized by Borrower and/or any Subsidiary in the conduct of its business into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental
Law) or (ii) the existence of any unsafe or unhealthful condition on or at any premises utilized by Borrower and/or any Subsidiary in the conduct of its business. The provisions of and undertakings and indemnification set out in this
Section 9.1 shall survive satisfaction and payment of the Liabilities and termination of this Agreement.

         9.2 General Indemnity. In addition to the payment of expenses pursuant to Section 12.3, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold the Agent and each Lender and any holder of any Notes, and the officers, directors, employees, agents, and affiliates of the Agent and each Lender and such holders (collectively, the "Indemnitees") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee, in any manner relating to or arising out of this Agreement, any Related Agreement or any other agreements executed and delivered by Borrower or any other Obligor in connection herewith, the statements contained in any commitment letter delivered by any Lender, any Lender's agreement to make the Loans or to issue any Letters of Credit hereunder, the use or intended use of any Letters of Credit, or the use or intended use of the proceeds of any of the Loans hereunder (the "indemnified liabilities"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 9.2 shall survive satisfaction and payment of the Liabilities and termination of this Agreement.

         9.3 Capital Adequacy. If any Lender shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force or law (including, without limitation, application of changes to Regulation H and Regulation Y of the Federal Reserve Board issued by the Federal Reserve Board on January 19, 1989 and regulations of the Comptroller of the Currency, Department of the Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989) increases the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender, and such increase is based upon the existence of such Lender's obligations hereunder and other commitments of this type, then from time to time, within ten
(10) days after demand from such Lender, Borrower shall pay to such Lender such amount or amounts as will compensate such Lender or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by Borrower under this Section 9.3 shall take into consideration the policies of each Lender or any Person controlling such Lender with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of each Lender setting forth the amount or amounts as shall be necessary to compensate such Lender as specified in this Section 9.3 shall be delivered to Borrower and shall be conclusive in the absence of manifest error.

         9.4 Indemnity Related to Eurodollar Rate Loans. In the event the Lenders shall incur any loss, cost or expense (including, without limitation, any reduction in the rate of return on the Lenders' capital, loss of profit and any loss, cost, expense or premium incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lenders to fund or maintain any Eurodollar Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Lenders) as a result of any of the following events, the Borrower shall pay to the Lenders, upon the demand of the Lenders, such amount as will reimburse the Lenders for such loss, cost or expense:

                  (a) any payment or prepayment of a Eurodollar Rate Loan on a date other than the last day of its Interest Period whether on account of acceleration, mandatory prepayment or otherwise;

                  (b) any failure by the Borrower to borrow a Eurodollar Rate Loan on the date specified in a Notice of Borrowing given by the Borrower to the Lenders;

                  (c) any failure by the Borrower to make any payment of principal on any Eurodollar Rate Loan when due (whether by acceleration or otherwise);

                  (d) the occurrence of any Event of Default hereunder; or

                  (e) any Change in Law with respect to the Lenders' capital adequacy has or would have the effect of reducing the rate of return on the Lenders' capital, as a consequence of its Loan or as a consequence of its obligation hereunder to make or maintain Eurodollar Rate Loans, to a level below that which the Lenders could have achieved but for such Change in Law;

         If the Lenders make such a claim for compensation, it shall provide by an officer of each of the Lenders setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive and binding absent manifest error.


10.      THE AGENT.

         10.1 Authorization. Each Lender hereby authorizes and appoints the Agent to act on behalf of such Lender to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto. As to any other matters not expressly provided for by this Agreement or any document or instrument delivered hereunder or in connection herewith, the Agent shall not be required to exercise any discretion or take any action. Each Lender authorizes and directs the Agent to enter into the Related Agreements relating to the Collateral for the benefit of such Lender. Each Lender agrees that any action taken by the Agent or Required Lenders in accordance with the terms of this Agreement or the other Related Agreements relating to the Collateral, and the exercise by the Agent or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

         10.2 Indemnification. Each Lender agrees to reimburse and indemnify the Agent for, and hold the Agent harmless against, a share (determined, in accordance with such Lender's Percentage) of any loss, damages, penalty, action, judgment, obligation, cost, disbursement, liability or expense (including Attorneys' Fees and the costs and expenses of defending against any claim against the Agent arising hereunder or thereunder) incurred without gross negligence or willful misconduct on the part of the Agent arising out of or in connection with the performance of its obligations or the exercise of its powers hereunder or under any document or instrument delivered hereunder or in connection herewith.

         10.3 Exculpation. The Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement and any Note, schedule, certificate, statement, report, notice or other writing which it believes to be genuine or to have been presented by a proper Person. Neither the Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, this Agreement, any Note, any Related Agreement or any other instrument or document delivered hereunder or in connection herewith, (ii) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (iii) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by Borrower or any other Obligor of its obligations,
(iv) be responsible for any determination made by it or them as to whether or not the transactions contemplated hereby or the obligations of Borrower hereunder or any other obligations of Borrower or its affiliates qualify as a highly leveraged transaction, as such term is defined in Comptroller of the Currency Banking Circular 242 and interpreted in the February 6, 1990 joint statement of the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation, as further amended, interpreted or otherwise modified from time to time, or (v) in any event, be liable as such for any action taken or omitted by it or them (including, without limitation, any action taken or omitted hereunder pursuant to any provision of this Agreement or any Related Agreement that permits the Agent to exercise its discretion) except for its or their own gross negligence or willful misconduct. In any event, the Agent shall at all times be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting, if the Agent acts or refrains from acting in accordance with written instructions from the Required

Lenders. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity.

         10.4 Credit Investigation. Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had such Lender's commitment been granted and such Lender's Loans and other financial accommodations to Borrower made directly by such Lender to Borrower without the intervention of the Agent or any other Lender. Each Lender agrees and acknowledges that (i) the Agent makes no representations or warranties about the credit-worthiness of Borrower, any other Obligor or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Note or any Related Agreement or the value of any Collateral or other security therefor and (ii) except to the extent otherwise expressly provided herein, the Agent has no duty or responsibility to provide such Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any other Person that may come into the Agent's possession; provided, however, the Agent and each Lender shall provide each other Lender and the Agent, as the case may be, with any information of which it or they have actual knowledge regarding events or circumstances which the recipient of such information determines is likely to have a material adverse effect on the financial or other condition of Borrower or any of its Subsidiaries or its or their ability to pay the Liabilities or to perform its or their obligations hereunder or under any Related Agreement. If and to the extent that the Agent provides any Lender with copies of documents or information as a result of any field examination, collateral audit or other investigation by the Agent with respect to this Agreement, any Related Agreement, any Collateral, such Lender agrees that such documents are provided without any representation or warranty by the Agent as to the validity, accuracy or completeness thereof, and such Lender shall have no claim against the Agent with respect thereto for any reason whatsoever.

         10.5 Agent and Affiliates. The Agent shall have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from and generally engage in any kind of business with Borrower or any affiliate thereof as if the Agent were not the Agent hereunder.

         10.6     Resignation.

                  (a) The  Agent  may  resign  as such at any time upon at least forty-five (45) days' prior notice to Borrower and the Lenders. In the event of any such resignation, the Lender with the largest Percentage (other than Continental) shall become the successor Agent unless such Lender shall decline to become the successor Agent, in which case the Lenders (other than Continental) shall as promptly as practicable appoint a successor Agent. If no successor shall have been so appointed, and shall have accepted such appointment, within forty-five
         (45) days after the giving of notice of such resignation, then the retiring Agent may (but shall not be required to), on behalf of the
         Lenders, appoint a successor Agent, which shall be a financial institution with capital and surplus not less than $100,000,000. Such successor Agent shall purchase, and Continental shall be obligated to sell, such amount of Continental's interest in the Loans and other Liabilities, including without limitation, all Letter of Credit Obligations or Stock Purchase L/C Obligations then outstanding, so that as a result of such purchase the successor Agent shall have a Percentage at least equal to Continental's Percentage, after giving effect to such purchase; provided, however, that the Lender with the largest Percentage (other than Continental) may become the successor Agent without any obligation to purchase any of Continental's interest in the Loan. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all further duties and obligations under this Agreement. After any resignation pursuant to this Section 10.6, the provisions of this
         Section 10 shall inure to the benefit of the retiring Agent as to any actions taken or omitted to be taken by it while it was Agent hereunder.

                  (b) All the Lenders (other than Continental), and the Borrower, may request the resignation of the Agent for cause by written notice to the Agent signed by each Lender (other than Continental) and Borrower, stating the grounds upon which they intend to relieve the Agent of its duties and obligations hereunder and under the Related Agreements. Upon such request, the Agent agrees to resign, and such resignation shall become effective, only upon satisfaction of all of the following conditions precedent: (i) the Lenders (other than Continental) and Borrower shall have unanimously appointed a successor agent to assume the Agent's responsibilities, rights, duties and obligations hereunder and under the Related Agreements; (ii) such successor shall have acknowledged, executed and/or delivered to the
         Agent, the Lenders and Borrower such instruments, documents and agreements as the Agent may require, in form and substance satisfactory to Agent and its counsel, accepting such appointment and assuming the Agent's responsibilities, rights, duties and obligations hereunder and under the Related Agreements; (iii) such successor shall have purchased and Continental shall be obligated to sell such amount of Continental's interest in the Loans and other Liabilities, including without limitation, all Letter of Credit Obligations and Stock Purchase L/C Obligations then outstanding so that as a result of such purchase the successor Agent shall have a Percentage at least equal to Continental's Percentage, after giving effect to such purchase. Upon satisfaction of the foregoing conditions precedent, the successor agent shall succeed to and become vested with all of the responsibilities, rights, duties and obligations of the Agent, and Continental shall be discharged therefrom, and the provisions of this Section 10 shall inure to the benefit of Continental as to any actions taken or omitted to be taken by it while it was Agent hereunder.

         In each such instance the resigning Agent shall cooperate with the successor Agent and shall make available to such successor Agent all books and records, including computer records, in Agent's possession and relating to the administration of the Loans in its capacity as Agent.

11.      ADDITIONAL PROVISIONS.

         Additional provisions are set forth in Supplement A.

12.      GENERAL.

         12.1 Borrower Waiver. Except as otherwise provided for in this Agreement, Borrower waives (i) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, one or more extensions or renewals of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent or any

Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever the Agent or any Lender may do in this regard; (ii) all rights to notice and a hearing prior to the Agent's taking possession or control of, or the Agent's relevy, attachment or levy on or of, the Collateral or any bond or security which might be required by any court prior to allowing the Agent to exercise any of the Agent's remedies and (iii) the benefit of all valuation, appraisement and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement and the transactions evidenced by this Agreement.

         12.2 Power of Attorney. Borrower appoints the Agent, or any Person whom the Agent may from time to time designate, as Borrower's attorney and agent-in-fact with power (which appointment and power, being coupled with an interest, is irrevocable until all Liabilities are paid and performed in full and this Agreement is terminated), without notice to Borrower, to:

                  (a) At such time or times hereafter as the Agent or said agent, in its discretion, may determine in Borrower's or the Agent's name (i) endorse Borrower's name on any checks, notes, drafts or any other items of payment relating to and/or proceeds of the Collateral which come into the possession of the Agent or under the Agent's control and apply such payment or proceeds to the Liabilities; (ii) endorse Borrower's name on any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement in the Agent's possession relating to Accounts Receivable, Inventory or any other Collateral; (iii) use the information recorded on or contained in any data processing equipment and computer hardware and software to which Borrower has access relating to Accounts Receivable, Inventory and/or other Collateral; (iv) use Borrower's stationery and sign the name of Borrower to verification of Accounts Receivable and notices thereof to Account Debtors and (v) if not done by Borrower, do all acts and things determined by the Agent or the Required Lenders to be necessary, to fulfill Borrower's obligations under this Agreement; and

                  (b) At such time or times after the  occurrence of an Event of
         Default, as the Agent or said agent, in its discretion, may determine, in Borrower's or the Agent's name: (i) demand payment of the Accounts Receivable; (ii) enforce payment of the Accounts Receivable, by legal proceedings or otherwise; (iii) exercise all of Borrower's rights and remedies with respect to the collection of the Accounts Receivable and other Collateral; (iv) settle, adjust, compromise, extend or renew the Accounts Receivable; (v) settle, adjust or compromise any legal proceedings brought to collect the Accounts Receivable; (vi) if permitted by applicable law, sell or assign the Accounts Receivable and/or other Collateral upon such terms for such amounts and at such time or times as the Agent may deem advisable; (vii) discharge and release the Accounts Receivable and/or other Collateral; (viii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or similar document against any Account Debtor; (ix)
         prepare, file and sign Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts Receivable and/or other Collateral and (x) do all acts  and  things  necessary,  in the  Agent's  discretion,  to  obtain repayment of the Liabilities and to fulfill Borrower's other obligations under this Agreement.

         12.3 Expenses; Attorneys' Fees. Borrower agrees, whether or not any Loan is made hereunder, to pay upon demand all Attorneys' Fees and all other reasonable expenses incurred by the Agent or any Lender in connection with (a) in the case of the Agent, (i) the preparation, negotiation and execution of this Agreement, any Related Agreement and any document required to be furnished in connection herewith or therewith, (ii) the preparation of any and all amendments to this Agreement or any of the Related Agreements and all other instruments or documents provided for therein or delivered or to be delivered thereunder or in connection therewith, and (b) in the case of the Agent and each Lender, (I) the collection or enforcement of Borrower's or any other Obligor's obligations hereunder or under any Related Agreement and (II) the collection or enforcement of any rights of the Agent or any Lender in or to any Collateral or Third Party Collateral. The Agent may advance all such amounts to Borrower as a Revolving Loan. Borrower also agrees (X) to indemnify and hold the Agent and each Lender harmless from any loss or expense which may arise or be created by the Agent's acceptance of telephonic or other instructions for making Loans and (Y) to pay, and save the Agent and each Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement, or any Related Agreement or Supplemental Documentation, or the issuance of any Note or of any other instruments or documents provided for herein or to be delivered hereunder or in connection herewith. Borrower's foregoing obligations shall survive any termination of this Agreement.

         12.4 Agent's Fees and Charges. Borrower agrees to pay the Agent on demand the customary fees and charges of the Agent for maintenance of accounts with the Agent or for providing other services to Borrower. The Agent may, in its sole and absolute discretion, provide for such payment by advancing the amount thereof to Borrower as a Revolving Loan.

         12.5 Lawful Interest. In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that any Lender has received interest hereunder in excess of the highest applicable rate, such Lender shall promptly refund such excess interest to Borrower.

         12.6 No Waiver by the Agent or Lenders; Amendments. No failure or delay on the part of the Agent or any Lender in the exercise of any power or right, and no course of dealing between Borrower and the Agent or any Lender, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to the Agent or any Lender at law or in equity. No notice to or demand on Borrower not required hereunder shall in any event entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Agent or any Lender to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any Related Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by the Agent and signed and delivered by Lenders having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation, as to any provision of this Agreement or any Related Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent (i) shall extend or increase the amount of the commitment hereunder of any Lender, extend the due date for any amount payable hereunder, reduce or waive any fee payable to or for the account of the Lenders hereunder, reduce the rate of interest payable with respect to any Loan, any reimbursement obligation or the amount of any payment of principal or reduce the aggregate Percentage required to effect an amendment, modification, waiver or consent, amend the definition of "Required Lenders", amend the conditions for drawing the Stock Purchase L/C, release any Collateral or amend or modify any of Sections 2.15, 2.17, 9, 12.6 or 12.9 without the consent of all of the Lenders or (ii) shall extend the maturity or reduce the principal amount of, or rate of interest on, any Loan without the consent of the holder of such Loan. No provisions of Section 10 shall be amended, modified or waived without the consent of the Agent.

         12.7 Termination of Credit. Borrower may terminate the Credit at any time upon two (2) Banking Days prior written notice to the Agent and the Lenders and payment in full of the outstanding principal balance of the Loans and all other Liabilities and receipt by the Agent of cash Collateral in the amount of the Letter of Credit Obligations. All of the Agent's and the Lenders' rights and remedies, the liens and security interests of the Agent in the Collateral and all of Borrower's duties and obligations under this Agreement shall survive termination of the Credit extended to Borrower hereunder until all of the Liabilities hereunder have been finally paid and performed in full. The termination or cancellation of the Credit shall not affect or impair the liabilities and obligations of Borrower or any one or more of the Obligors to the Agent and the Lenders, or the Agent's and the Lenders' rights with respect to any Loans and advances made and other Liabilities incurred prior to such termination or with respect to the Collateral or any Third Party Collateral.

         12.8 Notices. Except as otherwise expressly provided herein, any notice hereunder to Borrower, the Agent or any Lender shall be in writing (including telegraphic, telex, or facsimile communication) and shall be given to Borrower, the Agent or such Lender at its address, telex number or facsimile number set forth on the signature pages hereof or at such other address, telex number or facsimile number as such party may, by written notice, designate as its address, telex number or facsimile number for purposes of notices hereunder. All such notices shall be deemed to be given when transmitted by telex and the appropriate answerback is received, transmitted by facsimile and receipt thereof confirmed by telephone, delivered to the telegraph office, delivered by courier, personally delivered or, in the case of notice by mail, three (3) Banking Days following deposit in the United States mails, properly addressed as herein provided, with proper postage prepaid; provided, however, that notice to the Agent of Borrower's intent to terminate the Credit shall not be effective until actually received by the Agent.

         12.9     Assignments and Participations.

                  (a) Except as set forth in subsection (b) below, none of the Lenders may sell all or any portion of the Loans owing it under this Agreement or any participating interest therein; provided, however, any Lender may, at any time, assign and delegate to one or more commercial banks or other financial institutions (each such Person to whom such assignment and delegation is to be made being herein referred to as an "Assignee"), an interest in such Lender's Loans, participation interests in Letters of Credit and commitments hereunder, provided:

                           (i) each such assignment shall be of a constant,  and
                  not a varying, percentage of the assigning Lender's rights and obligations so assigned;

                           (ii) the  amount  of any  commitment  being  assigned
                  pursuant to such assignment (determined as of the date and acceptance with such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $500,000;

                           (iii)  such  assignment   shall  be  to  an  Eligible
                  Assignee;

                           (iv) after giving effect to such assignment, the assigning Lender shall have a commitment hereunder of not less than $5,000,000; and

                           (v) the  assigning  Lender  shall  have  concurrently
                  assigned the same percentage of its interest under the Management Loan Agreement to the same assignee.

                  The parties to any such assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance and a processing and recordation fee of $3,000.

                  Upon receipt of the foregoing Assignment and Acceptance, (x) the Assignee shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee shall have the rights and obligations of a Lender hereunder and under the other instruments and documents executed in connection herewith, and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder. Any attempted assignment and delegation not made in accordance with this Section 12.9 shall be null and void.

                  (b) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of the Loans owing to it; provided, however, that (i) Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

         12.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         12.11 Successors. This Agreement shall be binding upon Borrower, the Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of Borrower, the Agent and the Lenders and the successors and assigns of the Agent and the Lenders. Borrower shall not assign its rights or duties hereunder without the consent of the Agent and the Lenders.

         12.12 Construction. Borrower acknowledges that this Agreement shall not be binding upon the Agent and the Lenders or become effective until and unless accepted by the Agent and the Lenders, in writing. If so accepted by the Agent and the Lenders, this Agreement and the Related Agreements and Supplemental Documents shall, unless otherwise expressly provided therein, be deemed to have been negotiated and entered into in, and shall be governed and controlled by the laws of, the State of Illinois as to interpretation, enforcement, validity, construction, effect, choice of law, and in all other respects, including, but not limited to, the legality of the interest rate and other charges, but excluding perfection of security interests and liens which shall be governed and controlled by the laws of the relevant jurisdiction.

         12.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

         12.14 Consent to Jurisdiction. To induce the Agent and the Lenders to accept this Agreement, Borrower irrevocably agrees that, subject to the Agent and the Lenders' sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE RELATED AGREEMENTS, OR THE SUPPLEMENTAL DOCUMENTATION OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

         12.15 Subsidiary Reference. Any reference herein to a Subsidiary or Subsidiaries of Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to "Borrower and its Subsidiaries" or which is to be determined on a "consolidated" or "consolidating" basis, shall apply only to the extent Borrower has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with Borrower for financial reporting purposes.

         12.16 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

         12.17 Confidentiality. Each Lender shall hold all information with respect to Borrower or any Subsidiary that is obtained pursuant to or in connection with this Agreement in accordance with its customary procedures for handling confidential information of such nature; it being understood that any Lender may disclose such information (x) to any of its examiners, affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement, (y) in the case of any Lender to, or any actual or prospective Assignee or (z) as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided, however, that

                  (a) unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such information prior to disclosure of such information; and

                  (b) prior to any disclosure by a Lender to an actual or prospective Assignee, such Lender shall require such Assignee or Participant to agree in writing

                           (i) to be bound by this Section 12.17; and

                           (ii) to require any other Person to whom such Assignee discloses such information to be similarly bound by this Section 12.17.

Except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by Borrower or any Subsidiary.

         Notwithstanding the foregoing, any Lender or Assignee may disclose any information that (i) becomes publicly available other than as a result of a breach of this Agreement, (ii) becomes available to such Lender or Assignee on a nonconfidential basis from a source other than Borrower or a Subsidiary and not in contravention of any other confidentiality obligations of which such Lender or Assignee has actual acknowledge or (iii) was available to such Lender or Assignee on a nonconfidential basis prior to its disclosure to such Lender or Assignee by Borrower or a Subsidiary.

         12.18 WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL DAMAGES. EACH OF BORROWER, THE AGENT AND EACH LENDER WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (ii) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         NEITHER BORROWER NOR ANY LENDER NOR THE AGENT SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL DAMAGES ARISING FROM ANY BREACH OF CONTRACT, TORT OR OTHER WRONG RELATING TO THE ESTABLISHMENT, ADMINISTRATION OR COLLECTION OF THE LIABILITIES OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR THE ACTION OR INACTION OF BORROWER UNDER ANY ONE OR MORE HEREOF OR THEREOF.

         12.19 CONNECTICUT PREJUDGMENT WAIVER. EACH BORROWER ACKNOWLEDGES THAT THE TRANSACTIONS EVIDENCED HEREBY ARE PART OF COMMERCIAL TRANSACTIONS AND, TO THE MAXIMUM EXTENT ALLOWED UNDER CONNECTICUT GENERAL STATUTES SECTIONS 52-278A TO 52-278M INCLUSIVE OR ANY OTHER APPLICABLE LAW, HEREBY WAIVES: (A) ALL RIGHTS TO NOTICE AND PRIOR COURT HEARING OR COURT ORDER IN CONNECTION WITH ANY AND ALL PREJUDGMENT REMEDIES TO WHICH LENDERS OR THEIR SUCCESSORS OR ASSIGNS MAY BE ENTITLED TO BY VIRTUE OF ANY DEFAULT OR OTHER PROVISION OF THIS AGREEMENT OR ANY RELATED AGREEMENT, AND (B) ALL RIGHTS TO REQUEST THAT LENDERS OR THEIR SUCCESSORS OR ASSIGNS TO POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT ANY OF THE BORROWERS AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY VIRTUE OF ANY EVENT OF DEFAULT OR UNMATURED EVENT OF DEFAULT HEREUNDER OR UNDER ANY RELATED AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                    EXECUTONE INFORMATION SYSTEMS, INC.


                                    By: /s/A.R. Guarascio
                                    Title:

                                    Address:

                                    478 Wheelers Farms Road
                                    Milford, Connecticut 06460
                                    Telephone: 203-876-7600
                                    Telecopier: 203-882-0400
                                    Attention:Barbara Anderson, Esq.


Commitment

$25,000,000                         CONTINENTAL BANK (formerly known as
                                    Continental Bank NA., an Illinois
                                    Banking Corporation, individually
                                    and as Agent


                                    By: /s/Brian Cullina
                                    Title: V.P.

                                    Address:

                                    231 South LaSalle Street
                                    Chicago, Illinois 60697
                                    Telephone: 312-828-2345
                                    Telecopier: 312-828-7327
                                    Attention:  Business Credit Group

Commitment

$20,000,000                         FLEET BANK N.A.


                                    By:   /s/William H. Creaser
                                    Title:  V.P.

                                    Address:

                                    Structured Finance Group
                                    CTHMM02B
                                    One Constitution Plaza
                                    Hartford, Connecticut  06115
                                    Telephone:  203-644-6144
                                    Telecopier: 203-244-4495
                                    Attention:  William Creaser


Commitment

$10,000,000                          BANK OF BOSTON CONNECTICUT


                                     By:   /s/D.R. Toussaint
                                     Title:  S.V.P.

                                     Address:

                                     One Landmark Square
                                     Suite 2002
                                     Stamford, Connecticut  06901
                                     Telephone:  203-967-3888
                                     Telecopier: 203-967-8169
                                     Attention:  John McCabe

                         LIST OF EXHIBITS AND SCHEDULES


Exhibits:

Exhibit A             Form of Borrowing Base Certificate (ss.2.5(d))
Exhibit B             Form of Assignment and Acceptance Agreement
Exhibit C             Form of Borrower's Counsel's Opinion
Exhibit D             Form of Insurance Endorsement (ss.5.6)
Exhibit E             Form of Notice of Conversion
Exhibit F             Form of Notice of Borrowing

Schedules:

Schedule 4.1          Borrower Trade Names, State of Incorporation &
                      Qualification
Schedule 4.7          Insurance Summary
Schedule 4.8          Schedule of Litigation & Contingent Liabilities
Schedule 4.9          Schedule of Liens
Schedule 4.10         Schedule of Subsidiaries
Schedule 4.11         Schedule of Partnerships & Joint Ventures
Schedule 4.12         Schedule of Business & Collateral Locations
Schedule 4.13         Schedule of Real Property Descriptions and Owners
Schedule 4.15         Schedule of Leases
Schedule 4.16         Schedule of Patents, Trademarks & Copyrights
Schedule 4.18         Schedule of Labor Matters
Schedule 4.19         Schedule of Contingent Employee Benefit Plan
                      Liabilities
Schedule 4.21         Schedule of Noncompliance
Schedule 4.25         Schedule of Environmental Matters
Schedule 4.27         Schedule of Collection Accounts
Schedule 5.15         Schedule of Indebtedness
Schedule 5.18         Schedule of Investments

                                  SUPPLEMENT A
                                       to
            SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                      Dated as of August 30, 1994, Between
         EXECUTONE INFORMATION SYSTEMS, INC. as Borrower ("Borrower"),
             CONTINENTAL BANK, FLEET BANK N.A., and BANK OF BOSTON
                   CONNECTICUT (collectively, "Lenders"), and
                       CONTINENTAL BANK, in its capacity
                      as agent for the Lenders ("Agent").


1. Loan Agreement Reference. This Supplement A, as it may be amended or modified from time to time in accordance with the below-referred Loan Agreement, is a part of the Second Amended and Restated Loan and Security Agreement dated as of August 30, 1994 between Borrower, Agent and Lenders (together with all amendments, restatements, modifications and supplements thereof, the "Loan Agreement").

2. Definitions. Terms used herein which are defined in the Loan Agreement shall have the meaning ascribed to them therein unless the context requires otherwise. In addition, the following terms shall have the following meanings:

                  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Eurodollar Rate" means, for the Interest Period for each Loan made at the Eurodollar Rate, an interest rate per annum obtained by dividing (i) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in dollars are offered by the principal office of Continental in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two (2) Banking Days before the first day of such Interest Period in an amount substantially equal to the Loan made at the Eurodollar Rate and for a period equal to such Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for the Interest Period for each Loan made at the Eurodollar Rate shall be determined by the Agent two (2) Banking Days before the first day of such Interest Period.

                  "Eurodollar Rate Reserve Percentage" for the Interest Period for any Loan made at the Eurodollar Rate means the reserve percentage applicable during such Interest Period (or if more than one such
         percentage   shall  be  so  applicable,   the  daily  average  of  such
         percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Continental with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

                  "Interest Period" means, for each Loan made at the Eurodollar Rate, the period commencing on the date of such Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three months as the Borrower may select, upon notice received by the Agent in accordance with Section 2.5 of the Loan Agreement; provided, however, that whenever the last day of any Interest Period would otherwise occur on a day other than a Banking Day, the last day of such Interest Period shall be extended to occur on the next succeeding Banking Day; provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Banking Day.

                  "Notice of Conversion" shall have the meaning ascribed to such term in Section 4.2.1 of this Supplement.

3.       Borrowing Base.

         3.1 Borrowing Base. The term "Borrowing Base" as used in the Loan Agreement, at the time of determination thereof pursuant to the Borrowing Base Certificate most recently delivered under Section 2.5(c) of the Loan Agreement, shall mean:

                  (i) an amount of up to 80% of the net amount (after deduction of such reserves and allowances as the Agent, in its discretion, determines from time to time to be appropriate, following such consultation with the Required Lenders as the

         Agent, in its sole discretion, determines to be appropriate) of Borrower's Eligible Accounts Receivable, plus

                  (ii) an amount of up to the lesser of (A) 40% of the net value (as determined by the Agent and after deduction of such reserves and allowances as the Agent in its discretion, determines from time to time to be appropriate, following such consultation with the Required Lenders as the Agent, in its sole discretion, determines to be appropriate) of Borrower's Eligible Inventory, or (B) 100% of Borrower's Eligible Accounts Receivable.

         3.2 Agent's Discretion. Notwithstanding anything to the contrary in this Section 3, Agent reserves the right, in its discretion, to at any time reduce any of the percentages or dollar amounts set forth in Section 3.1 above. Borrower agrees that nothing contained in this Supplement A (i) shall be construed as Agent's agreement to resort or look to a particular type or item of Collateral as security for any specific Loan or advance or in any way limit Agent's right to resort to any or all of the Collateral as security for any of the Liabilities, (ii) shall be deemed to limit or reduce any Lien on or any security interest in or upon any portion of the Collateral or other security for the Liabilities, or (iii) shall supersede any provision of the Loan Agreement.

         3.3 Special Reserves. Without limitation of the Agent's discretion to establish reserves and deductions pursuant to Sections 3.1 and 3.2 above, and subject in each case to adjustment as a result of periodic audits, there shall be deducted from the Borrowing Base an amount equal to two (2) month's rent for each of Borrower's Inventory locations with respect to which Agent has not received a Landlord's Consent, to allow for claims against Eligible Inventory.

4.       Interest.

         4.1      Loans.

                  4.1.1 Rates of Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

                           (a) Reference Rate Loans. During such periods as such
                  Loan is a Reference Rate Loan, a rate per annum equal at all times to the Reference Rate in effect from time to time plus the Applicable Percentage.

                           (b) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the Eurodollar Rate for such Interest Period plus the Applicable Percentage.

                  The Borrower shall designate for each Loan the applicable interest rate in the Notice of Borrowing applicable to such Loan.

                  4.1.2 Limit on Option to Choose Eurodollar Rate. If at any time the Agent or Lenders shall determine in good faith that any Change in Law makes it unlawful or impracticable for the Lenders to make, continue, or maintain Eurodollar Rate Loans or to give effect to the Lenders' obligations with respect to Eurodollar Rate Loans, then the Agent or Lender (as the case may be) shall promptly give notice thereof to Borrower, and the Lenders' obligation to make, continue or maintain Eurodollar Rate Loans under the Loan Agreement shall terminate until it is no longer unlawful or impracticable for the Lender to make, continue and maintain such affected Eurodollar Rate Loans, and such affected Eurodollar Rate Loans that are outstanding at the time that such notice is given shall be automatically converted to Reference Rate Loans.

                  4.1.3 Default Rate of Interest. If any amount of the Loans is not paid when due, whether by acceleration or otherwise, the entire unpaid principal balance of the Loans shall bear interest until the amount overdue is paid at a rate per annum equal to the greater of (a) the rate of interest which is 2% higher than the applicable per annum rate of interest otherwise payable hereunder or (b) the rate of interest which is 2% higher than the applicable per annum rate of interest in effect at the time such amount became due. In the case of the Stock Purchase Loan or any Revolving Loan, such interest shall be payable upon demand.

         4.2      Interest Rate Conversions.

                  4.2.1 Conversion Options. On the terms and subject to the conditions of this Agreement and provided that no Event of Default shall have occurred and be continuing, upon written notice to the Agent in substantially the form of Exhibit E to the Loan Agreement (the "Notice of Conver-sion"), the Borrower may (i) convert any Eurodollar Rate Loan to a Reference Rate Loan upon expiration of the applicable Interest Period, (ii) continue to maintain Eurodollar Rate Loans upon the expiration of the applicable Interest Period, or (iii) convert any Reference Rate Loan to a Eurodollar Rate Loan at any time. Such Notice of Conversion shall be delivered to the Agent prior to 1:00 p.m. (Chicago time) three (3) Banking Days prior to the proposed conversion date if conversion to, or continuation of, a Eurodollar Rate Loan is requested, and prior to 1:00 p.m. (Chicago time) one (1) Banking Day prior to the proposed Conversion Date if conversion to a Reference Rate Loan is requested. Each proposed conversion date shall be a Banking Day.

                  4.2.2 Alternative Forms of Notice. In lieu of delivering the above-described Notice of Conversion, the Borrower may give the Agent telephonic notice by the time required for giving such notice under this Section 4.2; provided, however, that such notice shall be confirmed by a telecopy or facsimile transmission to the Agent prior to 1:00 p.m. (New York City time) on the proposed conversion date if conversion of a Loan to a Reference Rate is requested, and if a conversion to or continuation of a Eurodollar Rate is requested shall be confirmed promptly in writing by delivery to the Agent of a Notice of Conversion.

                  4.2.3 Failure to Choose an Interest Rate. If the Borrower shall fail to give notice of the duration of the proposed Interest Period with respect to a proposed conversion of an outstanding Reference Rate Loan to a Eurodollar Rate Loan or a continuation of a Eurodollar Rate Loan, the Borrower shall be deemed not to have elected to convert from the Reference Rate Loan or continue the Eurodollar Rate Loan. If the Borrower shall fail to give a timely and complete Notice of Conversion with respect to an outstanding Eurodollar Rate Loan in accordance with subsections 4.2.1 or 4.2.2, the Borrower shall be deemed to have elected to convert such outstanding Eurodollar Rate Loan to a Reference Rate Loan on the last day of the applicable Interest Period.

                  4.2.4 Irrevocability of Conversion Notices. Any Notice of Conversion (or telephonic notice in lieu thereof) given or deemed to have been given pursuant to this Section 4.2 shall be irrevocable.

                  4.2.5 Mandatory Conversions. Each Eurodollar Rate Loan shall be converted to a Reference Rate Loan at the end of the then applicable Interest Period if (i) an Event of Default has occurred and is continuing and the Lenders have not terminated their commitment to make Loans and declared the outstanding Loans to be due and payable pursuant to Section 6.2 of the Loan Agreement, or (ii) the Lenders shall be unable to determine the Eurodollar Rate or shall have deemed the Eurodollar Rate to be inadequate or unfair (as provided in Section 2.5 of the Loan Agreement). If the making or maintaining of Eurodollar Rate Loans shall be unlawful or impossible (as provided in Section 2.5), all Eurodollar Rate Loans then outstanding shall be converted into Reference Rate Loans on either (a) the last day of the Interest Period or Interest Periods applicable to such Loans if the Lenders may lawfully continue to maintain and fund such Loans until such day, or
         (b) immediately, if the Lenders may not lawfully continue to fund and maintain such Loans.

         4.3 Overdraft Loans; Over Advances. Overdraft Loans and Over Advances shall bear interest at the rate(s) determined pursuant to Section 2.7 and
Section 2.8 of the Loan Agreement.

         4.4 Computation. Changes in any interest rate provided for herein which are due to changes in the Reference Rate shall take effect on the date of the change in the Reference Rate.

         4.5 Interest. Interest accruing on the Loans shall be due and payable monthly in arrears on the last day of each month.

5.       Eligible Account Receivable Requirements.

         5.1 Age. To qualify as an Eligible Account Receivable, the Account Receivable must be due and payable in full within 90 days of the date of the invoice evidencing such Account Receivable, and must not be unpaid on the date that is 90 days after the date of such invoice.

         5.2 Cross Aging. If invoices representing 25% or more of the unpaid net amount of all Accounts Receivable from any one Account Debtor are unpaid more than 90 days after the date of such invoices, then all Accounts Receivable owing from such Account Debtor shall cease to be Eligible Accounts Receivable.

         5.3 Long Distance Service Resale Business. Eligible Accounts Receivable shall not include any Accounts Receivable arising from Borrower's long distance service resale business which is owing from an Account Debtor which does not otherwise lease or purchase equipment or obtain services from Borrower.

6.       Eligible Inventory Requirements.

         6.1 Inventory in Transit. At any time Eligible Inventory shall include up to $10,000,000 of Inventory owned by Borrower which is not in the possession or control of Borrower but otherwise qualifies as Eligible Inventory if (a) such Inventory is in transit to Borrower from a supplier and the Borrower's payment for such Inventory is secured on terms satisfactory to the Agent and (b) the Agent shall be satisfied that the Agent's security interest in such Inventory is a first-priority perfected security interest.

         6.2    Work-In-Process.    Eligible   Inventory   shall   not   include
work-in-process.

         6.3 Inventory Located in Statutory Lien States. At the discretion of the Required Lenders, Inventory located in Florida, New Jersey, Pennsylvania or any other state which provides a landlord with statutory lien rights shall not constitute Eligible Inventory at any time unless and until a Landlord's Consent with respect to the location of such Inventory has been obtained.

                   FIRST AMENDMENT TO THE SECOND AMENDED AND
                      RESTATED LOAN AND SECURITY AGREEMENT


         THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is made as of this 1st day of January, 1995 by and among EXECUTONE Information Systems, Inc., a Virginia corporation with its principal place of business at 478 Wheelers Farms Road, Milford, Connecticut 06460 ("Borrower"), and Bank of America Illinois (formerly known as Continental Bank, which was, itself, formerly known as Continental Bank, N.A.) an Illinois banking corporation) with an office at 231 South LaSalle Street, Chicago, Illinois 60697 ("Bank of America"), as agent for the "Lenders"
(hereinafter defined) (in such capacity, the "Agent"), Fleet Bank N.A. ("Fleet"), and Bank of Boston Connecticut, a Connecticut banking corporation ("Bank of Boston"). Bank of America, Fleet and Bank of Boston are hereinafter collectively referred to as the "Lenders."

                             W I T N E S S E T H :

         WHEREAS, Lenders have made loans, extensions of credit and other financial accommodations to Borrower pursuant to the Second Amended and Restated Loan and Security Agreement dated as of August 30, 1994 ("Loan Agreement") by and among the Agent, the Lenders and Borrower;

         WHEREAS, Borrower and the Lenders have agreed to amend Section 5.29 of the Loan Agreement, and to waive compliance with that Section 5.29 for Fiscal Year 1994, under the terms and conditions set forth herein; and

         NOW, THEREFORE, in consideration of the premises, and in order to induce the Lenders to amend the Loan Agreement pursuant to the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Definitions. Unless otherwise defined herein, and except as provided in Section 2 of this Amendment, all capitalized words and phrases used in this Amendment shall have the same meanings as are specifically set forth in the Loan Agreement.

         2.       Amendments to the Loan Agreement.

                  (a) Section 5.29 to the Loan Agreement is hereby amended by changing the maximum amount of Capital Expenditures permitted under the terms and conditions of Section 5.29 for Fiscal Years 1995 through 1999 to the following:

                    Fiscal Year              Maximum Amount

                       1995                    $7,500,000
                       1996                     7,500,000
                       1997                     7,500,000
                       1998                     7,500,000
                       1999                     7,500,000

                  (b) It is understood by all parties hereto that Continental Bank, an Illinois banking corporation, is now known as Bank of America Illinois, an Illinois banking corporation; and the Loan Agreement is amended so as to delete the defined term, "Continental", wherever that term appears therein, and in its place, insert the term, "Bank of America".

         3. Waiver. Borrower hereby acknowledges and agrees that, for Fiscal Year 1994, it exceeded or permitted its Capital Expenditures to exceed the limit set forth in Section 5.29 of the Loan Agreement by approximately $3,080,000. The Lenders hereby waive Borrower's obligation to comply with Section 5.29 for Fiscal Year 1994. However, the foregoing waiver is limited to the specific matter addressed herein and for the specific time period referenced herein and shall not be deemed a waiver with respect to any other matter or time period, or otherwise restrict the exercise or to prejudice any right or remedy of the Lenders under the Loan Agreement or any other document, agreement or instrument delivered in connection therewith.
         4. Acknowledgment of Borrower. Borrower hereby acknowledges and agrees that: (a) Borrower has no defense, offset or counterclaim with respect to the payment of any sum owed to the Lenders, or with respect to the performance or observance of any warranty or covenant contained in the Loan Agreement or any of the Related Agreements; and (b) the Lenders have performed all obligations and duties owed to Borrower through the date hereof.

         5. Representations and Warranties of Borrower. To induce the Lenders to amend the Loan Agreement and to consider making future Loans thereunder, Borrower represents and warrants to the Lenders that:

                  (a) Compliance with Loan Agreements. On the date hereof, and except as discussed in Section 3 of this Amendment, Borrower is in compliance with all of the terms and provisions set forth in the Loan Agreement (as modified by this Amendment) and no Event of Default or Unmatured Event of Default has occurred and is continuing.

                  (b) Representations and  Warranties.  On the date hereof,  and except as discussed in Section 3 of this Amendment, the representations and warranties set forth in Section 4 of the Loan Agreement are true and correct with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

                  (c) Corporate Authority. Borrower has full power and authority to consummate this Amendment, and to make the borrowings under the Loan Agreement as amended by this Amendment, and has full power and authority to incur and perform the obligations provided for under the Loan Agreement and this Amendment, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders or of any public authority or regulatory body which has not been obtained is required as a condition to the validity or enforceability of this Amendment.

                  (d) Amendment as Binding Agreement. This Amendment constitutes the valid and legally binding obligation of Borrower fully enforceable against Borrower in accordance with its terms.

                  (e) No Conflicting Agreements. The execution and performance by Borrower of this Amendment, and the borrowing by Borrower under the Loan Agreement, as amended, will not (i) violate any provision of law, any order of any court or other agency of government, or the Articles of Incorporation or Bylaws of Borrower; or (ii) violate any indenture, contract, agreement or other instrument to which Borrower is a party, or by which any of its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and or lapse of time) a default under, any such indenture, contract, agreement or other instrument; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower, other than in favor of Agent for the benefit of the Lenders.

         6. Effectiveness of This Amendment. The amendments set forth above shall become effective as of the date of this Amendment only upon the satisfaction of the following conditions precedent:

                  (a) Receipt of Documents. Agent shall have received four (4) copies of this Amendment duly executed by Borrower and the Lenders.

                  (b) No Material Adverse Change. No event shall have occurred which may have a material adverse effect on the financial condition or operations of the Borrower.

                  (c) Fees and Expenses. Borrower shall have paid the amendment fee of $10,000.00 as provided in Section 8 of this Amendment.

         7. Effect on Loan Agreement. Except as specifically amended hereby, the terms and provisions of the Loan Agreement are in all other respects ratified and confirmed and remain in full force and effect. No reference to this Amendment need be made in any notice, writing or other communication relating to the Loan Agreement; any such reference to the Loan Agreement shall be deemed to be a reference thereto as amended by this Amendment.

         8. Fees and Expenses. Borrower hereby agrees to pay all reasonable out-of-pocket expenses incurred by the Lenders in connection with the preparation, negotiation and consummation of this Amendment, and all other documents related hereto (whether or not any borrowing under the Loan Agreement as amended shall be consummated), including, without limitation, the reasonable fees and expenses of the Lenders' counsel, and any filing fees and recordation tax required in connection with the filing of any documents necessary to consummate the provisions of this Amendment. To induce Lenders to enter into this Amendment, Borrower further agrees to pay an amendment fee of $10,000.00 to Bank of America which shall be fully earned and non-refundable upon execution of this Amendment, and which shall be distributed on a pro-rata basis to each of the Lenders pursuant to Sections 2.11 and 2.14 of the Loan Agreement.

         9. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to the conflict of laws principles thereof.

         10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed original and all of which taken together shall constitute one and the same Amendment.

         11. Indemnification. Borrower hereby agrees to indemnify and hold harmless each Lender, the Agent, their respective affiliates and their respective directors, officers, employees, agents and controlling persons (each being an "Indemnified Party") from and against any and all claims, damages, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be incurred by or asserted against such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising out of or relating to the Loan Documents and this Amendment, whether or not such Indemnified Party is a party hereto, provided that Borrower shall not be liable for any such claims, damages, liabilities or expenses resulting from such Indemnified Party's own gross negligence or willful misconduct. The obligations of the Borrower described in this Section are independent of all other obligations of the Borrower hereunder and under the documentation which will evidence the transactions contemplated hereunder and shall survive the expiration and termination of the Loan Agreement, and shall be payable on demand.

         12. Release. In consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower for itself and on behalf of all present and former officers, directors, stockholders, agents, employees, predecessors, subsidiaries, affiliates, successors and assigns (all of the foregoing hereafter collectively referred to as ("Releasors") have fully and forever remised, released and discharged and do hereby fully and forever remise, release and discharge the Lenders, and each and all of their respective subsidiary and affiliated corporations, companies, divisions, predecessors, successors and assigns, and each and all of its directors, officers, employees, attorneys, accountants, consultants, and other agents, of and from all manner of actions, cause and causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, judgments, executions, claims and demands of whatsoever, whether or not concealed or hidden, arising out of or relating to any matter, cause or thing whatsoever, which the Releasors, jointly or severally, have had, may have had, or now have, or which the Releasors, jointly or severally, hereafter can, shall or may have, for or by reason of any matter, cause or thing whatsoever, whenever arising, to and including the date of this Amendment.

         IN WITNESS WHEREOF, Borrower has caused this Amendment to be duly executed under seal by its duly authorized officer and the Lenders have caused this Amendment to be executed by their duly authorized officers, all as of the date and year first above written.


                                    EXECUTONE INFORMATION SYSTEMS, INC.
                                    a Virginia corporation


                                    By: /s/A.R. Guarascio
                                    Name:Anthony R. Guarascio
                                    Its: Vice President and
                                    Corporate Controller

                                    BANK OF AMERICA ILLINOIS,
                                    individually, and as Agent


                                    By: /s/George C. Lyman
                                    Name:George C. Lyman
                                    Its: Vice President



                                    FLEET BANK N.A.


                                    By:  /s/Frederick A. Meagher
                                    Name:Frederick A. Meagher
                                    Its: Vice President



                                    BANK OF BOSTON CONNECTICUT


                                    By:  /s/W. Lincoln Schoff Jr.
                                    Name:W. Lincoln Schoff Jr.
                                    Its: Director